EXHIBIT 10.33.1

CREDIT AGREEMENT
Dated as of May 3, 2010
among
FELCOR/CMB BUCKHEAD HOTEL, L.L.C.
FELCOR/CMB MARLBOROUGH HOTEL, L.L.C.,
FELCOR/CMB CORPUS HOLDINGS, L.P.,
FELCOR/CMB ORSOUTH HOLDINGS, L.P.,
FELCOR/CMB SSF HOLDINGS, L.P.,
FELCOR S-4 HOTELS (SPE), L.L.C.,
DJONT/CMB BUCKHEAD LEASING, L.L.C.,
DJONT/CMB FCOAM, L.L.C.,
DJONT/CMB CORPUS LEASING, L.L.C.,
DJONT/CMB ORSOUTH LEASING, L.L.C.,
DJONT/CMB SSF LEASING, L.L.C.,
FELCOR S-4 LEASING (SPE), L.L.C., and
FCH/SH LEASING II, L.L.C.,
each as a Borrower,
FORTRESS CREDIT CORP.,
as Administrative Agent,
FORTRESS CREDIT CORP.,
as Initial Lender,
and
The Other Lenders Party Hereto

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SCHEDULES

1	Allocated Loan Amounts
2	Schedule of Monthly Amortization Payments
3	Permitted Fund Managers
3.1(a)	Property Account Banks; List of Accounts
3.2	Initial Monthly Pegged Amount
4	Borrower Account Information
6.11	Condemnation Matters
6.15	Ownership of Collateral Properties
6.25	Leases
6.33	Borrowers Principal Place of Business, State of Organization; Tax Identification Number
6.37	Environmental Matters
6.39	Schedule of Operating Rent Arrearages
6.42	Service Contracts
6.43	Personal Property Leases and Financings
6.46	Organizational Chart
7.10(d)	Form of Manager’s Monthly Report
7.10(e)	2010 Approved Budgets for each of the Collateral Properties
8.3	Existing Liens
9.5	Required Repairs
12.2	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A —	Form of Assignment and Assumption
Exhibit B —	Form of Note
Exhibit C —	Intentionally Omitted
Exhibit D —	Form of Credit Card Direction Letter
Exhibit E —	Survey Requirements
Exhibit F —	Operating Statement
Exhibit G—	Form of FF&E Draw Request

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CREDIT AGREEMENT
          THIS CREDIT AGREEMENT is entered into as of May 3, 2010, among FELCOR/CMB BUCKHEAD HOTEL, L.L.C., FELCOR/CMB MARLBOROUGH HOTEL, L.L.C., and FELCOR S-4 HOTELS (SPE), L.L.C., each a Delaware limited liability company, FELCOR/CMB ORSOUTH HOLDINGS, L.P., FELCOR/CMB CORPUS HOLDINGS, L.P., and FELCOR/CMB SSF HOLDINGS, L.P., each a Delaware limited partnership,(each, an “Owner,” and collectively, the “Owners”), DJONT/CMB BUCKHEAD LEASING, L.L.C., DJONT/CMB FCOAM LEASING, L.L.C., DJONT/CMB CORPUS LEASING, L.L.C., DJONT/CMB ORSOUTH LEASING, L.L.C., DJONT/CMB SSF, L.L.C., FELCOR S-4 LEASING (SPE), L.L.C., and FCH/SH LEASING II, L.L.C., each a Delaware limited liability company (each an “Operating Lessee,” and collectively, the “Operating Lessees”) (Owners and Operating Lessees to be referred to collectively as “Borrowers” and each a “Borrower”), FORTRESS CREDIT CORP., a Delaware corporation (in such capacity, the “Initial Lender”) and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and FORTRESS CREDIT CORP., a Delaware corporation, as Administrative Agent.
PRELIMINARY STATEMENTS:
          Each Borrower is a special purpose entity owned directly or indirectly by FelCor Lodging Limited Partnership (“FelCor Op”) to make and administer various investments in the Collateral Properties (hereinafter defined).
          Borrowers have requested that the Lenders provide a loan to (a) refinance certain existing Indebtedness secured, in part, by the Collateral Properties (the “Existing Indebtedness”), (b) make deposits into the Reserve Accounts on the date hereof in the amounts provided herein, (c) purchase the Initial Rate Cap Agreement, and (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, and the Lenders have indicated their willingness to lend to Borrowers, on a joint and several basis, on the terms and subject to the conditions set forth herein.
          In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Defined Terms.
          As used in this Agreement, the following terms shall have the meanings set forth below:
          “Acceptable Appraisal” means an appraisal acceptable to Administrative Agent as to form, assumptions, substance and appraisal date, prepared by a qualified professional appraiser acceptable to Administrative Agent, and having the minimum qualifications required by Administrative Agent from time to time.
          “Acceptable Counterparty” means any counterparty to an Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “A” by S&P and “A2” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk.
          “Account Collateral” means: (a) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (b) any and all amounts invested in Permitted Investments; (c) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (d) to the extent not covered by clauses (a) — (c) above, all “proceeds” (as defined under the UCC) of any or all of the foregoing.
          “Accounts” means the Property Accounts and the Lockbox Account.
          “Accounts Receivable” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.
          “Act” has the meaning specified in Section 6.34.
          “Appraised Loan to Value Ratio” means, as of any date of determination the ratio of (a) the Outstanding Amount to (b) the aggregate Appraised Value of all Collateral Properties.
          “Additional Interest Rate Cap Agreements” means, individually and collectively, as the context requires, the Second Interest Rate Cap Agreement, the Third Interest Rate Cap Agreement and the Fourth Interest Rate Cap Agreement.
          “Administrative Agent” means Fortress Credit Corp., a Delaware corporation, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Consultant” shall mean an environmental consultant selected by Administrative Agent in its sole and absolute discretion.
          “Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.2, or such other address or account as Administrative Agent may from time to time notify to Borrowers and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
          “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
          “Agent Parties” has the meaning specified in Section 12.2(c).
          “Aggregate Debt Service Coverage Ratio” means, as of any date of determination, the ratio in which:
     (a) the numerator is EBITDA for the twelve (12) month period ending on last day of the calendar month immediately preceding such date of determination (or, if Borrowers have not yet received from the applicable Managers the financial reporting information for the immediately preceding calendar month, based upon the then most recent twelve (12) month period for which Borrowers have received reporting), less the sum of (i) Capital Expenditure reserves equal to four percent (4%) of Gross Income from Operations and (ii) to the extent not deducted in the calculation of EBITDA, assumed Management Fees of two percent (2%) of Gross Income from Operations; and

     (b) the denominator is the sum of (i) the aggregate amount of principal and interest on the Loan and (ii) the aggregate amount of principal and interest that would have been due and payable on the Permitted Future Mezzanine Loan during such period;
provided, however, that if any Collateral Property Release(s) were effected, or if any Back-End Amortization Payments were made, during the reference period, the numerator and denominator of this definition shall be adjusted to reflect such Collateral Property Release(s) (in which case, the amounts shall be calculated as if such Collateral Property Release occurred on the first day of the reference period) or Back-End Payment (in which case, the amounts shall be calculated as if such Back-End Amortization Payment was made on the first day of the reference period).
          “Agreement” means this Credit Agreement, as modified by the Letter Agreement.
          “Allocable Amount” means, with respect to any Borrower, as of any date of determination, an amount equal to the maximum amount which could then be claimed under such Borrower’s Co-Borrower Obligations without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Federal Bankruptcy Code (11 U.S.C. Sec. 101 et seq.) or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
          “Allocated Loan Amount” means for a Collateral Property, as of any date of determination:
     (a) the ratio of (i) the Appraised Value of such Collateral Property to (ii) the aggregate Appraised Value of all Collateral Properties, expressed as a percentage; multiplied by
     (b) the principal amount of the Outstanding Obligations.
For the purposes of this definition, the Allocated Loan Amounts for the Collateral Properties as of the date of this Agreement are set forth on Schedule 1 attached hereto and made a part hereof. Unless Administrative Agent requests otherwise and requires new Acceptable Appraisals, the Allocated Loan Amounts on said Schedule 1 shall remain in place throughout the term of the Loan.
          “ALTA” means the American Land Title Association, or any successor thereto.
          “Annual Budget” means an operating budget, including all planned Capital Expenditures, and FF&E budgeted information, for each Collateral Property prepared by the appropriate Manager and approved by the applicable Borrower for the applicable fiscal year or other period, and which operating budget shall contain specific Operating Expense allocations for each calendar month during such fiscal year or other period.
          “Applicable Interest Rate” means, the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time in an amount equal to the greater of (i) LIBOR plus the Spread for the applicable Interest Period, and (ii) eight and one-tenth percent (8.10%) per annum; provided, however, that if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 4.2 or Section 4.3, Borrowers shall pay interest on the outstanding principal amount of the Loan at the greater of (x) the Prime Rate plus the Prime Rate Spread and (y) eight and one-tenth percent (8.10%) per annum; and provided, further, however, that at any time that more than one (1) Note is issued and outstanding and such Notes accrue at different rates of interest, (A) notwithstanding anything contained in this definition to the contrary, the “Applicable Interest Rate” shall equal the weighted average interest rate of the Notes then outstanding, and (B) provided no Event of Default has occurred, the weighted average interest rate of the Notes then outstanding shall not exceed the greater of (1) LIBOR plus the Spread for the applicable Interest Period, and (2) eight and one-tenth percent (8.10%) per annum, unless the Loan has been converted to a Prime Rate Loan pursuant to the provisions of Section 4.2 or Section 4.3, in which case the weighted average interest rate of the Notes then outstanding shall not exceed the greater of (x) the Prime Rate plus the Prime Rate Spread and (y) eight and one-tenth percent (8.10%) per annum.
          “Applicable Percentage” means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Loan represented by the principal amount of the Loan held by such Lender at such time.
          “Appraised Value” means the value for a Collateral Property set forth in the most recent Acceptable Appraisal.
          “Approved Annual Budget” has the meaning specified in Section 7.10(d).
          “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Approved Servicer” has the meaning provided in the definition of “Qualified Institutional Lender.”
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of the Administrative Agent, to the extent required under Section 12.6(b)), in substantially the form of Exhibit A or any other form, approved by Administrative Agent.
          “Assignment and Assumption of Operating Leases” means the Assignment and Assumption of Leases by and between FelCor Lodging LP as “Assignor” and FelCor/MM S-7 Holdings, L.P. as “Assignee” dated April 20, 2000, affecting each of the Sheraton Operating Leases.
          “Assignment of Agreements, Licenses, Permits, and Contracts” means that certain Assignment of Agreements, Licenses, Permits, and Contracts, dated as of the date hereof, made by Borrowers in favor of Administrative Agent.
          “Assignment of Leases and Rents” means with respect to each Collateral Property that certain first priority Assignment of Leases and Rents dated as of the date hereof, from each applicable Borrower, as assignor to Administrative Agent, as assignee, assigning to Administrative Agent on behalf of Lenders all of such Borrowers’ interest in and to the Leases and Rents of such Collateral Property as security for the Obligations.
          “Assumed Rate” means, as of the date on which the Loan (or any portion thereof) is prepaid, the Applicable Interest Rate as of such date of prepayment.
          “Assumption” has the meaning set forth in Section 8.19(b).
          “Assumption Fee” has the meaning set forth in Section 8.19(c).

          “Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
          “Award” means any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Collateral Property.
          “Back-End Amortization Payment” means a payment equal to the greater of (x) an amount sufficient to reduce the outstanding principal balance of the Loan such that the Debt Service Coverage Ratio after the application of such payment shall be equal to 1.10 to 1.00, and (y) $15,000,000.
          “Base Management Fee” means the base management fee to be paid under the applicable Management Agreement, which shall not include any incentive or similar performance based fees pursuant to such agreement.
          “Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.
          “Borrower Account” shall mean that certain account set forth on Schedule 4,1 or such other account as Borrowers may designate from time to time by written notice to Administrative Agent.
          “Borrower Determined Loan to Value Ratio” means, as of any date of determination, the ratio of (a) the Outstanding Amount to (b) the aggregate market value of all Collateral Properties as reasonably determined by Borrowers in their good faith judgment, and which determination shall have been certified by a Responsible Officer of Borrowers and delivered to Administrative Agent together with the applicable Collateral Property Release Notice.
          “Borrower Materials” means information and materials made available by Administrative Agent to Lenders which were provided by or on behalf of Borrowers.
          “Brand Standards Letter Agreement” means that certain Letter Agreement re: Brand Standards and QA Understandings, dated as of June 23, 2009, by and between TRS Holdings (on behalf, among other parties, Embassy Corpus Christi Operating Lessee), Hilton Hotels Corp., HLT Existing Franchise Holdings LLC, Embassy Suites Franchise LLC and Doubletree Franchise LLC.
          “Brand Standards Renovation” has the meaning set forth in Section 7.29.
          “Brand Standards Renovation Payment Amount” has the meaning set forth in Section 7.29.
          “Brand Standards Renovation Work Plan” has the meaning set forth in Section 7.29.
          “Breakage Costs” has the meaning set forth in Section 4.05.

[1]	We need this info from Borrowers. This is the bank account(s) into which money flows out of the Sheraton lockbox account (pre-Lockbox Trigger Event).

          “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of the State of New York, or are in fact closed in, the state where Administrative Agent’s Office is located, and if such day relates to the determination of the Applicable Interest Rate, means any such day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
          “Business Party” has the meaning specified in Section 6.34(x).
          “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations).
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          “cash” means coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.
          “Casualty” has the meaning specified in Section 9.2.
          “Casualty Consultant” has the meaning specified in Section 9.4(e).
          “Casualty Retainage” has the meaning specified in Section 9.4(f).
          “CDO” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”
          “CDO Asset Manager” with respect to any Securitization Vehicle which is a CDO, means the entity which is responsible for managing or administering the Loan (or any interest therein) as an underlying asset of such Securitization Vehicle or, if applicable, as an asset of any Intervening Trust Vehicle (including, without limitation, the right to exercise any consent and control rights available to the holder of the Loan or the interest therein).
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 49.99% of the then-exercisable aggregate ordinary voting power represented by the issued and outstanding Equity Interests of FelCor Trust or FelCor Op; (b) the acquisition of Control of FelCor Trust or FelCor Op by any Person or group; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of FelCor Trust by Persons who were neither (i) nominated by the board of directors of FelCor Trust nor (ii) appointed by directors so nominated.
          “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Closing Date” means the first date all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 12.1.

          “Co-Borrower Obligations” means the joint and several liability of each Borrower for the full and prompt payment of the Obligations.
          “Co-Borrower Payment” has the meaning set forth in Section 12.22.
          “Code” means the Internal Revenue Code of 1986.
          “Collateral” means (a) all of the “Property” referred to in each of the Mortgages, (b) all Account Collateral, and (c) all of the other property that is or is intended under the terms of the Loan Documents to be subject to Liens in favor of the Secured Parties.
          “Collateral Accounts” has the meaning specified in Section 6.40.
          “Collateral Assignment of Interest Rate Cap Agreement” means (i) that certain Collateral Assignment of Interest Rate Cap Agreement dated as of the date hereof, executed by Borrowers for the benefit of the Lender in connection with the Loan and the Initial Interest Rate Cap Agreement, and (ii) with respect to each of the Additional Interest Rate Cap Agreements, a Collateral Assignment of Interest Rate Cap Agreement delivered in connection with each such Additional Interest Rate Cap Agreements (which shall be substantially similar to the Collateral Assignment of Interest Rate Cap Agreement delivered on the Closing Date, with any changes subject to Administrative Agreements approval, which shall not be unreasonably withheld, conditioned or delayed), in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Collateral Document” means, collectively, each Mortgage, each Operating Lease Subordination Agreement, each Assignment of Leases and Rents, each Property Account Agreement, each Manager’s Consent and Subordination of Management Agreement, each Franchisor Comfort Letter, and all financing statements, instruments, documents or filings necessary to establish or maintain Liens in favor of the Secured Parties.
          “Collateral Property” means, each hotel project listed on Schedule 6.15 together with all “Property” defined in the Mortgages with respect to such project.
          “Collateral Property Release” has the meaning specified in Section 2.10.
          “Collateral Property Release Notice” has the meaning specified in Section 2.10.
          “Condemnation” means a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Collateral Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Collateral Property or any part thereof.
          “Condemnation Proceeds” has the meaning specified in Section 9.4.
          “Constituent Member” has the meaning specified in Section 12.9.
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Contribution Obligations” has the meaning set forth in Section 12.22.

          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Counterparty” means, with respect to the Initial Interest Rate Cap Agreement, the counterparty thereunder, and with respect to any Replacement Interest Rate Cap Agreement or any Additional Interest Rate Cap Agreement, any substitute Acceptable Counterparty.
          “Culinaire Lease” means the Restaurant Lease Agreement dated as of September 22, 2000, between Embassy Orlando South Operating Lessee, as landlord, and Culinaire of Florida, Inc., a Florida corporation, as tenant, as amended prior to the date hereof, and as the same may be further amended in accordance with the terms hereof.
          “Debt Service” means, the sum of (a) all interest, amortization payments, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Borrowers and their Subsidiaries, on a consolidated basis, for the most recently completed four (4) fiscal quarters.
          “Debt Service Coverage Ratio” means, as of any date of determination, the ratio in which:
     (a) the numerator is EBITDA for the twelve (12) month period ending on last day of the calendar month immediately preceding such date of determination (or, if Borrowers have not yet received from the applicable Managers the financial reporting information for the immediately preceding calendar month, based upon the then most recent twelve (12) month period for which Borrowers have received reporting), less the sum of (i) Capital Expenditure reserves equal to four percent (4%) of Gross Income from Operations and (ii) to the extent not deducted in the calculation of EBITDA, assumed Management Fees of two percent (2%) of Gross Income from Operations; and
     (b) the denominator is the aggregate amount of principal and interest on the Loan due and payable during such period;
provided, however, that if any Collateral Property Release(s) were effected, or if any Back-End Amortization Payments were made, during the reference period, the numerator and denominator of this definition shall be adjusted to reflect such Collateral Property Release(s) (in which case, the amounts shall be calculated as if such Collateral Property Release occurred on the first day of the reference period) or Back-End Payment (in which case, the amounts shall be calculated as if such Back-End Amortization Payment was made on the first day of the reference period).
          “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Debt Yield” means (i) the Net Operating Income of Borrowers, divided by (i) the Outstanding Amount.

          “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
          “Default Rate” means a rate per annum equal to the lesser of (a) the Maximum Rate, or (b) the Applicable Interest Rate plus five percent (5%) per annum.
          “Defaulting Lender” means any Lender that (a) has failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Determination Date” means, with respect to any Interest Period, the date that is two (2) London Business Days prior to the first day of such Interest Period.
          “Disclosure Document” has the meaning set forth in Section 14.1.2.
          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Dollar” and “$” mean lawful money of the United States.
          “Doubletree Management” means Doubletree Management LLC, a Delaware limited liability company.
          “DJONT Operations” means DJONT Operations, L.L.C., a Delaware limited liability company.
          “DSCR Trigger Event” means the occurrence, as of the last day of any calendar quarter, of a Debt Service Coverage Ratio of less than 1.10 to 1.0.
          “EBITDA” means, at any date of determination, an amount equal to (a) the aggregate Net Income of Borrowers for the most recently completed twelve (12) months of Borrowers (or, if Borrowers have not yet received from the applicable Managers the financial reporting information for the immediately preceding calendar month, based upon the then most recent twelve (12) month period for which Borrowers have received reporting), plus (b) the following to the extent deducted in calculating such Net Income: (i) Debt Service; (ii) the provision for Federal, state and local income taxes payable; (iii) depreciation and amortization expense; (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by Borrowers for such period) and (v) amortization of intangibles for such period, all extraordinary non-recurring items of expenses, such as employee severance expenses and hurricane expenses non-cash write-off of deferred financing costs (provided, however, that in the case of clause (iv) and clause (v) above, Borrowers will use the same amounts for “non-recurring expenses” as Borrowers’ Affiliates have included in public disclosure as a reconciling item to “Adjusted EBITDA”, allocated to the Collateral Properties to the extent applicable to the Collateral Properties), and costs, premiums, and penalties arising by contract in connection with the prepayment of Indebtedness, minus (c) the following to the extent included in calculating such Net Income: (i) Federal, state and local income tax credits and (ii) all non-recurring non-cash items increasing Net Income (in each case of or by Borrowers for such period), if and to the extent that such amounts of “non-recurring non-cash items” have been included by Borrowers’ Affiliates in public disclosures as a reconciling item to “Adjusted EBITDA”, allocated to the Collateral Properties, to the extent applicable to such Collateral Properties.
          “Eligible Account” means a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or State-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or State chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a State chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R.§ 9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and State authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.6(b)(iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.6(b)(iii)).
          “Eligible Institution” means a depository institution or trust company, insured by the Federal Deposit Insurance Corporation, (a) the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1 by Fitch in the case of accounts in which funds are held for thirty (30) days or less, or (b) the long term unsecured debt obligations of which are rated at least AA by Fitch and S&P and Aa2 by Moody’s in the case of accounts in which funds are held for more than thirty (30) days.
          “Eligibility Requirements” means, with respect to any Person, that such Person (i) has at least $200,000,000 in capital/statutory surplus or shareholders’ equity (except with respect to a pension advisory firm or similar fiduciary) and at least $600,000,000 in total assets (in name or under management), and (ii) is regularly engaged in the business of making or owning commercial real estate loans (or interests in commercial real estate loans) or mezzanine loans (or interests in mezzanine loans).
          “Embassy Atlanta Buckhead Fee Owner” means FelCor Op and any successor thereto, as permitted pursuant to this Agreement.
          “Embassy Atlanta Buckhead Franchise Agreement” means the Embassy Suites License Agreement dated October 17, 1996 by and between DJONT Operations, as licensee, and Promus Hotels, as licensor, with respect to the Embassy Atlanta Buckhead Property, as assigned by DJONT Operations to DJONT Leasing, L.L.C., a Delaware limited liability company, pursuant to that certain Assignment and Assumption of Operating Agreements dated January 31, 1997, as modified by that certain Letter Agreement Re: Brand Standards and QA Understandings dated June 23, 2009, between FelCor TRS Holdings, for itself and on behalf of all its subsidiaries in the list attached thereto, Hilton Hotels Corporation, HLT Existing Franchise Holding LLC, Embassy Suites Franchise LLC and Doubletree Franchise LLC.
          “Embassy Atlanta Buckhead Ground Lease” means the Ground Lease dated April 30, 2000, by and between Embassy Atlanta Buckhead Fee Owner, as lessor, and Embassy Atlanta Buckhead Owner, as lessee, and evidenced by that certain First Amendment to Ground Lease and Memorandum of Lease dated May 3, 2010, to be recorded in the Office of the Clerk of Superior Court of Fulton County, Georgia.
          “Embassy Atlanta Buckhead Management Agreement” means the Management Agreement dated as of October 17, 2006 by and between Embassy Atlanta Buckhead Operating Lessee,

as “Owner,” and Promus Hotels, as “Manager,” with respect to the Embassy Atlanta Buckhead Property, as assigned by Promus Hotels to Embassy Suites Management pursuant to that certain Agreement of Assignment of Management Agreement dated October 24, 2007, as modified by that certain Master Agreement for Extension of Management Agreements, dated January 1, 2009, by and between FelCor TRS Holdings, for itself and its subsidiaries listed on Exhibit “A” attached thereto, Embassy Suites Management, Doubletree Management and Hilton Management.
          “Embassy Atlanta Buckhead Operating Lease” means the Lease Agreement dated October 17, 1996, by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and DJONT Operations, as lessee, as assigned by DJONT Operations, to DJONT Leasing, L.L.C., pursuant to that certain Assignment and Assumption of Agreements dated January 31, 1997, as modified by the Omnibus Operating Lease Amendment, and further assigned by DJONT Leasing, L.L.C. to Embassy Atlanta Buckhead Operating Lessee, pursuant to that certain Assignment and Assumption of Agreements dated April 30, 2000, and assigned by FelCor Op to Embassy Atlanta Buckhead Owner, pursuant to that certain Assignment and Assumption of Lease dated April 30, 2000, and evidenced by that certain Memorandum of Lease recorded on May 4, 2000, in the Office of the Clerk of Superior Court of Fulton County, Georgia in Deed Book 28998, Page 69, as further modified by that certain Agreement for Extension of Lease dated October 31, 2006 by and between Embassy Atlanta Buckhead Owner and Embassy Atlanta Buckhead Operating Lessee, and as further modified by that certain Second Agreement for Extension of Lease dated January 1, 2010 by and between Embassy Atlanta Buckhead Owner and Embassy Atlanta Buckhead Operating Lessee, as further evidenced by that certain First Amendment to Memorandum of Lease dated as of May 3, 2010, to be recorded in the Office of the Clerk of Superior Court of Fulton County, Georgia.
          “Embassy Atlanta Buckhead Operating Lessee” means DJONT/CMB Buckhead Leasing, L.L.C., a Delaware limited liability company.
          “Embassy Atlanta Buckhead Owner” means FelCor/CMB Buckhead Hotel, L.L.C., a Delaware limited liability company.
          “Embassy Atlanta Buckhead Property” means the Embassy Suites — Atlanta Buckhead.
          “Embassy Boston Marlborough Fee Owner” means FelCor Op and any successor thereto as permitted pursuant to this Agreement.
          “Embassy Boston Marlborough Franchise Agreement” means the Embassy Suites License Agreement dated June 30, 1995 by and between FCOAM, Inc., a wholly-owned subsidiary of DJONT Operations, as licensee, and Embassy Suites, as licensor, with respect to the Embassy Boston Marlborough Property, as assigned by FCOAM Inc. to Embassy Boston Marlborough Operating Lessee, pursuant to that certain Assignment and Assumption of Agreements dated as of April 30, 2000, as modified by that certain Letter Agreement Re: Brand Standards and QA Understandings dated June 23, 2009, between FelCor TRS Holdings, for itself and on behalf of all its subsidiaries in the list attached thereto, Hilton Hotels Corporation, HLT Existing Franchise Holding LLC, Embassy Suites Franchise LLC and Doubletree Franchise LLC.
          “Embassy Boston Marlborough Ground Lease” means the Ground Lease dated April 30, 2000, by and between Embassy Boston Marlborough Fee Owner, as lessor, and Embassy Boston Marlborough Owner, as lessee, and evidenced by that certain Memorandum of Lease recorded with Middlesex South Registry of Deeds as Document # 651 in Book 31380, Page 438, on May 5, 2000, as extended by that certain First Amendment to Ground Lease and Notice of Lease dated May 3, 2010 to be recorded in the Middlesex South Registry of Deeds.

          “Embassy Boston Marlborough Management Agreement” means the Management Agreement dated as of June 30, 2005 by and between Embassy Boston Marlborough Operating Lessee, as “Owner,” and Promus Hotels, as “Manager,” with respect to the Embassy Boston Marlborough Property, as modified by that certain Letter Agreement Re: Clarification of Management Agreements, dated March 31, 2006, between Promus Hotels and FelCor Trust, on behalf of its subsidiaries listed on the signature page thereto, as assigned by Promus Hotels to Embassy Suites Management pursuant to that certain Agreement of Assignment of Management Agreement dated October 24, 2007, as modified by that certain Master Agreement for Extension of Management Agreements, dated January 1, 2009, by and between FelCor TRS Holdings, for itself and its subsidiaries listed on Exhibit “A” attached thereto, Embassy Suites Management, Doubletree Management and Hilton Management.
          “Embassy Boston Marlborough Operating Lease” means the Lease Agreement dated June 30, 1995, by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and FCOAM, Inc., as lessee, as modified by that certain Amendment to Lease Agreement dated September 23, 1996, as further modified by the Omnibus Operating Lease Amendment dated June 30, 1998 and assigned by FCOAM, Inc. to Embassy Boston Marlborough Operating Lessee, pursuant to that certain Assignment and Assumption of Agreements dated April 30, 2000, and assigned by FelCor Op to Embassy Boston Marlborough Owner pursuant to that certain Assignment and Assumption of Lease dated April 30, 2000, and evidenced by that certain Memorandum of Lease recorded with Middlesex South Registry of Deeds as Document # 652 in Book 31380, Page 442, on May 5, 2000, as further modified by that certain Agreement for Extension of Lease dated January 1, 2010 by and between Embassy Boston Marlborough Owner and Embassy Boston Marlborough Operating Lessee, as further evidenced by that certain First Amendment to Memorandum of Lease dated as of May 3, 2010, to be recorded in the Middlesex South Registry of Deeds.
          “Embassy Boston Marlborough Operating Lessee” means DJONT/CMB FCOAM, L.L.C., a Delaware limited liability company.
          “Embassy Boston Marlborough Owner” means FelCor/CMB Marlborough Hotel, L.L.C., a Delaware limited liability company.
          “Embassy Boston Marlborough Property” means the Embassy Suites — Boston Marlborough.
          “Embassy Corpus Christi Owner” means FelCor/CMB Corpus Holdings, L.P., a Delaware limited partnership, and any successor thereto as permitted pursuant to this Agreement.
          “Embassy Corpus Christi Franchise Agreement” means the Embassy License Agreement dated July 19, 1995 by and between DJONT Operations, as licensee, and Promus Hotels, as licensor, with respect to the Embassy Corpus Christi Property, as assigned by DJONT Operations to Embassy Corpus Christi Operating Lessee pursuant to that certain Assignment and Assumption of Agreements dated as of April 30, 2000, as modified by that certain Letter Agreement Re: Brand Standards and QA Understandings dated June 23, 2009, between FelCor TRS Holdings, for itself and on behalf of all its subsidiaries in the list attached thereto, Hilton Hotels Corporation, HLT Existing Franchise Holding LLC, Embassy Suites Franchise LLC and Doubletree Franchise LLC.
          “Embassy Corpus Christi Franchisor” means the Franchisor under the Embassy Corpus Christi Franchise Agreement.
          “Embassy Corpus Christi Management Agreement” means the Management Agreement dated as of July 19, 2005 by and between Embassy Corpus Christi Operating Lessee, as “Owner,” and

Promus Hotels, as “Manager,” with respect to the Embassy Corpus Christi Property, as modified by that certain Letter Agreement Re: Clarification of Management Agreements, dated March 31, 2006, between Promus Hotels and FelCor Trust, on behalf of its subsidiaries listed on the signature page thereto, as assigned by Promus Hotels to Embassy Suites Management pursuant to that certain Agreement of Assignment of Management Agreement dated October 24, 2007, as modified by that certain Master Agreement for Extension of Management Agreements, dated January 1, 2009, by and between FelCor TRS Holdings, for itself and its subsidiaries listed on Exhibit “A” attached thereto, Embassy Suites Management, Doubletree Management and Hilton Management.
          “Embassy Corpus Christi Operating Lease” means the Lease Agreement dated July 19, 1995, by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and DJONT Operations, as lessee, as modified by that certain Amendment to Lease Agreement dated as of September 23, 1996, as further modified by the Omnibus Operating Lease Amendment, and assigned by FelCor Op to Embassy Corpus Christi Owner, pursuant to that certain Assignment and Assumption of Lease dated April 30, 2000, and assigned by DJONT Operations to Embassy Corpus Christi Operating Lessee, pursuant to that certain Assignment and Assumption of Agreements dated April 30, 2000, and evidenced by that certain Memorandum of Lease recorded on May 4, 2000 as Document No. 2000018163, in the Official Public Records of Nueces County, Texas, as further modified by that certain Agreement for Extension of Lease dated January 1, 2010 by and between Embassy Corpus Christi Owner and Embassy Corpus Christi Operating Lessee, as further evidenced by that certain First Amendment to Memorandum of Lease, dated as of May 3, 2010, to be recorded in the Official Public Records of Nueces County, Texas.
          “Embassy Corpus Christi Operating Lessee” means DJONT/CMB Corpus Leasing, L.L.C., a Delaware limited liability company.
          “Embassy Corpus Christi Property” means the Embassy Suites — Corpus Christi.
          “Embassy Management Agreements” means the Embassy Atlanta Buckhead Management Agreement, Embassy Boston Marlborough Management Agreement, Embassy Corpus Christi Management Agreement, Embassy Orlando South Management Agreement and Embassy SF Airport Management Agreement, and “Embassy Management Agreement” means any one of the Embassy Management Agreements.
          “Embassy Manager” means the Manager of the Embassy Atlanta Buckhead Property, Embassy Boston Marlborough Property, Embassy Corpus Christi Property, Embassy Orlando South Property and Embassy SF Airport Property.
          “Embassy Manager Account” means such bank account as any Embassy Manager may from time to time designate by written notice to Administrative Agent.
          “Embassy Operating Lessees” means the Embassy Atlanta Buckhead Operating Lessee, Embassy Boston Marlborough Operating Lessee, Embassy Corpus Christi Operating Lessee, Embassy Orlando South Operating Lessee and Embassy SF Airport Operating Lessee, and “Embassy Operating Lessee” means any one of the Embassy Operating Lessees.
          “Embassy Orlando South Fee Owner” means FelCor Op and any successor thereto as permitted pursuant to this Agreement.
          “Embassy Orlando South Franchise Agreement” means the Embassy Suites License Agreement dated July 28, 1994 by and between DJONT Operations, as licensee, and Promus Hotels,

successor in interest to Embassy Suites, Inc., as licensor, with respect to the Embassy Orlando South Property, as assigned by DJONT Operations to Embassy Orlando South Operating Lessee pursuant to that certain Assignment and Assumption of Agreements dated April 30, 2000, as modified by that certain Letter Agreement Re: Brand Standards and QA Understandings dated June 23, 2009, between FelCor TRS Holdings, for itself and on behalf of all its subsidiaries in the list attached thereto, Hilton Hotels Corporation, HLT Existing Franchise Holding LLC, Embassy Suites Franchise LLC and Doubletree Franchise LLC.
          “Embassy Orlando South Ground Lease” means the Ground Lease dated April 30, 2000, by and between Embassy Orlando South Fee Owner, as lessor, and Embassy Orlando South Owner, as lessee, and evidenced by that certain Memorandum of Lease recorded in the office of the Orange County Recorder in Official Records Book 5997, Page 1405 on May 9, 2000, as extended by that certain First Amendment to Ground Lease and Memorandum of Lease dated May 3, 2010, to be recorded in the office of the Orange County Recorder.
          “Embassy Orlando South Management Agreement” means the Management Agreement dated as of July 28, 2004 by and between Embassy Orlando South Operating Lessee, as “Owner,” and Promus Hotels, as “Manager,” with respect to the Embassy Orlando South Property, as modified by that certain Letter Agreement Re: Clarification of Management Agreements, dated March 31, 2006, between Promus Hotels and FelCor Trust, on behalf of its subsidiaries listed on the signature page attached thereto, as assigned by Promus Hotels to Embassy Suites Management pursuant to that certain Agreement of Assignment of Management Agreement dated October 24, 2007, as modified by that certain Master Agreement for Extension of Management Agreements, dated January 1, 2009, by and between FelCor TRS Holdings, for itself and its subsidiaries listed on Exhibit “A” attached thereto, Embassy Suites Management, Doubletree Management and Hilton Management, as modified by that certain Extension and Amendment to Management Agreement, dated July 20, 2009, between Embassy Orlando South Operating Lessee and Embassy Suites Management.
          “Embassy Orlando South Owner” means FelCor/CMB Orsouth Holdings, L.P., a Delaware partnership.
          “Embassy Orlando South Operating Lease” means the Lease Agreement dated July 28, 1994, by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and DJONT Operations, as lessee, as modified by the Omnibus Operating Lease Amendment, and assigned by FelCor Op to Embassy Orlando South Owner, pursuant to that certain Assignment and Assumption of Lease dated April 30, 2000, and assigned by DJONT Operations to Embassy Orlando South Operating Lessee, pursuant to that certain Assignment and Assumption of Agreements dated April 30, 2000, and evidenced by that certain Memorandum of Lease recorded in the office of the Orange County Recorder in OR Book 5997, Page 1409 on May 9, 2000, as further modified by that certain Agreement for Extension of Lease dated January 1, 2010 by and between Embassy Orlando South Owner and Embassy Orlando South Operating Lessee, as further evidence by that certain First Amendment to Memorandum of Lease dated as of May 3, 2010, to be recorded in the office of the Orange County Recorder.
          “Embassy Orlando South Operating Lessee” means DJONT/CMB Orsouth Leasing, L.L.C., a Delaware limited liability company.
          “Embassy Orlando South Property” means the Embassy Suites — Orlando South.
          “Embassy Properties” means the Embassy Atlanta Buckhead Property, Embassy Boston Marlborough Property, Embassy Corpus Christi Property, Embassy Orlando South Property and Embassy SF Airport Property, and “Embassy Property” means any one of the Embassy Properties.

          “Embassy Property Account” and “Embassy Property Accounts” has the meaning set forth in Section 3.1(a).
          “Embassy Property Account Agreement” has the meaning set forth in Section 3.1(a).
          “Embassy SF Airport Fee Owner” means FelCor/CSS Holdings, L.P., a Delaware limited partnership, and any successor thereto as permitted pursuant to this Agreement.
          “Embassy SF Airport Franchise Agreement” means the Embassy Suites License Agreement dated June 14, 1996 by and between DJONT Operations, as licensee, and Promus Hotels, as licensor, with respect to the Embassy SF Airport Property, as assigned by DJONT Operations to Embassy SF Airport Operating Lessee pursuant to that certain Assignment and Assumption Agreement dated April 30, 2000, as modified by that certain Letter Agreement Re: Brand Standards and QA Understandings dated June 23, 2009, between FelCor TRS Holdings, for itself and on behalf of all its subsidiaries in the list attached thereto, Hilton Hotels Corporation, HLT Existing Franchise Holding LLC, Embassy Suites Franchise LLC and Doubletree Franchise LLC.
          “Embassy SF Airport Ground Lease” means the Ground Lease dated April 30, 2000, by and between Embassy SF Airport Fee Owner, as lessor, and Embassy SF Airport Owner, as lessee, and evidenced by that certain Memorandum of Lease recorded in the Official Records of San Mateo County as document number 2000 — 052255, as extended by that certain First Amendment to Ground Lease and Memorandum of Lease dated May 3, 2010 to be recorded in the official records of San Mateo County.
          “Embassy SF Airport Management Agreement” means the Management Agreement dated as of January 3, 2006 by and between DJONT Operations, as “Owner,” and Promus Hotels, as “Manager,” with respect to the Embassy SF Airport Property, as modified by that certain Amendment and Ratification of Management Agreement dated January 3, 2006 between Embassy SF Airport Operating Lessee and Embassy Suites Management, as assigned by Promus Hotels to Embassy Suites Management pursuant to that certain Agreement of Assignment of Management Agreement dated October 24, 2007, as modified by that certain Master Agreement for Extension of Management Agreements, dated January 1, 2009, by and between FelCor TRS Holdings, for itself and its subsidiaries listed on Exhibit “A” attached thereto, Embassy Suites Management, Doubletree Management and Hilton Management.
          “Embassy SF Airport Owner” means FelCor/CMB SSF Holdings, L.P., a Delaware limited liability company.
          “Embassy SF Airport Operating Lease” means the Lease Agreement dated January 3, 1996, by and between Embassy SF Airport Fee Owner, as lessor, and DJONT Operations, as lessee, as modified by that certain Amendment to Lease Agreement dated September ___, 1996 with an effective date of January 3, 1996, as further modified by the Omnibus Operating Lease Amendment, and assigned by DJONT Operations, to Embassy SF Airport Operating Lessee, pursuant to that certain Assignment and Assumption of Agreements dated April 30, 2000, and assigned by Embassy SF Airport Fee Owner to Embassy SF Airport Owner pursuant to that certain Assignment and Assumption of Lease dated April 30, 2000, and evidenced by that certain Memorandum of Lease recorded in the official records of San Mateo County as document number 2000 — 052256, as further modified by that certain Agreement for Extension of Lease dated January 1, 2010 by and between Embassy SF Airport Owner and Embassy SF Airport Operating Lessee, as further evidenced by that certain First Amendment to Memorandum of Lease dated May 3, 2010, to be recorded in the official records of San Mateo County.
          “Embassy SF Airport Operating Lessee” means DJONT/CMB SSF Leasing, L.L.C., a Delaware limited liability company.

          “Embassy SF Airport Property” means the Embassy Suites — San Francisco Airport South.
          “Embassy Suites Management” means Embassy Suites Management LLC, a Delaware limited liability company.
          “Emergency Repairs” has the meaning specified in Section 9.4(b).
          “Environmental Indemnity” means that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrowers and Guarantor in favor of the Secured Parties.
          “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes (including mold), air emissions and discharges to waste or public systems.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of a Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Environmental Lien” has the meaning specified in Section 7.18.
          “Environmental Remediation Reserve Account” has the meaning specified in Section 13.5.
          “Environmental Remediation Reserve Fund” has the meaning specified in Section 13.5.
          “Environmental Report” has the meaning specified in Section 5.1(a)(xiii).
          “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
          “ERISA” means the Employee Retirement Income Security Act of 1974.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          “Event of Default” has the meaning specified in Section 10.1.

          “Exchange Act” has the meaning set forth in Section 14.1.2.
          “Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 4.1(a).
          “Existing Indebtedness” has the meaning set forth in the preliminary statements.
          “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JP Morgan Chase, N.A. on such day on such transactions as determined by Administrative Agent.
          “Fee Owners” means the Embassy Atlanta Buckhead Fee Owner, the Embassy Boston Marlborough Fee Owner, the Embassy Orlando South Fee Owner, the Embassy SF Airport Fee Owner, the Sheraton Cypress Creek Fee Owner, the Sheraton Atlanta Galleria Fee Owner and the Sheraton Society Hill Fee Owner, and “Fee Owner” means any of the Fee Owners.
          “FCH/SH Leasing” means FCH/SH Leasing, L.L.C., a Delaware limited liability company.
          “FelCor/MM S-7” means FelCor/MM S-7 Holdings, L.P., a Delaware limited partnership.
          “FelCor Op” has the meaning assigned in the preliminary statements.
          “FelCor Suites LP” means FelCor Suites Limited Partnership, a Delaware limited partnership.
          “FelCor Trust” means FelCor Lodging Trust Incorporated, a Maryland corporation.
          “FelCor TRS Holdings” means FelCor TRS Holdings, L.L.C., a Delaware limited liability company.
          “FF&E” means all furniture, furnishings, fixtures and equipment required for the operation of the Collateral Properties, including, without limitation, lobby furniture, carpeting, draperies,

paintings, bedspreads, television sets, office furniture and equipment such as safes, cash registers, and accounting, duplicating and communication equipment, telephone systems, back and front of the house computerized systems, guest room furniture, specialized hotel equipment such as equipment required for the operation of kitchens, laundries, the front desk, dry cleaning facilities, bar and cocktail lounges, restaurants, recreational facilities as they may exist from time to time, and decorative lighting, material handling equipment and cleaning and engineering equipment and all other fixtures, equipment, apparatus and personal property needed for such purposes; but excluding, (a) Collateral Property building equipment and systems (including, but not limited to, the heating, ventilating and air conditioning system, elevators, electrical distribution system, life safety systems and plumbing), (b) other fixtures attached to and forming part of the Improvements (including, but not limited to, lighting fixtures and bars) installed during construction of the Collateral Properties (but replacements thereof shall be included) and (c) Operating Equipment and Supplies.
          “FF&E Expenditures” means amounts expended for the purchase, replacement and/or the installation of FF&E at a Collateral Property or any Capital Expenditures at a Collateral Property.
          “FF&E Reserve Account” means a bank account (or subaccount) established by Administrative Agent into which Administrative Agent shall deposit FF&E Escrow Reserve Deposit Amounts in accordance with the terms of Section 3.6 and FF&E True-Up Payments in accordance with the terms of Section 13.2(a).
          “FF&E Reserve Deposit Amount” means an amount equal to four percent (4%) of the aggregate amount of the Gross Income from Operations at the Collateral Properties during the immediately preceding calendar month, or, if, as of the date of determination, Borrowers have not yet received financial reports from the applicable Managers for such calendar month, the most recent calendar month for which Borrowers’ have received financial reports; provided, however, that the Monthly FF&E Reserve Deposit Amount shall be reduced if, and to the extent that, Borrowers can demonstrate to Administrative Agent’s reasonable satisfaction that the Sheraton Managers are maintaining an FF&E reserve pursuant to the applicable Sheraton Management Agreement.
          “FF&E Reserve Fund” means all amounts on deposit from time to time in the FF&E Reserve Account.
          “FF&E True-Up Amount” means, with respect to each calendar year, an amount equal to the amount of any shortfall between (i) four percent (4%) of Gross Receipts from Operations from all Collateral Properties and (ii) the actual amount of FF&E Expenditures made by the Borrowers (in the aggregate) at the Collateral Properties for such calendar year; provided, however, that if the aggregate amount of the Individual Collateral Property FF&E Shortfalls exceeds the FF&E True-Up Amount (calculated without regard to this proviso), then the FF&E True-Up Amount shall be increased by the amount of such excess.
          “FF&E True-Up Payment” has the meaning set forth in Section 13.2(a) hereof.
          “Fiscal Year” means each twelve (12) month period commencing on January 1 and ending on December 31, during the term of the Loan.
          “Fitch” means Fitch, Inc.
          “Flood Insurance Acts” has the meaning specified in Section 9.1(a)(vii).
          “Flood Insurance Policy” has the meaning specified in Section 9.1(a)(vii).

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Fortress Group” has the meaning set forth in Section 14.1.3.
          “Fourth Interest Rate Cap Agreement” has the meaning set forth in Section 2.5(d).
          “Fourth Interest Rate Cap Agreement Delivery Date” means May 1, 2014.
          “Fourth Interest Rate Cap Period” means the period beginning with and including May 11, 2014 and ending on and including the Maturity Date.
          “Franchise Agreements” means, the Embassy Atlanta Buckhead Franchise Agreement, the Embassy Boston Marlborough Franchise Agreement, the Embassy Corpus Christi Franchise Agreement, the Embassy Orlando South Franchise Agreement and the Embassy SF Airport Franchise Agreement, and “Franchise Agreement” means any one of the Franchise Agreements.
          “Franchisor” means the current hotel franchisor with respect to each Collateral Property.
          “Franchisor Comfort Letter” means, for each Collateral Property, a comfort letter or similar instrument from the related Franchisor to Administrative Agent acknowledging the Loan and providing certain assurances, in form and substance reasonably satisfactory to Administrative Agent.
          “Full Recourse Event” has the meaning set forth in Section 12.9.
          “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
          “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
          “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
          “Gross Income from Operations” means, for any period, all income, room revenues, food and beverage revenue, telephone revenue, computed in accordance with GAAP derived from the ownership and operation of the Collateral Properties from whatever source, including, but not limited to, the Rents, utility charges, service fees or charges, license fees, parking fees, rent concessions or credits, and other required pass-throughs, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrowers to any Governmental Authority, interest on credit accounts, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, Insurance Proceeds (other than business interruption or other loss of income insurance), Awards, unforfeited security deposits, utility and other similar deposits, escalations, forfeited security deposits. Gross income shall not be diminished as a result of the Mortgages or the creation of any intervening estate or interest in a Collateral Property or any part thereof.
          “Ground Lease Properties” means the Collateral Properties so identified on Schedule 6.15, and “Ground Lease Property” means any of them.
          “Ground Leases” means the Embassy Atlanta Buckhead Ground Lease, the Embassy Boston Marlborough Ground Lease, the Embassy Orlando South Ground Lease, the Embassy SF Airport Ground Lease, the Sheraton Cypress Creek Ground Lease, the Sheraton Atlanta Galleria Ground Lease, the Sheraton Society Hill Ground Lease and the Sheraton Burlington Parking Lease, and “Ground Lease” means any one of the Ground Leases.
          “Ground Lessor” means the landlord under each Ground Lease.
          “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
          “Guarantor” means FelCor Op.
          “Guaranty” means, that certain Guaranty, dated as of the date hereof, made by Guarantor in favor of Administrative Agent and Lenders, and any other Guaranty executed by any other person from time to time in favor of Administrative Agent and Lenders.
          “Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives; flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; toxic mold; lead and lead-based paint; asbestos or asbestos-containing materials in any form that is or could become friable; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which on the Property is prohibited by any federal, state or local authority; any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,”

“contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law.
          “Hilton Management” means Hilton Management LLC, a Delaware limited liability company.
          “Hospitality Inns” means Hospitality Inns, Inc. d/b/a Sheraton-Burlington Inn.
          “Improvements” shall have the meaning specified in the related Mortgage with respect to each Collateral Property.
          “Incentive Management Fee” means any incentive or similar performance based fees payable to any Manager pursuant to a Management Agreement.
          “Incentive Management Fee Tie-In Amount” has the meaning set forth in Section 7.28.
          “Indebtedness”2 means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
     (b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
     (c) net obligations of such Person under any Swap Contract;
     (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not past due for more than sixty (60) days after the date on which such trade account was created);
     (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
     (f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;
     (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;
(h)	all obligations of such Person pursuant to any trust preferred security; and

(i)	all Guarantees of such Person in respect of any of the foregoing.

[2]	Subject to Drawbridge review.

          For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indemnitees” has the meaning specified in Section 12.4(b).
          “Independent Director” has the meaning specified in Section 6.34(x).
          “Individual Collateral Property FF&E Shortfall” means, with respect to each Collateral Property, the amount, if any, by which three percent (3%) of Gross Receipts from Operations from such Collateral Property during any calendar year period exceeds the actual FF&E Expenditures made by the applicable Borrower with respect to such Collateral Property during such calendar year.
          “Information” has the meaning specified in Section 12.7.
          “Initial Interest Rate Cap” has the meaning set forth in Section 2.05(a).
          “Initial Lender” has the meaning specified in the introductory paragraph.
          “Insolvency Opinion” has the meaning specified in Section 14.1.1.
          “Insolvency Proceeding” means any proceeding under the Debtor Relief Laws or any other insolvency, liquidation, reorganization or other similar proceeding concerning any Person, any action for the dissolution of the applicable Person, any proceeding (judicial or otherwise) concerning the application of the assets of the applicable Person for the benefit of its creditors, the appointment of or any proceeding seeking the appointment of a trustee, receiver or other similar custodian for all or any substantial part of the assets of the applicable Person or any other action concerning the adjustment of the debts of the applicable Person, the cessation of business by the applicable Person, except following a sale, transfer or other disposition of all or substantially all of the assets of such.
          “Insurance Premiums” has the meaning specified in Section 9.1(b).
          “Insurance Proceeds” has the meaning specified in Section 9.4.
          “Insurance Reserve Account” means a bank account (or subaccount) established by Administrative Agent into which Administrative Agent shall deposit Insurance Reserve Deposit Amounts in accordance with the terms of Section 3.6.
          “Insurance Reserve Deposit Amount” means one-twelfth (1/12) of the budgeted Insurance Premiums set forth in the Approved Annual Budget for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies.
          “Insurance Reserve Fund” means all amounts on deposit from time to time in the Insurance Reserve Account.

          “Interest Period” means, with respect to any Payment Date, the period commencing on the eleventh (11th) day of the preceding calendar month and terminating on the tenth (10th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period shall begin on the Closing Date and shall end on the immediately following tenth (10th) day of the calendar month; provided that an Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day.
          “Interest Rate Cap Agreement” means, as applicable, an Interest Rate Cap Agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Administrative Agent between Borrowers and an Acceptable Counterparty, an Additional Interest Rate Cap Agreement or a Replacement Interest Rate Cap Agreement.
          “Intervening Trust Vehicle” with respect to any Securitization Vehicle which is a CDO, means a trust vehicle or entity which holds the Loan (or any interest therein) as collateral securing (in whole or in part) any obligation or security held by such Securitization Vehicle as collateral for the CDO.
          “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.
          “Issuer” has the meaning set forth in Section 14.1.3.
          “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
          “Leases” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property, but excluding the Operating Lease and Ground Lease with respect to such Collateral Property.
          “Legal Requirements” means, with respect to each Collateral Property, Laws affecting any Borrower or any Manager (and for which any such party is liable under a Ground Lease) with respect to any Collateral Property or any part thereof, or the ownership, zoning, construction, use, alteration, occupancy or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all material permits, licenses and authorizations and regulations relating thereto, and all material covenants, REA’s, agreements, restrictions and encumbrances contained in any instruments, either of record or known to any Borrower, at any time in force affecting such Collateral Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to such Collateral Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
          “Lender” has the meaning specified in the introductory paragraph.

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrowers and Administrative Agent.
          “Letter Agreement” means that certain Letter Agreement, dated as of the date hereof, between Administrative Agent, Initial Lender, Borrowers and Guarantor, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Leverage Ratio” means the ratio determined by dividing (i) the total outstanding Indebtedness of FelCor Trust or its successor, as applicable, on a consolidated basis, by (ii) EBITDA of FelCor Trust or its successor, as applicable, on a consolidated basis (computed in the same manner as EBITDA except as applied to FelCor Trust or its successor, as applicable, instead of Borrowers).
          “Liabilities” has the meaning set forth in Section 14.1.3.
          “LIBOR” means, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/16 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such Determination Date, Administrative Agent shall request the principal London office of any four major reference banks in the London interbank market selected by Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Administrative Agent shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined by Administrative Agent or its agent, which determination shall be conclusive absent manifest error.
          “LIBOR Floor” means three percent (3.00%) per annum.
          “LIBOR Loan” means a Loan that bears interest at a rate based on LIBOR.
          “Licenses” has the meaning specified in Section 6.21.
          “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or other, and including without limitation any lien imposed by any Governmental Authority, including any taxing authority), encumbrance, charge, deed of trust or other security interest, or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
          “LLC Agreement” has the meaning specified in Section 6.34.
          “Loan” has the meaning specified in Section 2.1.

          “Loan Documents” means, collectively, this Agreement, the Notes, each Guaranty, the Collateral Documents, the Environmental Indemnity, the Collateral Assignment of Interest Rate Cap Agreement, the Letter Agreement, the Assignment of Agreements, Licenses, Permits and Contracts, the Upper Tier Pledge Agreement and all other documents executed and/or delivered in connection with the Loan.
          “Loan Parties” means, collectively, each Borrower, Guarantor and each Fee Owner and “Loan Party” means any one of the Loan Parties.
          “Lock Out Date” means April 30, 2013.
          “Lockbox Account” has the meaning specified in Section 3.1(a).
          “Lockbox Bank” means any Eligible Institution selected by Administrative Agent.
          “Lockbox Leakage” has the meaning set forth in Section 3.06(c).
          “Lockbox Period” means the period commencing upon the occurrence of a Lockbox Trigger Event and ending upon the occurrence of a Lockbox Trigger Event Cure.
          “Lockbox Trigger Event” means the occurrence of one or more of the following: (a) a Default; (b) an Event of Default; (c) a DSCR Trigger Event, or (d) a Management Agreement Default Trigger Event.
          “Lockbox Trigger Event Cure” has the meaning specified in Section 3.7.
          “Lockbox Trigger Event Cure Notice” means a notice by Administrative Agent to any Property Account Bank that a Lockbox Trigger Event Cure has occurred and that a Lockbox Period is no longer in effect.
          “Lockbox Trigger Event Notice” means a notice by Administrative Agent to any Property Account Bank that a Lockbox Trigger Event has occurred and that a Lockbox Period is in effect.
          “London Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
          “Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, and amounts paid in settlement of whatever kind or nature (including, but not limited to, reasonable attorney’s fees and other costs of defense).
          “Major Lease” means: (a) any Ground Lease, (b) any Operating Lease, (c) the Ruth’s Chris Lease, (d) the Culinaire Lease (d) any Lease which together with all other Leases to the same tenant and to all Affiliates of such tenant, (i) provides for ten percent (10%) or more of the total gross income for such Collateral Property, (ii) covers five percent (5%) or more of the total space at such Collateral Property, in the aggregate and (iii) provides for a Lease term of more than ten (10) years including options to renew; and (d) any instrument guaranteeing or providing credit support for any Major Lease.
          “Make Whole Amount” means, as of the date the loan is prepaid, an amount equal to the amount of all interest that would accrue on the Loan Amount, at the Assumed Rate, from the date of such prepayment through the Lock Out Date, and with respect to partial prepayment of the Loan, the Make

Whole Amount shall be an amount equal to the amount of all interest that would accrue on the portion of the Loan Amount being prepaid, at the Assumed Rate, from the date of such prepayment through the Lock Out Date.
          “Management Agreements” means, the Embassy Atlanta Buckhead Management Agreement, the Embassy Boston Marlborough Management Agreement, the Embassy Corpus Christi Management Agreement, the Embassy Orlando South Management Agreement, the Embassy SF Airport Management Agreement, the Sheraton Cypress Creek Management Agreement, the Sheraton Atlanta Galleria Management Agreement, the Sheraton Society Hill Management Agreement and the Sheraton Burlington Management Agreement or, if the context requires, any Replacement Management Agreement executed in accordance with the terms and provisions of this Agreement and “Management Agreement” means any of the Management Agreements.
          “Management Agreement Default Trigger Event” means any period during which the Embassy Manager is the subject of any Insolvency Proceeding.
          “Management Fee” means, collectively, the Base Management Fees and any Incentive Management Fees payable to any Manager pursuant to its applicable Management Agreement.
          “Manager” means, for each Collateral Property, the property manager identified in the definition of each Management Agreement, or, if the context requires, any other Qualified Manager who is managing any Collateral Property in accordance with the terms and provisions of this Agreement.
          “Manager Account” means individually and collectively the Embassy Manager Account and the Sheraton Manager Account.
          “Manager’s Consent and Subordination of Management Agreement” means, for each Collateral Property, a consent of Manager and subordination in form and substance satisfactory to Administrative Agent.
          “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or condition (financial or otherwise) of Borrowers, taken as a whole, or the condition of or ownership by Borrowers of the Collateral Properties, taken as a whole; (b) a material impairment of the rights and remedies of Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.
          “Material Hotel Shutdown” means the cessation of operation or taking out of service of more than ten percent (10%) of the rooms of any Collateral Property for a period of thirty (30) days or more.
          “Material Property Event” means, with respect to any Collateral Property, the occurrence of any event or circumstance that could reasonably be expected to result in a (a) material adverse effect with respect to the financial condition or the operations of such Collateral Property, (b) material adverse effect on the Appraised Value of such Collateral Property (except to the extent that Borrowers can demonstrate to the reasonable satisfaction of Administrative Agent that such change in Appraised Value is due to a general decline in the relevant market for such real property), or (c) material adverse effect on the title of such Collateral Property.

          “Material Title Defects” means, with respect to any Collateral Property, defects, Liens (other than Liens for local real estate taxes and similar local governmental charges and Permitted Liens), and other encumbrances in the nature of easements, servitudes, restrictions, and rights-of-way that would customarily be deemed unacceptable title exceptions for a prudent lender (i.e., a prudent lender would reasonably determine that such exceptions, individually or in the aggregate, materially impair the title, ownership, use value or operations of the Collateral Property in question) or which could reasonably be expected to result in a Material Property Event).
          “Maturity Date” means the earliest of (a) the Stated Maturity Date, and (b) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default.
          “Maximum Rate” has the meaning specified in Section 12.10.
          “Member” has the meaning specified in Section 6.34.
          “Mezzanine Borrower” has the meaning set forth in Section 15.1.
          “Monthly Amortization Payments” means the monthly payments of principal for each Payment Date as set forth on Schedule 2 attached hereto; which payment amounts were calculated based upon a thirty (30) year amortization schedule, beginning with the first anniversary of the Closing Date, at an assumed interest rate of ten and one-tenth percent (10.10%) per annum. If a portion of the Loan is prepaid pursuant Section 2.6 or in connection with the application of casualty insurance proceeds or condemnation awards in accordance with the terms of this Agreement, Administrative Agent shall recalculate the Monthly Amortization Payments based upon the then remaining outstanding principal amount of the Loan in accordance with the foregoing assumptions and deliver a revised Schedule 2 to Borrowers, which revised schedule shall replace Schedule 2 hereto in its entirety.
          “Monthly Budgeted Amount” means the amount for such month set forth in the Approved Annual Budget (or if no Approved Annual Budget for such year has yet been approved, then the amount set forth in the preliminary annual budget for such year (delivered to Administrative Agent in accordance with the terms of Section 7.10(e), adjusted in the manner described in Section 7.10(e)).
          “Monthly Debt Service Payment Amount” means, (i) with respect to the Payment Date occurring in June, 2010 and on each Payment Date thereafter to and including the Payment Date occurring in May, 2011, the amount of interest due and payable on such Payment Date pursuant to this Agreement, and (ii) with respect on the Payment Date occurring in June, 2011 and on each Payment Date thereafter, the sum of (x) amount of interest due and payable on such Payment Date pursuant to this Agreement and (y) the Monthly Amortization Payment due on such Payment Date.
          “Monthly Pegged Amount” means the aggregate of (a) an aggregate amount, which amount shall be determined no later than April 1st of each Fiscal Year, equal to one hundred ten percent (110%) of the monthly Operating Expenses for each of the Embassy Properties projected to be paid during the then current Fiscal Year by the applicable Embassy Manager, on behalf of a Borrower, in accordance with the Approved Annual Budget for such calendar month; provided, however, that such annual Operating Expenses shall not include Taxes, Insurance Premiums, Incentive Management Fees, sales and use taxes that are due and owing on the Gross Income from Operations and revenues collected on behalf of unaffiliated operators of the restaurants located at the Embassy Properties in the ordinary course of business, and (b) actual amounts collected by any Embassy Manager or Borrower in the immediately preceding monthly period on account of: (i) sales and use taxes on the Gross Income from Operations and (ii) revenues collected on behalf of unaffiliated operators located at, and gratuities collected on behalf of employees employed at, the Embassy Properties in the ordinary course of business, provided that Borrower or the applicable Embassy Manager shall have delivered to Administrative Agent a report detailing the basis for any disbursement pursuant to this subsection (b), and such other information and documentation as Administrative Agent may reasonably request in connection therewith. The Monthly Pegged Amount shall be adjusted based upon the release of any of the Embassy Properties in accordance with the terms hereof. As of the date hereof, the amount comprising clause (a) of this definition of Monthly Pegged Amount for each Collateral Property is set forth on Schedule 3.2 hereof. If for any reason, a new amount comprising clause (a) of this definition of Monthly Pegged Amount is not established by April 1st of each year, the current amount comprising clause (a) of this definition of Monthly Pegged Amount shall be in effect until such time as the new amount comprising clause (a) of this definition of Monthly Pegged Amount is established.
          “Moody’s” means Moody’s Investors Service, Inc
          “Mortgage” means, with respect to each Collateral Property, that certain first priority (i) Fee, Leasehold and Subleasehold Mortgage, Fixture Filing and Security Agreement, (ii) Open-End Fee, Leasehold and Subleasehold Mortgage, Fixture Filing and Security Agreement, (iii) Deed to Secure Debt and Security Agreement, (iv) Fee and Leasehold Deed of Trust, Fixture Filing and Security Agreement, or (v) Fee, Leasehold and Subleasehold Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, as applicable, executed and delivered by the applicable Owner and Operating Lessee for the applicable Collateral Property, and, for each Collateral Property that is subject to a Ground Lease, the related Fee Owner with respect to such Collateral Property, in favor of the Secured Parties as security for the Obligations and encumbering such Collateral Property.
          “Net Income” means, at any date of determination, the net income (or loss) of Borrowers for the most recently completed twelve (12) months (as determined in accordance with GAAP); provided that Net Income shall exclude extraordinary gains and extraordinary losses for such period.
          “Net Operating Income” means, for the twelve (12) month period ending on last day of the calendar month immediately preceding such date of determination (or, if the applicable Managers have not yet produced financial reporting information for the immediately preceding calendar month, such calculations shall be based upon the then most recent twelve (12) month period for which Borrowers have received reporting), an amount equal to EBITDA, minus capital expenditures reserves in an amount equal to four percent (4%) of Gross Income from Operations for such period; provided that if any Collateral Property Release(s) were effected during the reference period, this definition shall be adjusted to reflect such Collateral Property Release(s) (in which case, the amounts shall be calculated as if such Collateral Property Release occurred on the first day of the reference period).
          “Net Proceeds” has the meaning specified in Section 9.4(b).
          “Net Proceeds Deficiency” has the meaning specified in Section 9.4(h).
          “New Mezzanine Loan” has the meaning set forth in Section 14.1.8.
          “Non-Exempt Person” means any Person other than a Person who (i) is a U.S. Person or (ii) has on file with the Administrative Agent for the relevant year such duly executed form(s) or statement(s) that may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Administrative Agent to make payments contemplated hereby free of any obligation or liability for withholding.

          “Non-Designated Collateral Property” means any Collateral Property that is not a Qualified Collateral Property.
          “Note” means a promissory note made by a Borrower in favor of a Lender evidencing the portion of the Loan made by such Lender substantially in the form of Exhibit B.
          “O&M Program” means, with respect to each Collateral Property, the asbestos operations and maintenance program developed by the applicable Fee Owner or Borrower and approved by Administrative Agent in accordance with Section 7.24, as the same may be amended, replaced, supplemented or otherwise modified from time to time.
          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “Omnibus Operating Lease Amendment” means the Omnibus Lease Amendment Agreement by and between FelCor Trust, FelCor Op and each of the lessor and lessee entities that are signatories thereto dated June 30, 1998, affecting each of the Operating Leases.
          “Operating Equipment and Supplies” means all chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools and utensils, food and beverage items, fuel, soap, mechanical stores, cleaning supplies and materials, matches, stationary, paper supplies, laundry supplies, food service preparation utensils, housekeeping supplies, accounting supplies and other immediately consumable items used in the operation of a Collateral Property.
          “Operating Expenses” means the total of all expenditures, computed in accordance with GAAP, of whatever kind relating to the operation, maintenance and management of the Collateral Properties that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs and maintenance, insurance premiums, license fees, property taxes and assessments, advertising expenses, Management Fees, franchise fees, payroll and related taxes, computer processing charges, operational equipment or other lease payments as approved by Administrative Agent, and other similar costs, but excluding depreciation, Debt Service and Capital Expenditures.
          “Operating Lease Subordination Agreements” means subordination agreements in form and substance satisfactory to Administrative Agent relating to each Operating Lease.
          “Operating Lessees” means, the Embassy Atlanta Buckhead Operating Lessee, the Embassy Boston Marlborough Operating Lessee, the Embassy Corpus Christi Operating Lessee, the Embassy Orlando South Operating Lessee, the Embassy SF Airport Operating Lessee, the Sheraton Operating Lessee SPE, and “Operating Lessee” means any one of the Operating Lessees.
          “Operating Lessee” has the meaning specified in the introductory paragraph.
          “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
          “Origination Fee” means an amount equal to $1,060,000.
          “Other Charges” means all personal property taxes, ground rents under the Ground Lease, maintenance charges, impositions other than Taxes and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Collateral Property, now or hereafter levied or assessed or imposed against such Collateral Property or any part thereof.
          “Other Taxes” means all present or future stamp, transfer, recording or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Outstanding Amount” means the aggregate outstanding principal amount of the Loan after giving effect to any borrowings and prepayments or repayments as the case may be, occurring on such date.
          “Owners” means, the Embassy Atlanta Buckhead Owner, the Embassy Boston Marlborough Owner, the Embassy Corpus Christi Owner, the Embassy Orlando South Owner, the Embassy SF Airport Owner, the Sheraton Owner SPE, and “Owner” means any one of the Owners, and “Owner” means any one of the Owners.
          Participant” has the meaning specified in Section 12.6(d).
          “Participant Register” has the meaning specified in Section 12.6(d).
          “Patriot Act” has the meaning specified in Section 12.18.
          “Payment Date”3 means the eleventh (11th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day.
          “Permitted Assumption” has the meaning set forth in Section 8.19(c).
          “Permitted Change in Control” means a Transfer of Equity in FelCor Op or FelCor Trust Interests or any other event or occurrence that results in a Change in Control of FelCor Op or FelCor Trust, provided that one (1) or more of the following criteria is satisfied:
          (i) the credit rating on FelCor Trust’s outstanding senior notes (or any replacement notes or financing) shall be “CCC” (or the equivalent) or higher as rated by S&P, or “Caa2” (or the equivalent) or higher as rated by Moody’s; provided, in each case, that such ratings are publicly available; or
          (ii) the Debt Yield of the Borrowers shall be not less than fifteen percent (15%); or

[3]	Subject to Drawbridge approval.

          (iii) (a) the Leverage Ratio of FelCor Trust immediately after the Change in Control, minus the Leverage Ratio of FelCor Trust immediately prior to the Change in Control shall not exceed 3.0, and (b) the Leverage Ratio of FelCor Trust immediately after the Change in Control shall not exceed 9.0.
          “Permitted Equity Transfer” means Transfers of direct or indirect Equity Interests in a Fee Owner, Borrower, Operating Lessee or their respective Principals, provided that (a) FelCor Trust must continue to Control, directly or indirectly such Fee Owner, Borrower or Principals, as applicable, (b) FelCor Trust or FelCor Op is, directly or indirectly, the sole managing partner or managing member, as applicable of such Fee Owner, Borrower, Operating Lessee or Principal, as applicable, and (c) FelCor Trust and FelCor Op own, directly or indirectly at least seventy-five percent (75%) of the issued and outstanding Equity Interests in such Fee Owner, Borrower, Operating Lessee or Principal, as the case may be. Additionally, as a condition to each such transfer Administrative Agent shall receive not less than thirty (30) days prior written notice of such proposed transfer.
          “Permitted Fund Manager” means any Person that on the date of determination is (x) an entity listed on Schedule 3 attached hereto or any other nationally recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (y) investing through a fund with committed capital of at least $250,000,000 and (z) not a debtor in an Insolvency Proceeding.
          “Permitted Future Mezzanine Loan” has the meaning set forth in Section 15.1.
          “Permitted Future Mezzanine Loan Documents” has the meaning set forth in Section 15.1.
          “Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the date it is anticipated such funds will be needed to meet Borrowers’ obligations hereunder and meeting one of the appropriate standards set forth below:
     (a) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (b) Federal Housing Administration debentures;
     (c) obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the

Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (d) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating); provided, however, that the investments described in this clause must (i) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (e) fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances with maturities of not more than 365 days and issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating); provided, however, that the investments described in this clause must (i) have a predetermined fixed Dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (f) debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (i) have a predetermined fixed Dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;
     (g) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) in its highest short-term unsecured debt rating; provided, however, that the investments described in this clause must (i) have a predetermined fixed Dollar of principal due at maturity that cannot vary or change, (ii) if rated by S&P, must not have an “r” highlighter affixed to their rating, (iii) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (iv) such investments must not be subject to liquidation prior to their maturity;

     (h) units of taxable money market funds, with maturities of not more than 365 days and which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency) for money market funds; and
provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120)% of the yield to maturity at par of such underlying investment.
          “Permitted Lien” has the meaning specified in Section 8.3.
          “Permitted Mezzanine Lender” means (a) Initial Lender or any Affiliate thereof, or (b) any Qualified Institutional Lender.
          “Permitted Personal Property Lien” has the meaning specified in Section 8.4.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Personal Property” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.
          “Physical Conditions Report” means, with respect to each Collateral Property, a structural engineering report prepared by NewFields, or such other company satisfactory to Administrative Agent, regarding the physical condition of such Collateral Property, satisfactory in form and substance to Administrative Agent in its sole discretion, which report shall, among other things, (a) confirm that such Collateral Property and its use complies, in all material respects, with all applicable Legal Requirements (including, without limitation, zoning, subdivision and building laws) and (b) include a copy of a final certificate of occupancy with respect to all Improvements on such Collateral Property.
          “PIP” has the meaning set forth in Section 7.29.
          “PIP Payment Amount” has the meaning set forth in Section 7.29.
          “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by a Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
          “Plan Assets” has the meaning set forth in 29 C.F.R. section 2510.3-101, as modified by Section 3(42) of ERISA.
          “Platform” means IntraLinks or another similar electronic system.
          “Policy” has the meaning specified in Section 9.1(b).
          “Prepayment Revocation Deadline” has the meaning set forth in Section 2.6(a).

          “Prime Rate” means the prime rate reported in the Money Rates section of The Wall Street Journal. In the event that The Wall Street Journal should cease or temporarily interrupt publication, the term “Prime Rate” means the daily average prime rate published in another business newspaper, or business section of a newspaper, of national standing and general circulation chosen by Lender. In the event that a prime rate is no longer generally published or is limited, regulated or administered by a governmental or quasi-governmental body, then Administrative Agent shall select a comparable interest rate index which is readily available and verifiable to Borrowers but is beyond Administrative Agent’s control.
          “Prime Rate Spread” means the difference (expressed as the number of basis points) between (a) the higher of (i) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (ii) 8.10% per annum, minus (b) the Prime Rate as of the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.
          “Principal” has the meaning specified in Section 6.34.
          “Prior Borrower” has the meaning specified in Section 6.47.
          “Prior Lender” has the meaning specified in Section 6.47.
          “Prior Loans” has the meaning specified in Section 6.47.
          “Promus Hotels” means Promus Hotels, LLC, a Delaware limited liability company, formerly known as Promus Hotels, Inc., a Delaware corporation.
          “Property Account Agreements” means the Embassy Property Account Agreements and the Sheraton Property Account Agreements, and “Property Account Agreement” means any one of the Property Account Agreements.
          “Property Accounts” means the Embassy Property Accounts and the Sheraton Property Accounts, and “Property Account” means any one of the Property Accounts.
          “Property Account Bank” means for each Collateral Property, that certain property account bank set forth on Schedule 3.1(a), provided that such bank remains an Eligible Institution, and any successor Eligible Institution or other Eligible Institution selected by the applicable Borrower, subject to Administrative Agent’s approval.
          “Qualified Institutional Lender” means each of the Administrative Agent, each of the Lenders and any other Person that is not a Non-Exempt Person that is:
          (i) an entity Controlled (as defined below) by, or under common Control (as defined below) with, the Administrative Agent or any of the Lenders, or
          (ii) one or more of the following:
          (A) an insurance company, bank, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund, pension fund advisory firm, mutual fund, real estate investment trust, governmental entity or plan, provided that any such Person referred to in this clause (ii) (A) satisfies the Eligibility Requirements or,

          (B) an investment company, money management firm or a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an “institutional accredited investor” (“IAI”) within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such Person referred to in this clause (ii) (B) satisfies the Eligibility Requirements or,
          (C) a Qualified Trustee in connection with (A) a securitization of, (B) the creation of collateralized debt obligations (“CDO”) secured by, or (C) a financing through an “owner trust” of, a Participation (any of the foregoing, a “Securitization Vehicle”), provided that (1) one or more classes of securities issued by such Securitization Vehicle is initially rated at least investment grade by each of the Rating Agencies which assigned a rating to one or more classes of securities issued in connection with a Securitization (it being understood that with respect to any Rating Agency that assigned such a rating to the securities issued by such Securitization Vehicle, a Rating Agency Confirmation will not be required in connection with a transfer of the Loan or any interest therein to such Securitization Vehicle); (2) in the case of a Securitization Vehicle that is not a CDO, the special servicer of such Securitization Vehicle has a Required Special Servicer Rating (such entity, an “Approved Servicer”) and such Approved Servicer is required to service and administer the Loan (or the interest therein) in accordance with servicing arrangements for the assets held by the Securitization Vehicle which require that such Approved Servicer act in accordance with a servicing standard notwithstanding any contrary direction or instruction from any other Person; or (3) in the case of a Securitization Vehicle that is a CDO, the CDO Asset Manager and, if applicable, each Intervening Trust Vehicle that is not administered and managed by a CDO Asset Manager which is a Qualified Institutional Lender, are each either (i) an Initial Participant or (ii) a Qualified Institutional Lender; or
          (D) an investment fund, limited liability company, limited partnership or general partnership having capital and/or capital commitments of at least $250,000,000 and as to which any of the Administrative Agent, any Lender, a Qualified Institutional Lender or a Permitted Fund Manager acts as the managing general partner, managing member, or the fund manager responsible for the day-to-day management and operation of such investment vehicle and provided that at least fifty percent (50%) of the equity interests in such investment vehicle are owned, directly or indirectly, by one (1) or more entities that are otherwise Qualified Institutional Lenders, or
          (E) an institution substantially similar to any of the foregoing that, in the case of entities referred to in clause (ii)(A), (B), (C)(1) or (D) of this definition, satisfies the Eligibility Requirements; provided that, in the case of an entity similar to an entity described in clause (D) above, the requirements of this clause may be satisfied by the general partner, managing member or the fund manager responsible for the day-to-day management and operation of such entity and the holders of at least fifty percent (50%) of the equity interests in such entity; or
          (F) (1) a commercial paper conduit whose commercial paper is rated at least “A-1” by S&P or at least “P-1” by Moody’s Investors Service, Inc. (“CP Transaction”), or (2) the purchaser(s) under a repurchase transaction (“Repo Transaction,” and, collectively with a transaction effected through a Securitization Vehicle and a CP Transaction, “Securitization Transactions”), if such entity would otherwise be a Qualified Institutional Lender so long as with respect to any CP Transaction, (A) any entity that would exercise the rights of the “controlling holder” in such transaction is a Qualified Institutional Lender and (B) all of the “equity interest” (other than any nominal or de minimis equity interest) in the special purpose entity that issues notes or certificates in connection with such CP Transaction is owned by one or more entities that are Qualified Institutional Lenders; or

          (G) a Person that is otherwise a Qualified Institutional Lender but that is acting in an agency capacity for a syndicate of lenders where at least 51% (by loan balance owned) of the lenders in such syndicate are otherwise Qualified Institutional Lenders under clauses (A) through (E) above; or
          (iii) any entity Controlled (as defined below) by, or under common Control (as defined below) with, any of the entities described in subsections (A) through (E), inclusive, in clause (ii) above.
          For purposes of this definition only, “Control” means the ownership, directly or indirectly, in the aggregate, of more than fifty percent (50%) of the beneficial ownership interests of an entity and the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ability to exercise voting power, by contract or otherwise (“Controlled” has the meaning correlative thereto).
          “Provided Information” has the meaning set forth in Section 14.1.1.
          “Purchase Money Property” has the meaning set forth in Section 6.47.
          “Qualified Insurer” has the meaning specified in Section 9.1(b).
          “Qualified Manager” means Manager, Aimbridge Hospitality, Davidson Hotel Company, or another reputable and experienced professional management organization (a) which manages, together with its Affiliates, one hundred fifty (150) properties of a type, quality and size similar to the Collateral Properties, totaling in the aggregate no less than 30,000 guest rooms and (b) prior to whose employment as manager of a Collateral Property shall have been approved by Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that following a Securitization, any proposed Manager (other than Aimbridge Hospitality, Davidson Hotel Company) shall be required to delivery Rating Agency Confirmation as a condition to becoming a Qualified Manager.
          “Qualified Collateral Property” means the Embassy Corpus Christi Property, the Sheraton Cypress Creek Property and the Sheraton Atlanta Galleria Property.
          “Qualified Release Price Prepayment” means the payment of the Release Price due in connection with the release of:
     (i) the Embassy Corpus Christi Property,
     (ii) the Sheraton Cypress Creek Property, if such Release Price is paid at any time after the two (2) year anniversary of the Closing Date, and
     (iii) Sheraton Atlanta Galleria Property, if such Release Price is paid at any time after the two (2) year anniversary of the Closing Date.
          “Qualified Servicer” means either (i) a mortgage finance institution, insurance company, bank or mortgage servicing institution (x) organized and doing business under the laws of the United States or any state of the United States or the District of Columbia, (y) authorized to transact business in each jurisdiction of the United States, if and to the extent required by applicable law to enable such institution to perform its obligations hereunder and, in the event that such institution is acting as a subservicer, under the applicable sub-servicing agreement, or (z) which, except in the case of a subservicer, has a net worth of $15,000,000 or more (or, if such institution does not have a net worth of $15,000,000 or more, its obligations are guaranteed or otherwise supported by another entity that has a net worth of $15,000,000 or more) and approved by Moody’s, S&P or another rating agency service acceptable to Administrative Agent, or (ii) after Securitization, any other mortgage finance institution, insurance company, bank or mortgage servicing institution as to which each of the Rating Agencies shall have delivered to the trustee under such Securitization written confirmation to the effect that the service by such entity as master servicer or special servicer, as the case may be, in connection with such Securitization, or the Loan or the portion thereof included in such Securitization, would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the certificates issued in such Securitization.
          “Qualified Trustee” means (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any State or the United States, authorized under such laws to exercise corporate trust powers and to accept the trust conferred, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority, (ii) an institution whose deposits insured by the Federal Deposit Insurance Corporation or (iii) an institution whose long-term senior unsecured debt is rated in either of the two highest rating categories of each of the Rating Agencies.
          “Quarterly Budgeted Amount Comparison” has the meaning specified in Section 7.10(f).
          “Rating Agencies” means each of S&P, Moody’s, and Fitch, and any other nationally-recognized statistical rating agency which has been approved by Administrative Agent.
          “Rating Agency Confirmation” means, at any time that the Loan (or any portion of or interest in the Loan) is an asset of a Securitization Trust, a written confirmation from each Rating Agency that its credit rating of each class of the securities issued under the Servicing Agreement to which it has assigned a rating, in effect immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought, will not be qualified, downgraded or withdrawn as a result of the occurrence of such event.
          “Real Estate Taxes” means all real estate and personal property taxes, assessments, water rates or sewer rents (if applicable), now or hereafter levied or assessed or imposed against the Collateral Properties or part thereof.
          “REAs” means each construction, operation, and reciprocal easement agreements or similar agreements (including any separate agreements or other agreements between a Loan Party and one or more other parties to any REA with respect to such REA) affecting any Collateral Property or portion thereof, and “REA” means any one of the REAs.
          “Register” has the meaning specified in Section 12.6(c).
          “Registration Statement” has the meaning set forth in Section 14.1.3.
          “Related Loan” has the meaning set forth in Section 14.1.9.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Release Property” has the meaning set forth in Section 14.1.9.
          “Relevant Portions” has the meaning set forth in Section 14.1.3.

          “Release” of any Hazardous Materials means any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.
          “Release Price” means (i) in the case of Qualified Collateral Property, an amount equal to one hundred fifteen percent (115%) of the Allocated Loan Amount for such Collateral Property, and (ii) in the case of Non-Designated Collateral Property, an amount equal to one hundred twenty-five percent (125%) of the Allocated Loan Amount for such Collateral Property.
          “Renewal Lease” has the meaning specified in Section 7.16.
          “Rents” has the meaning specified in Article I of the Mortgage with respect to each Collateral Property.
          “Replacement Franchise Agreement” means, with respect to any Collateral Property, (a) either (i) a franchise agreement with the applicable Franchisor in place for such Collateral Property on the date hereof substantially in the same form and substance as the initial Franchise Agreement for such Collateral Property, or (ii) a franchise agreement with a franchisor other than the applicable Franchisor in place for such Collateral Property on the date hereof, which new franchisor shall be subject to Administrative Agent’s approval, and which franchise agreement shall be acceptable to Administrative Agent in form and substance, in each case, in Administrative Agent’s sole and absolute discretion provided that (x) all material business terms in such franchise agreement shall be on the same or more favorable terms to the applicable Operating Lessee than those in the initial Franchise Agreement, and (y) the remaining term of such franchise agreement upon the execution and delivery of same shall be equal to the terms generally granted by the applicable Franchisor in the then prevailing market, but in no event shorter than seven (7) years, or (iii) a franchise agreement with the applicable Franchisor in place for such Collateral Property on the date hereof, which franchise agreement shall be acceptable to Administrative Agent in form and substance, and (b) in connection with any agreement referred to in clause (a) above, a franchisor estoppel and recognition agreement or other “comfort letter” substantially in the form delivered to Administrative Agent on the date hereof (or such other form acceptable to Administrative Agent), executed and delivered to Administrative Agent by the applicable Operating Lessee and the applicable Franchisor at Borrowers’ expense; provided, however, with respect to any expiring or replacement Franchise Agreement, Borrowers shall notify Administrative Agent, but shall not be required to obtain Administrative Agent’s consent if the Franchise Agreement in effect on the date hereof is extended (to result in a remaining term of such Franchise Agreement from the date of the delivery of such extension agreement equal to the terms then generally granted by the applicable Franchisor in the then prevailing market, but in no event shorter than seven (7) years) on the same or more favorable terms to the applicable Operating Lessee as prior to the expiration thereof, provided further that if such Franchise Agreement is modified, extended, supplemented or replaced a franchisor estoppel and recognition or other “comfort letter” shall be provided as described in (b) above.
          “Replacement Interest Rate Cap Agreement” means an interest rate cap agreement from an Acceptable Counterparty with financial terms identical to the Interest Rate Cap Agreement then in effect and with other terms substantially similar to those in the Interest Rate Cap Agreement then in effect, except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade, withdrawal or qualification of the long-term unsecured debt rating of the Counterparty.
          “Replacement Management Agreement” means, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the initial Management Agreement for such Collateral Property, or (ii) a management agreement with a Qualified

Manager, which management agreement shall be acceptable to Administrative Agent in form and substance, and (b) if requested by Administrative Agent, a conditional assignment of management agreement in such form acceptable to Administrative Agent executed and delivered to Administrative Agent by Operating Lessee and such Qualified Manager at Borrowers’ expense; provided, however, with respect to any expiring or replacement Management Agreement, Borrowers shall notify Administrative Agent but shall not be required to obtain Administrative Agent’s consent if the Management Agreement in effect on the date hereof is extended on the same or more favorable terms to Operating Lessee as prior to the expiration thereof; provided, further, that in such event the applicable Borrowers will be required to deliver an extension of the conditional assignment of management agreement obtained by Administrative Agent on the date hereof in connection with the original Management Agreement.
          “Required Lenders” means, as of any date of determination, Lenders holding Notes evidencing more than fifty-one percent (51%) of the sum of the total Outstanding Amount; provided that the portion of the Outstanding Amount held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Required Repairs” has the meaning specified in Section 9.5.
          “Required Repair Account” has the meaning set forth in Section 13.3(a) hereof.
          “Required Repair Fund” has the meaning set forth in Section 13.3(a) hereof.
          “Reserve Accounts” means, collectively, the Tax Reserve Account, the Insurance Reserve Account, the FF&E Reserve Account, the Required Repairs Reserve Account, the Environmental Remediation Reserve Account and any other escrow fund established pursuant to the Loan Documents
          “Reserve Funds” means, collectively, the Tax Reserve Fund, the Insurance Reserve Fund, the FF&E Reserve Fund, the Required Repair Fund, the Environmental Remediation Reserve Fund, and any other escrow fund established pursuant to the Loan Documents.
          “Responsible Officer” means the president or any vice president of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary organizational action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
          “Restoration” means the repair and restoration of a Collateral Property after a Casualty or Condemnation as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be approved by Administrative Agent, and in accordance with applicable Laws and the requirements of any applicable Management Agreement, Franchise Agreement and Operating Lease.
          “Restricted Party” means any Borrower, any Principal or any shareholder, partner or member or any direct or indirect legal or beneficial owner of, any Borrower, or any Principal; provided, however, that in no event shall (i) FelCor Trust or FelCor Op be deemed a Restricted Party, nor (ii) any direct or indirect beneficial owner of the Persons listed in clause (i) above be deemed a Restricted Party solely because of its direct or indirect beneficial ownership of such Persons.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
          “Ruth’s Chris Lease” means the Restaurant Lease and Services Agreement dated as of November 6, 2006 between Embassy Atlanta Buckhead Operating Lessee, as landlord, and Brook’s Investments, Inc., a Georgia corporation, as tenant, as amended prior to the date hereof, and as the same may be further amended in accordance with the terms hereof.
          “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
          “Second Interest Rate Cap Agreement” has the meaning set forth in Section 2.5(b).
          “Second Interest Rate Cap Agreement Delivery Date” means May 1, 2012.
          “Second Interest Rate Cap Period” means the period beginning with and including May 11, 2012 and ending on and including May 10, 2013.
          “Secondary Market Transaction” has the meaning set forth in Section 14.1.1.
          “Secured Parties” means, collectively, Administrative Agent, Lenders, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 11.5, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
          “Securities” has the meaning set forth in Section 14.1.1.
          “Securities Act” has the meaning set forth in Section 14.1.2.
          “Securitization” means the transfer of the Loan (or any portion thereof or any interest therein and, if applicable, subject to any junior participation or other subordinated interest in the Loan) to a Securitization Trust that will hold the Loan (or such portion thereof or such interest therein) in connection with a securitization of the Loan (or such portion thereof or such interest therein) and, if applicable, one or more other mortgage assets.
          “Securitization Date” means the date on which a Securitization is consummated.
          “Securitization Transaction” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”
          “Securitization Trust” means the trust formed pursuant to a Securitization which holds the Loan (subject to any junior participation(s) or other interest therein).
          “Securitization Vehicles” shall have the meaning assigned to such term in the definition of “Qualified Institutional Lender.”
          “Security Deposit” has the meaning specified in Section 7.16.
          “Service Contracts” means any Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property that exceeds $25,000 in annual expense or that is over one year in duration.

          “Servicing Agreement” means, from and after the Securitization Date, the pooling and servicing agreement executed in connection with a Securitization.
          “Sheraton Atlanta Galleria Fee Owner” means FelCor/MM S-7 and any successor thereto as permitted pursuant to this Agreement.
          “Sheraton Atlanta Galleria Ground Lease” means the Ground Lease dated as of May 3, 2010, by and between FelCor/MM S-7, as lessor, and Sheraton Owner SPE, as lessee, as evidenced by that certain Memorandum of Lease dated as of May 3, 2010, to be recorded in the Office of the Clerk of Superior Court of Cobb County, Georgia.
          “Sheraton Atlanta Galleria Management Agreement” means the Management Agreement dated as of June 30, 1997 by and between FCH/SH Leasing, as “Owner,” and Sheraton PeachTree Corporation, a Delaware corporation, as “Operator,” with respect to the Sheraton Atlanta Galleria Property, as modified pursuant to that certain First Amendment to Management Agreement dated November 1, 1998, between FCH/SH Leasing and Sheraton Peachtree Corporation, a Delaware corporation, as assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE pursuant to that certain Assignment and Assumption of Agreements dated as of the date hereof.
          “Sheraton Atlanta Galleria Operating Lease” means the Lease Agreement dated June 30, 1997 by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and FCH/SH Leasing, as lessee, as modified by the Omnibus Operating Lease Amendment, and assigned by FelCor Op to FelCor/MM S-7 pursuant to the Assignment and Assumption of Leases dated as of April 20, 2000, as evidenced by that certain Memorandum of Lease recorded on April 26, 2000 in the Office of the Clerk of Superior Court of Cobb County, Georgia in Deed Book 13258, Page 1448 and further assigned by FelCor/MM S-7 to Sheraton Owner SPE pursuant to that certain Assignment and Assumption of Lease dated May 3, 2010, and assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE pursuant to that certain Assignment and Assumption of Lease dated May 3, 2010.
          “Sheraton Atlanta Galleria Property” means the Sheraton Suites — Atlanta Galleria.
          “Sheraton Burlington Condemnation Parcel” has the meaning set forth in Section 8.8(d).
          “Sheraton Burlington Management Agreement” means the Lease and Management Agreement dated as of December 4, 1997 by and between FCH/SH Leasing as “Owner,” and Sheraton Vermont Corporation, a Vermont corporation, as “Operator,” with respect to the Sheraton Burlington Property, as assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE pursuant to that certain Assignment and Assumption of Agreements dated as of the date hereof.
          “Sheraton Burlington Operating Lease” means the Lease Agreement dated December 4, 1997 by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and Sheraton Burlington Operating Lessee, as modified by the Omnibus Operating Lease Amendment, and assigned by FelCor Op to FelCor/MM S-7 pursuant to the Assignment and Assumption of Leases dated April 20, 2000, as evidenced by that certain Memorandum of Lease, dated April 20, 2000 and recorded in Volume 473 at Pages 664-671 of the City of South Burlington Land Records, Vermont and further assigned by FelCor/MM S-7 to Sheraton Owner SPE pursuant to that certain Assignment and Assumption of Lease dated May 3, 2010.
          “Sheraton Burlington Operating Lessee” means FCH/SH Leasing II, L.L.C., a Delaware limited liability company.

          “Sheraton Burlington Parking Lease” means the Lease Agreement dated August 28, 1986, between the University of Vermont and State Agricultural College, an educational institution existing under the laws of the State of Vermont, and Hospitality Inns, as amended pursuant to that certain Amendment to Lease Agreement dated May 1, 1987 between University and Hospitality Inns, as further amended pursuant to that certain Second Amendment to Lease Agreement dated August 30, 1990 by University and Hospitality Inns, as further amended pursuant to that certain Third Amendment to Lease Agreement and Waiver of Right of First Refusal dated December 3, 1997 by University and Hospitality Inns, as assigned by Hospitality to FelCor Suites LP pursuant to that certain Assignment and Assumption of Lease dated December 3, 1997, and as further amended pursuant to that certain Fourth Amendment to Lease between University and FelCor Op.
          “Sheraton Burlington Property” means the Sheraton — Burlington Hotel and Conference Center.
          “Sheraton Burlington Tanks” has the meaning set forth in Section 9.7.
          “Sheraton Cypress Creek Fee Owner” means FelCor Op and any successor thereto as permitted pursuant to this Agreement.
          “Sheraton Cypress Creek Ground Lease” means the Ground Lease dated as of the date hereof, between Sheraton Cypress Creek Fee Owner and Sheraton Owner SPE, a memorandum of which Borrowers shall cause to be recorded in the appropriate land records promptly after the date hereof.
          “Sheraton Cypress Creek Management Agreement” means the Management Agreement dated as of May 1, 1998 by and between FCH/SH Leasing, as “Owner,” and Sheraton Operating Corporation, a Delaware corporation, as “Operator,” with respect to the Sheraton Cypress Creek Property, as assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE pursuant to that certain Assignment and Assumption of Agreements dated as of the date hereof.
          “Sheraton Cypress Creek Operating Lease” means the Lease Agreement dated May 1, 1998 by and between FelCor Op (formerly known as FelCor Suites LP), as lessor, and FCH/SH Leasing, as lessee, as modified by that certain Omnibus Operating Lease Amendment, and assigned by FelCor Op to FelCor/MM S-7 pursuant to the Assignment and Assumption of Leases dated as of April 20, 2000, as evidenced by that certain Memorandum of Lease recorded on April 26, 2000 in Official Records Book 30453, Page 692, of the Public Records of Broward County, Florida, as affected by that certain Recognition Agreement dated May 3, 2010, by and between FelCor Op and FCH/SH Leasing, and further assigned by FelCor Op to Sheraton Owner SPE pursuant to that certain Assignment and Assumption of Lease dated May 3, 2010, and assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE, pursuant to that certain Assignment and Assumption of Lease dated May 3, 2010.
          “Sheraton Cypress Creek Property” means the Sheraton — Cypress Creek.
          “Sheraton Cypress Creek Tank” has the meaning set forth in Section 13.5.
          “Sheraton Manager” means the Manager of the Sheraton Cypress Creek Property, Sheraton Atlanta Galleria Property, Sheraton Society Hill Property and/or Sheraton Burlington Property.
          “Sheraton Management Agreements” means the Sheraton Cypress Creek Management Agreement, Sheraton Atlanta Galleria Management Agreement, Sheraton Society Hill Management Agreement and Sheraton Burlington Management Agreement, and “Sheraton Management Agreement” means any one of the Sheraton Management Agreements.

          “Sheraton Manager Account” means such account as any Sheraton Manager may from time to time designate by written notice to Administrative Agent.
          “Sheraton Operating Lessees” means the Sheraton Cypress Creek Operating Lessee, the Sheraton Atlanta Galleria Operating Lessee, the Sheraton Society Hill Operating Lessee, and the Sheraton Burlington Operating Lessee, and “Sheraton Operating Lessee” means any one of the Sheraton Operating Lessees.
          “Sheraton Operating Leases” means the Sheraton Cypress Creek Operating Lease, the Sheraton Atlanta Galleria Operating Lease, the Sheraton Society Hill Operating Lease, and the Sheraton Burlington Operating Lease.
          “Sheraton Operating Lessee SPE” means FelCor S-4 Leasing (SPE), L.L.C.
          “Sheraton Owner SPE” means FelCor S-4 Hotels (SPE), L.L.C.
          “Sheraton Properties” means the Sheraton Cypress Creek Property, Sheraton Atlanta Galleria Property, Sheraton Society Hill Property and Sheraton Burlington Property, and “Sheraton Property” means any one of the Sheraton Properties.
          “Sheraton Property Account” and “Sheraton Property Accounts” has the meaning set forth in Section 3.1(b).
          “Sheraton Property Account Agreement” has the meaning set forth in Section 3.1(b).
          “Sheraton Society Hill Fee Owner” means FCH/PSH, L.P., a Pennsylvania limited partnership, and any successor thereto as permitted pursuant to this Agreement.
          “Sheraton Society Hill Ground Lease” means the Ground Lease dated April 20, 2000, by and between Sheraton Society Hill Fee Owner, as lessor, and FelCor Op, lessee, as assigned by FelCor Op to FelCor/MM S-7 pursuant to that certain Assignment and Assumption of Leases dated April 20, 2000, as evidenced by that certain Memorandum of Lease recorded April 26, 2000 in the Department of Records of and for the City and County of Philadelphia as Document No. 50071401, and further assigned by FelCor/MM S-7 to Sheraton Owner SPE pursuant to that certain Assignment, Assumption and Modification of Ground Lease dated as of May 3, 2010.
          “Sheraton Society Hill Letter Agreement” has the meaning specified in Section 7.26.
          “Sheraton Society Hill Management Agreement” means the Management Agreement dated as of September 30, 1997 by and between FCH/SH Leasing, as “Owner,” and Sheraton Operating Corporation, a Delaware corporation, as “Operator,” with respect to the Sheraton Society Hill Property, as amended pursuant to that certain Letter Agreement dated December 21, 2005 between Sheraton Operating Corporation and FCH/SH Leasing Re: Sheraton Society Hill, as assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE pursuant to that certain Assignment and Assumption of Agreements dated as of the date hereof.
          “Sheraton Society Hill Operating Lease” means Lease Agreement dated September 30, 1997 by and between Sheraton Society Hill Fee Owner (formerly known as Rouse & Associates — SHS), as lessor, and FCH/SH Leasing, as lessee, as amended by that certain First Amendment to Operating Lease executed in April 2010 to be effective as of September 30, 1997, as modified by that certain Omnibus Operating Lease Amendment, and assigned by Sheraton Society Hill Fee Owner to FelCor Op pursuant to the Assignment and Assumption of Leases dated April 20, 2000, and further assigned by FelCor Op to FelCor/MM S-7 pursuant to the Assignment and Assumption of Leases dated April 20, 2000, as evidenced by that certain Memorandum of Lease recorded April 26, 2000 in Department of Records of and for the City and County of Philadelphia as Document No. 50071400, and further assigned by FelCor/MM S-7 to Sheraton Owner SPE pursuant to that certain Assignment and Assumption of Lease dated as of May 3, 2010, and assigned by FCH/SH Leasing to Sheraton Operating Lessee SPE, pursuant to that certain Assignment and Assumption of Lease dated May 3, 2010.
          “Sheraton Society Hill Property” means the Sheraton — Society Hill.
          “Special Member” has the meaning set forth in Section 6.34.
          “Spread” means five and one-tenth percent (5.10%) per annum.
          “Stated Maturity Date” means, April 30, 2015.
          “Strike Price” has the meaning set forth in Section 2.05(a).
          “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrowers.
          “Survey” has the meaning specified in Section 5.1(a)(x).
          “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

          “Syndication” has the meaning set forth in Section 14.1.1.
          “Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
          “Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
          “Taxes” means any and all present or future income, franchise, sales, use, excise, stamp or other taxes, duties, levies, imposts, fees, assessments, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing and restrictions or other charges of whatever nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to federal, state, local or foreign law) or by any Governmental Authority, including any political subdivision or taxing authority thereof or therein, and all interest, penalties or additional amounts payable in respect thereof.
          “Tax Reserve Account” has the meaning set forth in Section 13.1.
          “Tax Reserve Deposit Amount” means an amount equal to one-twelfth (1/12) of the Real Estate Taxes budgeted in the Approved Annual Budget in order to accumulate with Administrative Agent sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates.
          “Tax Reserve Fund” has the meaning set forth in Section 13.1.
          “Tax Return” means any report, filing, return, information return, document, election, including amendments to any of the foregoing, filed or furnished or required to be filed or furnished with respect to Taxes.
          “Terrorism Exclusion” has the meaning specified in Section 9.1(a)(x).
          “Terrorism Insurance” has the meaning specified in Section 9.1(a)(x).
          “Terrorism Insurance Cap” has the meaning specified in Section 9.1(a)(x).
          “Terrorism Insurance Required Amount” has the meaning specified in Section 9.1(a)(x).
          “Third Interest Rate Cap Agreement” has the meaning set forth in Section 2.5(c).
          “Third Interest Rate Cap Agreement Delivery Date” means May 1, 2013.
          “Third Interest Rate Cap Period” means the period beginning with and including May 11, 2013 and ending on and including May 10, 2014.

          “Tie-In Hotels” has the meaning set forth in Section 7.28.
          “Title Company” means such title insurance companies acceptable to Administrative Agent.
          “Title Insurance Commitments” means the commitments to issue the Title Policies, issued by the Title Company for each Collateral Property, along with copies of all instruments creating or evidencing exceptions or encumbrances to title.
          “Title Policies” means an ALTA or equivalent form of Mortgagee Title Policy from the Title Company and insuring the priority and sufficiency of the Mortgages as first Liens upon the applicable Collateral Properties, (a) in the aggregate amount of the Loan, (b) showing all easements or other matters affecting the Collateral Properties, all subject only to such exceptions or qualifications as are reasonably acceptable to Administrative Agent, (c) insuring the priority of Secured Party’s Liens granted by the Mortgages against all possible contractors’, suppliers, and mechanics’ lien claims that heretofore or hereafter arise, as well as survey matters which could result in a Material Title Defect, and (d) to the extent available, containing any customary endorsements or assurances that Administrative Agent acting on behalf of the Secured Parties may request for protection of its interests including, but not limited to (i) zoning endorsements, (ii) variable rate endorsements, (iii) usury endorsements, (iv) comprehensive endorsements, (v) access endorsements, insuring that there will be at least one location at each Collateral Property with unlimited vehicular ingress and egress to an adjacent street, and (vii) other customary endorsements requested by Administrative Agent and its counsel.
          “Transfer” means, with respect to any property, rights, or interests, any sale, deed, conveyance, lease, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of options with respect to, installment sales contracts for, or other transfer or disposition, in whole or in part, with respect to such property, rights or interest, or any legal or beneficial interest therein, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise (including as a result of a merger), and whether or not for consideration or of record. With respect to Restricted Parties, the term “Transfer” shall include the following: (a) if a Restricted Party is a corporation, any merger, consolidation or sale or pledge of such corporation’s stock or the creation or issuance of new stock; (b) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the sale or pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the sale or pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interests or the creation or issuance of new limited partnership interests; (c) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the sale or pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the sale or pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; and (d) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the sale or pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests.
          “Transferee Borrower” has the meaning set forth in Section 8.19(b).
          “UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
          “Underwriters” has the meaning set forth in Section 14.1.3.
          “Underwriter Group” has the meaning set forth in Section 14.1.3.
          “United States” and “U.S.” mean the United States of America.
          “Upper Tier Pledge Agreement” means that certain Pledge Agreement, dated as of the date hereof, made by FelCor Op and FelCor TRS Holdings, in favor of Administrative Agent.
     1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (i) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (ii) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.3 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.
          (b) Changes in GAAP. If at any time any change in GAAP occurring after the Closing Date would affect the Borrowers’ computation of any financial ratio or requirement set forth in any Loan Document, and either Borrowers or the Required Lenders shall so request, Administrative Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrowers shall provide to Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.4 Rounding. Any financial ratios required to be maintained by Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.6 Joint and Several Obligations.
          (a) All representations contained herein shall be deemed individually made by each Borrower, and each of the covenants, agreements, and obligations set forth herein shall be deemed to be the joint and separate covenants, agreements, and obligations of each Borrower. Any notice, request, consent, report, or other information or agreement delivered to any Loan Party by any Borrower shall be deemed to be ratified by, consented to, and also delivered by the other Borrowers. Each Borrower recognizes and agrees that each covenant and agreement of a “Borrower” and “Borrowers” in this Agreement and in any other Loan Document shall create a joint and several obligation of such entities, which may be enforced against such entities jointly, or against each entity separately.
          (b) Each Borrower hereby irrevocably and unconditionally agrees: (i) that it is jointly and severally liable to Administrative Agent and Lenders for the full and prompt payment of the Obligations and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (ii) to fully and promptly perform all of its obligations hereunder with respect to the Obligations; and (iii) as a primary obligation to indemnify Administrative Agent and Lenders on demand for and against any loss (including losses due to Administrative Agent’s or any Lender’s negligence but excluding losses determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of Administrative Agent or any Lender) actually incurred by such Administrative Agent or any Lender as a result of any of the obligations of any one or more of Borrowers being or becoming void, voidable, unenforceable, or ineffective for any reason whatsoever, whether or not known to Administrative Agent, any Lender, or any other Person.
          (c) Each Borrower waives as to each other Borrower: (i) the amendment, extension, renewal, compromise, discharge, acceleration or otherwise changing the time for payment of, or any other terms with respect to, the Obligations or any part thereof or any substitution of Collateral (to the extent the foregoing has occurred in accordance with any applicable requirements of Section 12.1); (ii) any defense arising by reason of any disability or other defense of any other Borrower or the cessation from any cause whatsoever (including any act or omission of any Borrower or Principal) of the liability of any other Borrower; (iii) any right to require Administrative Agent or any Lender to proceed against or exhaust any security for the Obligations, or pursue any other remedy in Administrative Agent or any Lender’s power whatsoever; and (iv) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.

ARTICLE II
THE LOAN
     2.1 The Loan. Subject to the terms and conditions set forth herein, Initial Lender agrees to make a single loan to Borrowers on the Closing Date in an amount equal to TWO HUNDRED TWELVE MILLION AND 00/100 DOLLARS ($212,000,000.00) (the “Loan”). Amounts borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed.
     2.2 Interest Rate; Interest Calculation.
          (a) Interest on the outstanding principal balance of the Loan shall accrue from and including the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period.
          (b) Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (x) the actual number of days elapsed in the period for which the calculation is being made by (y) a daily rate based on a three hundred sixty (360) day year by (c) the outstanding principal balance.
          (c) The Loan shall be a LIBOR Loan, and Borrowers shall pay interest on the outstanding principal amount of the Loan at the Applicable Interest Rate; provided, however, that at any time that more than one (1) Note is issued and outstanding and the Notes are accruing at different interest rates the “Applicable Interest Rate” shall equal the weighted average interest rate of the Notes then outstanding.
          (d) Any change in the rate of interest hereunder due to a change in the Applicable Interest Rate shall become effective as of the opening of business on the first day on which such change in the Applicable Interest Rate shall become effective. Each determination by Administrative Agent of the Applicable Interest Rate shall be conclusive and binding for all purposes, absent manifest error
          (e) Administrative Agent shall promptly notify Borrowers and Lenders of the Applicable Interest Rate applicable to any Interest Period upon determination of such interest rate.
     2.3 Late Charge; Default Rate; Past Due Amounts.
          (a) If any amount payable by Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (b) If, and for so long as, any Event of Default shall have occurred and be continuing, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
          (c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

     2.4 Loan Payments.
          (a) On the Closing Date, Borrowers shall make a payment to Administrative Agent of interest only with respect to the initial Interest Period. Borrowers shall make a payment to Administrative Agent equal to the Monthly Debt Service Payment Amount on the Payment Date occurring in June, 2010 and on each Payment Date thereafter to and including the Payment Date immediately preceding the Maturity Date. Each payment shall be applied first to interest accrued, or to be accrued, for the Interest Period in which the Payment Date or Maturity Date occurs and the balance to principal. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever.
          (b) On the Maturity Date, Borrower shall pay to the Administrative Agent the outstanding principal balance of the Loan, all accrued and unpaid interest, all other amounts due hereunder and under the Notes, the Mortgages and the other Loan Documents.
          (c) Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein, and such sums shall be paid to Administrative Agent at Administrative Agent’s Office for the account of the respective Lenders to which such payment is owed. Administrative Agent will promptly distribute to each Lender such Lender’s Applicable Percentage in respect of the Loan (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office; provided, however, that if the Notes are accruing interest at different interest rates, then in lieu of distributing proceeds in relation to each Lender’s Applicable Percentage, Administrative Agent shall distribute interest amounts to the Lenders based upon the amount of interest accrued due under their respective Notes and shall distribute principal to the Lenders pro rata in accordance with their respective Applicable Percentages, except that after and during the continuance of an Event of Default funds shall be allocated and disbursed to the Lenders in accordance with the terms of any applicable co-lender agreement, intercreditor agreement or other similar agreement among the applicable Lenders. All payments received by Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.
          (d) At any time that more than one (1) Note is outstanding, Borrowers confirm and agree that Borrowers shall have no right to direct the payment of funds to repay any particular Note, and that all funds received by Administrative Agent from or on behalf of Borrowers shall be allocated among the Lenders as more particularly set forth in this Section 2.4. Borrowers shall not be permitted to make any permitted prepayment of any particular outstanding Note unless, simultaneously with such permitted prepayment of such Note, Borrowers also prepay the other Notes in accordance with the terms of this Agreement, except that after the occurrence and during the continuance of an Event of Default, prepayments shall be allocated and disbursed to the Lenders in accordance with the terms of any applicable co-lender agreement, intercreditor agreement or other similar agreement among the applicable Lenders.
     2.5 Interest Rate Cap Agreements.
          (a) On or before the Closing Date, Borrowers shall enter into an Interest Rate Cap Agreement with an Acceptable Counterparty for the period from the Closing Date through May 11, 2012,

with a LIBOR strike price (the “Strike Price”) equal to five percent (5.0%) (such Interest Rate Cap Agreement, the “Initial Interest Rate Cap Agreement”).
          (b) On or prior to Second Interest Rate Cap Agreement Delivery Date, in lieu of making the applicable Back-End Amortization Payment due and payable on such date pursuant to Section 2.6(b), Borrower may enter into an Interest Rate Cap Agreement with an Acceptable Counterparty for the Second Interest Rate Cap Period with a Strike Price equal to a Strike Price which when added to the Spread in effect on the Second Interest Rate Cap Agreement Delivery Date would produce a Debt Service Coverage Ratio of 1.10 to 1.00, as calculated by Administrative Agent (the “Second Interest Rate Cap Agreement”).
          (c) On or prior to Third Interest Rate Cap Agreement Delivery Date, in lieu of making the applicable Back-End Amortization Payment due and payable on such date pursuant to Section 2.6(b), Borrower may enter into an Interest Rate Cap Agreement with an Acceptable Counterparty for the Third Interest Rate Cap Period with a Strike Price equal to a Strike Price which when added to the Spread in effect on the Third Interest Rate Cap Agreement Delivery Date would produce a Debt Service Coverage Ratio of 1.10 to 1.00, as calculated by Administrative Agent (the “Third Interest Rate Cap Agreement”).
          (d) On or prior to Fourth Interest Rate Cap Agreement Delivery Date, in lieu of making the applicable Back-End Amortization Payment due and payable on such date pursuant to Section 2.6(b), Borrower may enter into an Interest Rate Cap Agreement with an Acceptable Counterparty for the Fourth Interest Rate Cap Period with a Strike Price equal to a Strike Price which when added to the Spread in effect on the Fourth Interest Rate Cap Agreement Delivery Date would produce a Debt Service Coverage Ratio of 1.10 to 1.00, as calculated by Administrative Agent (the “Fourth Interest Rate Cap Agreement”).
          (e) On the Closing Date, and if Borrowers elect to deliver the Second Interest Rate Cap Agreement, the Third Interest Rate Cap Agreement and the Fourth Interest Rate Cap Agreement, as applicable, on each of the Second Interest Rate Cap Agreement Delivery Date, Third Interest Rate Cap Agreement Delivery Date and Fourth Interest Rate Cap Agreement Delivery Date, Borrowers shall deliver to Administrative Agent a written confirmation (signed by the Acceptable Counterparty) that the applicable interest rate cap has been purchased which shall identify the Acceptable Counterparty, the Strike Price and other negotiated terms and conditions, which shall be acceptable to Administrative Agent in Administrative Agent’s reasonable discretion. Within three (3) Business Days after the delivery of the written confirmation, Borrowers shall, and shall cause the Acceptable Counterparty to, execute and deliver an Interest Rate Cap Agreement and a counterpart to the Collateral Assignment of Interest Rate Cap Agreement, and deliver the opinions required in Section 2.5(i) below. Each Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Administrative Agent, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrowers under such Interest Rate Cap Agreement so long as any portion of the Obligations exists, provided that the Obligations shall be deemed to exist if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be applicable to, and provide for monthly payments during, for the period set forth in Sections 2.5(a), (b), (c) or (d) (as applicable) and (v) shall have a notional amount equal to or greater than the then outstanding principal balance of the Loan. Borrowers shall collaterally assign to Administrative Agent, pursuant to a Collateral Assignment of Interest Rate Cap Agreement, all of Borrowers’ right, title and interest to receive any and all payments under each Interest Rate Cap Agreement, and shall deliver to Administrative Agent an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Administrative Agent and require that payments be deposited directly into the Lockbox Account).

          (f) Borrowers shall comply with all of their respective obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts payable to Borrowers or Administrative Agent by the Acceptable Counterparty under the Interest Rate Cap Agreements shall be deposited by such Acceptable Counterparty directly into the Lockbox Account. Borrowers shall take all reasonable actions requested by Administrative Agent to enforce Administrative Agent’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder, without the prior written consent of Administrative Agent.
          (g) In the event of any downgrade, withdrawal or qualification by the Rating Agencies of the rating of the counterparty under an Interest Rate Cap Agreement required hereunder results in such counterparty’s ratings failing to satisfy the requirements for Acceptable Counterparty, Borrowers shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement issued by an Acceptable Counterparty not later than ten (10) Business Days following receipt of notice from Administrative Agent of such downgrade, withdrawal or qualification. Notwithstanding the foregoing, upon the renewal or replacement of the Interest Rate Cap Agreement as required hereunder, the Counterparty must satisfy the qualifications of an Acceptable Counterparty unless Administrative Agent otherwise agrees in writing.
          (h) If Borrowers fail to purchase and deliver to Administrative Agent the Interest Rate Cap Agreement in accordance with the provisions of this Section 2.5 or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, in addition to Administrative Agent’s other rights and remedies in connection with such Default, Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Administrative Agent in purchasing such Interest Rate Cap Agreement shall be paid by Borrowers to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is reimbursed by Borrowers to Administrative Agent.
          (i) In connection with each Interest Rate Cap Agreement, Borrowers shall obtain and deliver to Administrative Agent an opinion from counsel (which counsel may be in-house counsel for the counterparty thereunder) for the applicable counterparty thereunder (upon which Administrative Agent and its successors and assigns may rely) which shall provide, in relevant part, substantially as follows:
     (i) such counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap Agreement;
     (ii) the execution and delivery of such Interest Rate Cap Agreement by such counterparty, and any other agreement which such counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
     (iii) all consents, authorizations and approvals required for the execution and delivery by such counterparty of such Interest Rate Cap Agreement, and any other agreement which such counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
     (iv) such Interest Rate Cap Agreement has been duly executed and delivered by such counterparty and constitutes the legal, valid and binding obligation of such counterparty, enforceable against such counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     2.6 Prepayments.
          (a) Optional Prepayments. Borrowers may, at their option and upon not less than thirty (30) days prior written notice to Administrative Agent, prepay the Loan in whole, or, (i) at any time prior to the Lock Out Date or (ii) in connection with a Collateral Property Release (including any additional prepayment made to satisfy Debt Service Coverage Ratio or Loan to Value conditions required hereunder in connection with any Collateral Property Release), in part; provided, that (x) any prepayment made prior to the Lock Out Date, other than a Qualified Release Price Prepayment, shall be accompanied by the applicable Make Whole Amount, and (y) any prepayment made on a date other than a Payment Date, shall include interest on the amount being prepaid through the next Payment Date to occur. Administrative Agent shall not be obligated to accept any prepayment unless it is accompanied by payment of any other sums due and payable under this Agreement and the other Loan Documents, including without limitation any Breakage Costs and, if applicable, the related Make Whole Amount due in connection therewith, and all of Administrative Agent’s reasonable costs and expenses incurred in connection with such prepayment. Borrowers may revoke their election to prepay the Loan at any time prior to the date which is five (5) Business Days prior to the scheduled prepayment date set forth in the prepayment notice (such fifth (5th) Business Day prior to the scheduled prepayment date, the “Prepayment Revocation Deadline”). Following the Prepayment Revocation Deadline, Borrowers’ election to prepay the Loan shall be deemed irrevocable and Borrowers shall make such prepayment and the payment amount specified in the related notice shall be due and payable on the date specified therein. Administrative Agent will promptly notify each Lender of its receipt of each prepayment notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the Loan).
          (b) Mandatory Prepayments—Back-End Amortization Payments. On or before each of the second, third and fourth anniversary of the Closing Date, Borrowers pay to Administrative Agent a Back-End Amortization Payment (and, if applicable, any Make Whole Payment) to be applied to pay down the outstanding principal balance of the Loan; provided, however, that if (i) Borrowers shall have entered into the Second Interest Rate Cap Agreement and complied with the relevant provisions of the Section 2.5(e), Borrowers shall be released from their obligation to make the Back-End Amortization Payment due on the second anniversary of the Closing Date, (ii) Borrowers shall have entered into the Third Interest Rate Cap Agreement and complied with the relevant provisions of the Section 2.5(e), Borrowers shall be released from their obligation to make the Back-End Amortization Payment due on the third anniversary of the Closing Date, and (iii) Borrowers shall have entered into the Fourth Interest Rate Cap Agreement and complied with the relevant provisions of the Section 2.5(e), Borrowers shall be released from their obligation to make the Back-End Amortization Payment due on the fourth anniversary of the Closing Date.
          (c) Acceleration of Maturity Date. If the Maturity Date is accelerated prior the Lock Out Date, in addition to all other sums due and payable hereunder, Borrowers shall be obligated to pay to Administrative Agent the Make Whole Amount.

     2.7 Evidence of Debt. The Loan shall be evidenced by one or more promissory notes, substantially in the form of Exhibit B, made by Borrowers in favor of each Lender, payable to such Lender in the principal amount equal to the amount of such Lender’s portion of the Loan.
     2.8 Administrative Agent’s Clawback and Insufficient Funds.
          (a) Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the time at which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agree to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
          (b) Obligations of Lenders Several. The obligations of the Lenders hereunder to make the Loan and to make payments under Section 12.4(c) are several and not joint. The failure of any Lender to make the Loan or to make any payment under Section 12.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make the Loan or to make its payment under Section 12.4(c).
          (c) Insufficient Funds. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          2.9 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Loan due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loan due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Loan due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time, or (b) Obligations in respect of the Loan owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Loan owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Loan owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (x) notify Administrative Agent of such fact, and (y) purchase (for cash at face value) participations in the portion of the Loan held by the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by Borrowers pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its portion of the Loan to any assignee or participant, other than to Borrowers (as to which the provisions of this Section shall apply).
          Each of the Borrowers consents to the foregoing and agrees, to the extent such Borrower may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any such Borrower’s rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
     2.10 Collateral Property Releases. Upon the satisfaction of the following conditions, Borrowers may obtain the release of a Collateral Property from the Lien of the Mortgage (and related Collateral Documents) encumbering such Collateral Property and the release of the applicable Borrowers’ obligations under the Loan Documents with respect to such Collateral Property (other than those expressly stated to survive) (each a “Collateral Property Release”):
          (a) In the case of a Collateral Property Release of Qualified Collateral Property, such Collateral Property Release is in connection with a sale of such Collateral Property, and Administrative Agent shall have received evidence that such Collateral Property shall be conveyed to a Person other than a Borrower, Principal or Guarantor or an Affiliate of Borrower, Principal or Guarantor;
          (b) No Default or Event of Default has occurred and is continuing, or would occur as a result of giving effect to such Collateral Property Release;
          (c) Borrowers shall provide Administrative Agent with at least thirty (30) days prior written notice of their irrevocable election to obtain such Collateral Property Release (each, a “Collateral Property Release Notice”); provided, however, that, the foregoing notwithstanding, any Collateral Property Release Notice may be revoked by Borrowers at any time prior to the Prepayment Revocation Date;
          (d) After giving effect to such Collateral Property Release, the Debt Service Coverage Ratio for the Collateral Properties remaining after such release (calculated as if the Collateral Property had been released twelve (12) months prior to the applicable release date, or, if Borrowers have not yet received from the applicable Managers the financial reporting information for the immediately preceding calendar month, based upon the then most recent twelve (12) month period for which Borrowers have received reporting), shall be greater than or equal to the Debt Service Coverage Ratio immediately prior to such release;
          (e) In the case of a Collateral Property Release of Non-Designated Collateral Property, after giving effect to such Collateral Property Release, (i) the Borrower Determined Loan to Value Ratio shall be equal to or less than the Borrower Determined Loan to Value Ratio immediately prior to such Collateral Property Release, and (ii) if Administrative Agent determines to require Borrowers to order new appraisals of the Collateral Properties, after giving effect to such release, the Appraised Loan to Value Ratio shall be equal to or less than the Appraised Loan to Value Ratio immediately prior to such Collateral Property Release; provided, however, notwithstanding the foregoing, Borrowers shall be permitted to make voluntary prepayments of the Outstanding Amount of the Loan after the Lock Out Date with no premium or Make Whole Amount payment in order to satisfy the Loan to Value Ratio and Debt Service Coverage Ratio conditions set forth above;
          (f) In no event shall Borrowers be entitled to cause the release of more than two (2) Non-Designated Qualified Collateral Properties;
          (g) Administrative Agent shall have received a wire transfer of immediately available federal funds in an amount equal to the Release Price for the applicable Collateral Property, together with (i) all accrued and unpaid interest on the amount of principal being prepaid through and including the next Payment Date, (ii) any amounts, if any, required to be paid pursuant to Section 4.5, (iii) in connection with releases of Non-Designated Collateral Property, the related Make Whole Amount, and (iv) all other sums due under this Agreement or the other Loan Documents in connection with such release;
          (h) Borrowers shall submit to Administrative Agent, not less than five (5) days prior to the date of such Collateral Property Release, (i) a release of Lien (and related Loan Documents) for such Collateral Property for execution by Administrative Agent in a form reasonably acceptable to Administrative Agent and appropriate in the State in which such Collateral Property is located, which release and shall contain standard provisions, protecting the rights of Administrative Agent and Lenders, (ii) all other documentation Administrative Agent reasonably requires to be delivered by Borrowers in connection with such Collateral Property Release, (iii) an Officer’s Certificate certifying that (A) such documentation is in compliance with all applicable Legal Requirements, (B) the proposed Collateral Property Release complies with the requirements of clauses (d) and (e) of this Section 2.10, and (B) release will not impair or otherwise adversely affect the Liens, security interests and other rights of Administrative Agent and Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Collateral Properties subject to the Loan Documents not being released);
          (i) Provided that the Borrower owning the applicable Collateral Property to be released owns no other Collateral Property securing the Loan Documents, Administrative Agent shall deliver to Borrowers a release of such Borrower from any obligations under the Loan Documents and release any pledge of such released Borrower’s equity that may have been delivered to Administrative Agent; and
          (j) Administrative Agent shall have received payment of all of its reasonable out of pocket costs and expenses, including due diligence review costs and reasonable counsel fees and disbursements incurred in connection with such Collateral Property Release and the review and approval of the documents and information required to be delivered in connection therewith.
     2.11 Release on Payment in Full. Administrative Agent shall, upon the written request and at the expense of Borrowers, upon payment in full of all Obligations, release the Lien of the Mortgages and any other Loan Document on each Collateral Property not theretofore released.

ARTICLE III
CASH MANAGEMENT
     3.1 Establishment of Accounts.
          (a) Each Embassy Operating Lessee shall, within sixty (60) days after the Closing Date, (i) establish, at Borrowers’ sole cost and expense, a Property Account (each an “Embassy Property Account,” and collectively, the “Embassy Property Accounts”) with one or more Property Account Banks into which the applicable Embassy Manager shall deposit all Gross Income from Operations from the related Embassy Property, and (ii) execute agreements with Administrative Agent and each Property Account Bank, and if required by Administrative Agent, the applicable Embassy Manager (1) providing that Administrative Agent shall have the sole dominion and control over such Embassy Property Account and that neither Borrowers nor any Manager shall have access to or control over the Embassy Property Account, (2) providing that, prior to any Property Account Bank’s receipt of a Lockbox Period Trigger Notice, such Property Account Bank shall remit all available funds on deposit in the Embassy Property Account by wire transfer (or transfer via the ACH System) on each Business Day to the Embassy Manager Account, (3) providing that, from and after Property Account Bank’s receipt of a Lockbox Period Trigger Notice, such Property Account Bank shall remit all available funds on deposit in the Embassy Property Account by wire transfer (or transfer via the ACH System) on each Business Day to the Lockbox Account, and (4) otherwise in form and substance satisfactory to Administrative Agent (the “Embassy Property Account Agreement”).
          (b) Each Sheraton Operating Lessee shall within sixty (60) days after the Closing Date, (i) establish, at Borrowers’ sole cost and expense, a Property Account (each a “Sheraton Property Account,” and collectively, the “Sheraton Property Accounts”) with one or more Property Account Banks into which the applicable Sheraton Manager shall deposit all Gross Income from Operations from the related Sheraton Property, and (ii) execute agreements with Administrative Agent and each Property Account Bank, and if required by Administrative Agent, the applicable Sheraton Manager (1) providing that Administrative Agent shall have the sole dominion and control over such Sheraton Property Account and that neither Borrowers nor any Manager shall have access to or control over the Sheraton Property Account, (2) providing that such Property Account Bank shall remit all available funds on deposit in the Sheraton Property Account by wire transfer (or transfer via the ACH System) on each Business Day to the Sheraton Manager Account, and (3) otherwise in form and substance satisfactory to Administrative Agent (the “Sheraton Property Account Agreement”).
          (c) Administrative Agent shall, within thirty (30) days after the Closing Date, establish, at Borrowers’ sole cost and expense, an account (the “Lockbox Account”) into which (i) during a Lockbox Period, all funds on deposit in the Embassy Property Accounts shall be transferred on a daily basis as described in clause (a) above, and (ii) all funds payable to Borrowers or their Affiliates by the Sheraton Managers pursuant to the Sheraton Management Agreements shall be deposited as and when provided in the Sheraton Management Agreements.
     3.2 Deposits into Lockbox Account.
          (a) Borrowers warrant and covenant that, immediately after establishing the Embassy Property Accounts: (i) unless provided for in the related Manager’s Consent and Subordination of Management Agreements, each Embassy Operating Lessee shall irrevocably instruct its respective Embassy Manager to deposit all Accounts Receivable for the related Embassy Property, and any Gross Income from Operations collected by such Embassy Manager on account of such Embassy Property, directly into the applicable Embassy Property Account, (ii) each Embassy Operating Lessee or its respective Embassy Manager shall deliver an irrevocable direction letter substantially in the form of

Exhibit D to all credit card companies directing them to pay all Accounts Receivable directly into the applicable Embassy Property Account for such Embassy Property, (iii) other than the Accounts, there shall be no other accounts (other than property-level petty cash accounts, so-called “change order” accounts (created for the purpose of permitting the applicable Embassy Manager to make change for hotel guests) or similar type accounts) maintained by any Borrower or any other Person into which revenues from the ownership and operation of the Embassy Properties are deposited, and (iv) no Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Embassy Properties. Until deposited into the applicable Embassy Property Account, any Gross Income from Operations from the Embassy Properties held by Borrowers shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Administrative Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of Borrowers or any other Person.
          (b) Borrowers warrant and covenant that, immediately after establishing the Sheraton Property Accounts: (i) unless provided for in the related Manager’s Consent and Subordination of Management Agreement, each Sheraton Operating Lessee shall irrevocably instruct its respective Sheraton Manager to (1) deposit all Accounts Receivable for the related Sheraton Property, and any Gross Income from Operations collected by such Sheraton Manager on account of such Sheraton Property, directly into the applicable Sheraton Property Account or the Sheraton Manager Account, and (2) remit all amounts payable to such Sheraton Operating Lessee into the Lockbox Account, as and when such Sheraton Manager is obligated to remit such funds to such Sheraton Operating Lessee pursuant to the applicable Sheraton Management Agreement, or any other agreement between Borrowers (or its Affiliates) and such Sheraton Manager (or its Affiliates) related thereto, (ii) each Sheraton Operating Lessee or its respective Sheraton Manager shall deliver an irrevocable direction letter substantially in the form of Exhibit D to all credit card companies directing them to pay all Accounts Receivable relating to the Sheraton Properties directly into the applicable Sheraton Property Account or the Sheraton Manager Account, (iii) other than the Accounts, there shall be no other accounts (other than property-level petty cash accounts, so-called “change order” accounts (created for the purpose of permitting the applicable Sheraton Manager to make change for hotel guests) or similar type accounts) maintained by any Borrower or any other Person into which revenues from the ownership and operation of the Sheraton Properties are deposited, and (iv) no Borrower nor any other Person shall open any other such account with respect to the deposit of income in connection with the Sheraton Properties. Until deposited into the applicable Sheraton Property Account, any Gross Income from Operations from the Sheraton Properties held by Borrowers shall be deemed to be Collateral and shall be held in trust by it for the benefit, and as the property, of Administrative Agent for the benefit of the Secured Parties and shall not be commingled with any other funds or property of Borrowers or any other Person.
          (c) At all times other than during a Lockbox Period, each Property Account Bank maintaining a Embassy Property Account shall, pursuant to the applicable Embassy Property Account Agreement, cause all funds on deposit in any Embassy Property Account to be deposited in the Embassy Manager Account on each Business Day. Upon receipt by any Property Account Bank maintaining a Embassy Property Account of a Lockbox Trigger Event Notice, and for so long as such Property Account Bank has not received a Lockbox Trigger Event Cure Notice, such Property Account Bank shall, pursuant to the applicable Embassy Property Account Agreement, cause all funds on deposit in any Embassy Property Account to be deposited into the Lockbox Account on each Business Day.
          (d) Each Property Account Bank maintaining a Sheraton Property Account shall at all times, pursuant to the applicable Sheraton Property Account Agreement, cause all funds on deposit in any Sheraton Property Account to be deposited in the Sheraton Manager Account on each Business Day.

          (e) Each Borrower warrants and covenants that it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 3.2 without Administrative Agent’s prior written consent.
     3.3 Account Name.
          (a) The Embassy Property Accounts and the Sheraton Property Accounts shall each be in the name of the applicable Borrower(s) for the benefit of Administrative Agent, as secured party.
          (b) If Administrative Agent is replaced, Borrowers agree to cause each Property Account Bank, at Administrative Agent’s request and direction to, shall change the name of each Property Account to the name of the applicable Borrower for the benefit of the successor Administrative Agent, as secured party.
     3.4 Eligible Accounts. Each Operating Lessee shall cause each Property Account Bank to maintain each Property Account as an Eligible Account.
     3.5 Permitted Investments. Sums on deposit in the Lockbox Account may be invested in Permitted Investments, provided (i) such investments are then regularly offered by Lockbox Bank for accounts of this size, category and type, (ii) such investments are permitted by applicable Law, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the applicable Account are anticipated by Administrative Agent to be required for payment of an obligation for which such Account was created, and (iv) no Event of Default shall have occurred and be continuing. All income earned from Permitted Investments shall be deemed for income tax purposes to have been earned by Borrowers and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Borrowers hereby irrevocably authorize and direct Lockbox Bank to hold any income earned from Permitted Investments as part of the Lockbox Account during a Lockbox Period. Borrowers shall be responsible for payment of any federal, state or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Accounts shall be permitted except as set forth in this Section 3.5. Administrative Agent and Lenders shall not be liable for any loss sustained on the investment of any funds deposited in the related Accounts. Notwithstanding anything to the contrary contained herein, Borrowers acknowledge that the only Permitted Investment which Lockbox Bank may offer is an interest bearing escrow account (bearing interest at a money market rate as determined by Lockbox Bank).
     3.6 Disbursements from the Lockbox Account.
          (a) During any Lockbox Period resulting solely from a Management Agreement Default Trigger Event, on the Business Day immediately preceding each Payment Date, Administrative Agent shall cause Lockbox Bank to disburse the funds in the Lockbox Account in the following order of priority:
     (i) First, to the Embassy Manager Account in an amount equal to the applicable Monthly Pegged Amount for the then current month;
     (ii) Second, to the Lockbox Bank in an amount sufficient to pay Lockbox Bank for customary and reasonable fees and expenses incurred in connection with this Agreement and the accounts established hereunder; and
     (iii) Third, the remainder to Borrowers.

          (b) During any Lockbox Period, other than a Lockbox Period resulting from an Event of Default or Management Agreement Default Trigger Event, but prior to the occurrence of an Event of Default, on the Business Day immediately preceding each Payment Date, Administrative Agent shall cause Lockbox Bank to disburse the funds in the Lockbox Account in the following order of priority:
     (i) First, to the Embassy Manager Account in an amount equal to the applicable Monthly Pegged Amount for the then current month;
     (ii) Second, to Administrative Agent, to be deposited into the Tax Reserve Account, in an amount equal to, and on account of, the required Tax Reserve Deposit Amount;
     (iii) Third, to Administrative Agent, to be deposited into the Insurance Reserve Account, in an amount equal to, and on account of, the required Insurance Reserve Deposit Amount;
     (iv) Fourth, to Administrative Agent, in amount equal to the Monthly Debt Service Payment Amount and any other amount due to Administrative Agent or Lenders under the Loan Agreement;
     (v) Fifth, to Administrative Agent, in an amount equal to the FF&E Reserve Deposit Amount, to be deposited into the FF&E Reserve Fund to be held by Administrative Agent in the FF&E Reserve Account;
     (vi) Sixth, to the Lockbox Bank in an amount sufficient to pay Lockbox Bank for customary and reasonable fees and expenses incurred in connection with this Agreement and the accounts established hereunder;
     (vii) Seventh, to the Embassy Manager Account in an amount equal to any Incentive Management Fees then due and payable to the Embassy Manager; and
     (viii) Eighth, the remainder, to Administrative Agent, to be applied to the repayment of the outstanding principal balance of the Loan.
          (c) On or before the forty-fifth (45th) day following the last day of each fiscal quarter of Borrowers, Borrowers shall direct each Embassy Manager in writing and otherwise use commercially reasonable efforts to cause the Embassy Managers to disburse to Administrative Agent an amount equal to the Quarterly Budgeted Amount Adjustment, if any, which amount shall be applied by Administrative Agent in accordance with the order of priority established in the then applicable waterfall provision in this Section 3.6. In addition, to the extent that, during any Lockbox Period, any Borrower receives any funds from Manager that were remitted with respect to one or more of the Collateral Properties (such funds received by Borrowers, “Lockbox Leakage”), then on or before the forty-fifth (45th) day following the last day of each fiscal quarter of Borrowers, Borrowers shall pay all such Lockbox Leakage to Administrative Agent, which amounts shall be applied by Administrative Agent in accordance with the order of priority established in the then applicable waterfall provision in this Section 3.6.
          (d) During the occurrence and continuance of an Event of Default, all funds on deposit in the Lockbox Account shall be applied in accordance with Section 3.10.

          (e) Except during a Lockbox Period, Administrative Agent shall cause the Lockbox Bank to remit all funds on deposit in the Lockbox Account into the Borrower Account on each Business Day.
     3.7 Lockbox Trigger Event Cure. A Lockbox Trigger Event shall be deemed cured (a “Lockbox Trigger Event Cure”) upon the occurrence of the following:
     (i) in the case of a Lockbox Trigger Event resulting solely by a DSCR Trigger Event, if the Debt Service Coverage Ratio ending on the last day of two consecutive fiscal quarters is greater than 1.15 to 1.0;
     (ii) Embassy Manager is no longer the subject of any Insolvency Proceeding; and
     (iii) no Default or Event of Default exists hereunder.
In such event, such Lockbox Period shall no longer be outstanding, and until such time as another Lockbox Period exists or an Event of Default occurs, any funds thereafter deposited into the Lockbox Account shall be distributed in accordance with Section 3.6(a) hereof. Upon the occurrence of a Lockbox Trigger Event Cure, Administrative Agent shall promptly send Lockbox Trigger Event Cure Notice to each Property Account Bank and instruct each such Property Account Bank to distribute funds thereafter deposited therein accordingly (unless an until a new Lockbox Period occurs or an Event of Default occurs). Promptly after delivery of the foregoing notice to the Property Account Banks, Administrative Agent shall cause to be released and paid to Borrower any amounts in the Insurance Reserve Account and any amounts in the FF&E Reserve Account.
     3.8 Sole Dominion and Control. Borrowers acknowledge and agree that the Accounts, including, without limitation, the Property Accounts and the Lockbox Account, are subject to the sole dominion, control and discretion of Administrative Agent, its authorized agents or designees, and that Borrowers shall have no right of withdrawal with respect to any Account, except with the prior written consent of Administrative Agent.
     3.9 Security Interest. Borrowers hereby grant to the Administrative Agent for the benefit of the Secured Parties a first-priority security interest in each of the Accounts and the Account Collateral as additional security for the Obligations.
     3.10 Rights on Default. Notwithstanding anything to the contrary in this Article III, upon the occurrence of an Event of Default, Administrative Agent shall promptly notify each Property Account Bank and Lockbox Bank in writing of such Event of Default and, without notice from any Property Account Bank, Lockbox Bank or Administrative Agent, (a) Borrowers shall continue to have no further right in respect of the Accounts, (b) Administrative Agent may direct Lockbox Account to liquidate and transfer any amounts then invested in Permitted Investments to the Accounts or reinvest such amounts in other Permitted Investments as Administrative Agent may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Lockbox Bank, as agent for Administrative Agent, or Administrative Agent to exercise and enforce Administrative Agent’s or Lenders rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (c) Administrative Agent shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Mortgages, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Mortgages, Administrative Agent may apply the amounts of such

Accounts in such order as Administrative Agent determines in Administrative Agent’s sole discretion including, but not limited to, payment of the Obligations.
     3.11 Financing Statement; Further Assurances. Borrowers hereby authorize Administrative Agent to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral with respect thereto in the form required to properly perfect the security interest of the Secured Parties therein. Borrowers agree that at any time and from time to time, at the expense of Borrowers, Borrowers will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Administrative Agent may request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Lockbox Bank or Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Account or Account Collateral.
     3.12 Borrowers Obligations Not Affected. The insufficiency of funds on deposit in the Accounts shall not absolve Borrowers of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
ARTICLE IV
TAXES, YIELD PROTECTION AND ILLEGALITY
     4.1 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable hereunder shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Payment of Other Taxes by Borrowers. Without limiting the provisions of subsection (a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by Borrowers. Borrowers shall, jointly and severally, indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
          (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Borrower or Administrative Agent as will enable such Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of any Borrower or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of a Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit such Borrower to determine the withholding or deduction required to be made.
          (f) Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of Administrative Agent or such Lender agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority)

to Administrative Agent or such Lender if Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     4.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund the Loan, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrowers through Administrative Agent, any obligation of the Lenders to continue of the Loan shall be suspended until such Lender notifies Administrative Agent and Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrowers shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert the Loan a Prime Rate Loan, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain the LIBOR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain the LIBOR Loan. Upon any such prepayment or conversion, Borrowers shall also pay accrued interest on the amount so prepaid or converted.
     4.3 Inability to Determine Rates. If the Required Lenders determine that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of the Loan, (b) adequate and reasonable means do not exist for determining LIBOR, or (c) LIBOR does not adequately and fairly reflect the cost to the Lenders of funding the Loan, Administrative Agent will promptly so notify Borrowers and each Lender. Thereafter, the obligation of the Lenders to maintain the Loan shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Loan will be converted to a Prime Rate Loan.
     4.4 Increased Costs; LIBOR Reserves. (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 4.4(e));
     (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or the LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loan;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the LIBOR Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such for such additional costs incurred or reduction suffered.

          (b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loan, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Reserves on LIBOR Loan. Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of the LIBOR Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrowers shall have received at least ten (10) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.
     4.5 Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
          (a) any continuation, conversion, payment or prepayment of the Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
          (b) any failure by any Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay the Loan on the date or in the amount notified by such Borrower;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing (the foregoing losses or costs, collectively, “Breakage Costs”).
     For purposes of calculating amounts payable by Borrowers to the Lenders under this Section 4.5, each Lender shall be deemed to have funded the LIBOR Loan made by it at LIBOR by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such the LIBOR Loan was in fact so funded.
     4.6 Mitigation Obligations. If any Lender requests compensation under Section 4.4, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, or if any Lender gives a notice pursuant to Section 4.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking the Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 or 4.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.2, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     4.7 Survival. All of Borrowers’ obligations under this Article IV shall survive the repayment of all other Obligations hereunder.
ARTICLE V
CONDITIONS PRECEDENT TO FUNDING OF THE LOAN
     5.1 Conditions to the Loan. The obligation of the Initial Lender to make the Loan hereunder on the Closing Date is subject to satisfaction of the following conditions precedent:
          (a) Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent and its legal counsel:
     (i) counterparts executed by the Loan Parties of this Agreement, the Guaranty, the Upper Tier Pledge Agreement, and with respect to each Collateral Property the Environmental Indemnity and the Collateral Documents, the Letter Agreement, the Assignment of Agreements, Licenses, Permits and Contract and all other Loan Documents, in each case, sufficient in number for distribution to Administrative Agent, each Lender, and Borrowers;
     (ii) One or more Notes executed by Borrowers in favor of the Initial Lender;
     (iii) fully executed Operating Lease Subordination Agreements;
     (iv) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority, and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

     (v) such documents and certifications as Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vi) a favorable opinion of one or more firms counsel to the Loan Parties, addressed to Administrative Agent and each Lender, including such local counsel opinions as Administrative Agent shall request, in each case as to such matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request;
     (vii) a certificate of a Responsible Officer of each Loan Party (other than Borrowers) either (A) attaching copies of all consents, licenses, and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses, and approvals shall be in full force and effect, or (B) stating that no such consents, licenses, or approvals are so required;
     (viii) Intentionally Omitted;
     (ix) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
     (x) unless otherwise agreed or approved by Administrative Agent, (A) two (2) prints of an original survey (a “Survey”) of each Collateral Property and improvements thereon dated not more than sixty (60) days prior to the date of this Agreement (or dated such earlier date, if any, as is satisfactory to Administrative Agent and the Title Company, but in any event not more than one hundred eighty (180) days prior to the date of this Agreement) and otherwise complying with Exhibit E to the extent required by Administrative Agent and the Title Company; and (B) a Flood Insurance Policy for each Collateral Property in an amount required by Administrative Agent, but in no event less than the amount sufficient to meet the requirements of applicable law and the Flood Insurance Acts, or evidence satisfactory to Administrative Agent that none of such Collateral Property is located in a flood hazard area and appropriate flood certificates acceptable to Administrative Agent;
     (xi) unless otherwise agreed or approved by Administrative Agent, true and correct copies of all existing plans with respect to the Collateral Properties within the possession or control of the Loan Parties or any Operating Lessee which is an Affiliate of a Loan Party (including the site plan) requested by Administrative Agent, together with evidence satisfactory to Administrative Agent that the same comply in all material respects to applicable requirements of Governmental Authorities;
     (xii) with respect to each Collateral Property: (A) true and correct copies of each Lease, and (if applicable) Guarantees thereof; (B) estoppel certificates and subordination and attornment agreements (including nondisturbance agreements if and to the extent agreed by Administrative Agent in its discretion), dated within thirty (30) days prior to this Agreement and in form and content satisfactory to Administrative Agent, from the tenants and subtenants as Administrative Agent requires; (C) copies of all personal property leases; (D) copies of all Service Contracts, and if reasonably requested by Administrative Agent, estoppel and recognition agreements relating thereto and (E) evidence of the applicable Borrower’s or the applicable Loan Party’s compliance with each Lease delivered pursuant to clause (A) above;
     (xiii) evidence satisfactory to Administrative Agent that no portion of any Collateral Property is “wetlands” under any applicable Law and no Collateral Property contains nor is within or near any area designated as a hazardous waste site by any Governmental Authority, that no Collateral Property or any adjoining property contains or has ever contained any Hazardous Material under any Law pertaining to health or the environment, and that no Collateral Property or any use or activity thereon violates or is or could be subject to any response, remediation, clean up, or other obligation under any Law pertaining to health or the environment including without limitation, a written report of an environmental assessment of each Collateral Property, made within thirty (30) days prior to the date of this Agreement (an “Environmental Report”), by an engineering firm, and of a scope and in form and content satisfactory to Administrative Agent, complying with Administrative Agent’s established guidelines, showing that there is no evidence of any Hazardous Material which has been generated, treated, stored, released, or disposed of in any Collateral Property, and such additional evidence as may be required by Administrative Agent. All reports, drafts of reports, and recommendations, whether written or oral, from such engineering firm shall be made available and communicated to Administrative Agent;
     (xiv) (A) evidence that each Collateral Property abuts and has fully adequate direct and free access to one or more public streets, dedicated to public use, fully installed and accepted by the appropriate Governmental Authority, that all fees, costs and expenses of the installation and acceptance thereof have been paid in full, and that there are no restrictions on the use and enjoyment of such streets which would adversely affect such Collateral Property; (B) evidence that all applicable zoning ordinances, restrictive covenants, and Laws affecting each Collateral Property permit the use for which such Collateral Property is intended and have been or will be complied with without the existence of any variance, non-complying use, nonconforming use or other special exception; (C) evidence that each Collateral Property and Improvements comply and will comply with all Laws regarding subdivision and platting and would so comply if such Collateral Property and the Improvements thereon were conveyed as a separate parcel; and (D) evidence of compliance by Borrowers and each Collateral Property, and any proposed construction, use and occupancy of the Improvements, with such other applicable Laws as Administrative Agent may request, including all Laws regarding access and facilities for handicapped or disabled persons including, without limitation and to the extent applicable, The Federal Architectural Barriers Act (42 U.S.C. § 4151 et seq.), The Fair Housing Amendments Act of 1988 (42 U.S.C. § 3601 et seq.), The Americans With Disabilities Act of 1990 (42 U.S.C. § 12101 et seq.), The Rehabilitation Act of 1973 (29 U.S.C. § 794), and any applicable state requirements, with such exceptions therefrom as previously disclosed in writing and accepted by Administrative Agent;
     (xv) evidence (A) of the identity of all taxing authorities and utility districts (or similar authorities) currently exercising ad valorem or real property taxing or assessment jurisdiction over any Collateral Property or any portion thereof; (B) that all taxes, standby fees and any other similar charges have been paid, including copies of receipts or statements marked “paid” by the appropriate authority; and (C) that each

Collateral Property is a separate tax lot or lots with separate assessment or assessments of the Collateral Property and Improvements, independent of any other Collateral Property or improvements and that each Collateral Property is a separate legally subdivided parcel;
     (xvi) executed, acknowledged, and/or sworn to as required counterparts of the Mortgages and Assignments of Leases and Rents for each Collateral Property, which shall have been delivered to the Title Company and released for recordation in the official records of the city or county in which each Collateral Property is located, and UCC-1 financing statements which shall have been furnished for filing in all filing offices that Administrative Agent may require;
     (xvii) a Title Policy or a Title Policy Commitment (or a Title Policy promulgated by the Laws of the state in which each respective Collateral Property is located if an ALTA insurance policy is not available), in the amount of the Loan plus any other amount secured by the applicable Mortgage. No Borrower and none of Borrowers’ counsel shall not have any interest, direct or indirect, in the Title Company (or its agent) or any portion of the premium paid for the Title Insurance;
     (xviii) (A) evidence that immediately prior to the Closing Date and as of the time the Mortgages will be filed for record, except for Permitted Liens: (1) no contract, or memorandum thereof, for construction, design, surveying, or any other service relating to any Collateral Property has been filed for record in the county where such Collateral Property is located; and (2) no mechanic’s or materialman’s Lien claim or notice, lis pendens, judgment, or other claim or encumbrance against such Collateral Property has been filed for record in the county where the Collateral Property is located or in any other public record which by Law provides notice of claims or encumbrances regarding such Collateral Property; (B) a certificate or certificates of a reporting service acceptable to Administrative Agent, reflecting the results of searches made not earlier than forty-five (45) days prior to the date of this Agreement, (1) of the central and local Uniform Commercial Code records, showing no filings against any of the collateral for the Obligations or against Borrowers or any Fee Owner (with respect to such Fee Owner’s interest in the Collateral Properties) otherwise except as consented to by Administrative Agent; and (2) if required by Administrative Agent, of the appropriate judgment and tax Lien records, showing no outstanding judgment or tax Lien against Borrowers or any Fee Owner;
     (xix) to the extent reasonably deemed necessary by Administrative Agent, an executed REA estoppel letter from each party to any REA for any applicable Collateral Property;
     (xx) a true and correct copy of (A) each Franchise Agreement and the related Franchisor Comfort Letter in favor of Administrative Agent, and (B) each Management Agreement for each Collateral Property together with a fully executed Manager’s Consent and Subordination of Management Agreement relating to each such Management Agreement;
     (xxi) with respect to each Collateral Property: (A) true, correct and complete copies of (1) the Ground Lease (if any) for such Collateral Property, (2) the Operating Lease for such Collateral Property, (3) the Franchise Agreement (if any) for such Collateral Property, and (4) the Management Agreement for such Property, in each case certified by a Responsible Officer that such copies delivered to Administrative Agent are true, correct and complete;
     (xxii) a Physical Conditions Report for each Collateral Property;
     (xxiii) an Acceptable Appraisal of each Collateral Property;
     (xxiv) such payoff letters in respect of the repayment of any Existing Indebtedness;
     (xxv) such other assurances, certificates, documents, consents, or opinions as Administrative Agent or the Required Lenders reasonably may require.
     (b) Borrowers shall have paid to Initial Lender the Origination Fee, and any fees required to be paid on or before the Closing Date.
     (c) Borrowers shall have paid all attorneys’ fees and disbursement of Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of attorney costs as shall constitute its reasonable estimate of such costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrowers and Administrative Agent).
     (d) The representations and warranties contained in this Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this clause (d), the representations and warranties contained in Section 6.10 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.10.
     (e) No Default or Event of Default shall exist, or would result from the making of the Loan on the Closing Date.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
Borrowers each represent and warrant to Administrative Agent and the Lenders that, except as otherwise provided in the Schedules hereto, as of the Closing Date and after giving effect to the making of the Loan and the application of proceeds thereof, that:
     6.1 Existence, Qualification and Power. Each Borrower and each Fee Owner (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the transactions contemplated thereby, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

     6.2 Proceedings. Each Borrower and Fee Owner has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of each Borrower and Fee Owner and constitute legal, valid and binding obligations of such Borrower or Fee Owner, enforceable against such Borrower or Fee Owner in accordance with their respective terms, subject only to applicable Debtor Relief Laws, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     6.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by each Borrower or Fee Owner will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of such Borrower or Fee Owner, as applicable pursuant to the terms of its Organizational Documents, any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement, franchise agreement, or other agreement or instrument to which any Borrower or Fee Owner is a party or by which any of such Borrower or Fee Owner’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any court or Governmental Authority or body having jurisdiction over any Borrower or Fee Owner or any of the Collateral Properties or any of such Loan Party’s other assets, or any license or other approval required to operate the Collateral Properties, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by any Borrower of this Agreement or by Borrowers or any Fee Owner of any other Loan Document has been obtained and is in full force and effect, in each case if such Borrower or Fee Owner’s noncompliance with this Section 6.3 would reasonably be expected to have a Material Adverse Effect.
     6.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to its knowledge, threatened against or affecting any Borrower or any Collateral Property, which actions, suits or proceedings, if determined against such Borrower or any Collateral Property, would reasonably be expected to have a Material Adverse Effect.
     6.5 Agreements. No Borrower is party to any agreement or instrument or subject to any restriction which would reasonably be expected to have a Material Adverse Effect or cause a Material Property Event. No Borrower is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Contractual Obligation, Law or Legal Requirement to which it is a party or by which such Borrower or any of the Collateral Properties are bound. No Borrower has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Borrower is a party or by which such Borrower or any Collateral Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Collateral Properties as permitted by this Agreement and (b) obligations under the Loan Documents.
     6.6 Solvency. No Borrower (a) has entered into the transaction or executed the Notes, this Agreement or any other Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) has not received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed such Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Each Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of obligations of such Borrower). No petition under any Debtor Relief Laws has been filed against any Borrower or any constituent Person in the last seven (7) years, and neither such Borrower nor any constituent Person in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither any Borrower nor any of its constituent Persons are contemplating either the filing of a petition by it under any Debtor Relief Laws or the liquidation of all or a major portion of such Borrower’s assets or property, and no Borrower has knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.
     6.7 Full and Accurate Disclosure. No statement of fact made by any Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading in any material respect. There is no fact presently known to any Borrower which has not been disclosed to Administrative Agent which would have a Material Adverse Effect or could reasonably be expected to cause a Material Property Event.
     6.8 No Plan Assets. No Borrower is a Plan and none of the assets of any Borrower constitute or will constitute “Plan Assets”. In addition, (a) no Borrower is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Borrower are not subject to state or local statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Agreement.
     6.9 Compliance with Legal Requirements. Borrowers and the Collateral Properties and the ownership, operation and use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, all Environmental Laws, building and zoning ordinances and codes except for compliance with Laws regarding access and facilities for handicapped and disabled persons to the extent previously disclosed in writing and accepted by Administrative Agent. No Borrower is in default or violation in any material respect of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by any Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral Properties any act or omission affording the Federal government or any other Governmental Authority the right of forfeiture as against any Collateral Property or any part thereof or any monies paid in performance of any Borrower’s obligations under any of the Loan Documents.
     6.10 Financial Information.
          (a) All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Administrative Agent by or on behalf of Borrowers and the Collateral Properties (a) considered in the aggregate, are true, complete and correct in all material respects, (b) fairly present the financial condition of Borrowers and the Collateral Properties, as applicable, as of the date of such reports, and (c) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein (but subject to normal year-end adjustments). Except for Permitted Liens, no Borrower has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to such Borrower and reasonably likely to have a materially adverse effect on any Collateral Property or the operation thereof as hotels except as referred to or reflected in said financial statements. Since the date of the most recent such financial statements supplied to

Administrative Agent, there has been no materially adverse change in the financial condition, operations or business of Borrowers from that set forth in said financial statements.
          (b) The Debt Service Coverage Ratio as of March 31, 2010 was not less than 1.10 to 1, and as of March 31, 2010, no Lockbox Trigger Event has occurred.
     6.11 Condemnation. Except as provided on Schedule 6.11, no Condemnation or other similar proceeding has been commenced or, to the best of Borrowers’ knowledge, is threatened or contemplated with respect to all or any portion of any Collateral Property or for the relocation of roadways providing access to any Collateral Property.
     6.12 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
     6.13 Utilities and Public Access. Each Collateral Property has rights of access to public ways and is served by public water, sewer, sanitary sewer and storm drain facilities adequate to service such Collateral Property for its respective intended uses. All public utilities necessary or convenient to the full use and enjoyment of each Collateral Property are located either in the public right-of-way abutting each Collateral Property (which are connected so as to serve each Collateral Property without passing over other property) or in recorded easements serving each Collateral Property and such easements are set forth in and insured by the Title Policies. All roads necessary for the use of each Collateral Property for their current respective purposes have been completed, are physically open and except as disclosed on the Surveys, are dedicated to public use and have been accepted by all Governmental Authorities.
     6.14 Foreign Person. No Borrower is a “foreign person” within the meaning of § 1445(f)(3) of the Code.
     6.15 Fee/Leasehold Ownership.
          (a) Each Fee Owner shown on Schedule 6.15 is the sole legal and equitable fee owner of good and marketable to title to the Collateral Property owned by such Fee Owner as set forth on such Schedule, subject only to Permitted Liens.
          (b) Each Owner shown on Schedule 6.15 as owning a leasehold estate under a Ground Lease, is the owner of good and marketable title to such leasehold estate, subject only to Permitted Liens.
          (c) Each Owner shown on Schedule 6.15 as owning the fee estate of any Collateral Property, is the sole legal and equitable fee owner of good and marketable to such Collateral Property, subject only to Permitted Liens.
          (d) Each Operating Lessee shown on Schedule 6.15 is the legal and equitable owner of good and marketable title to the leasehold estate under each Operating Lease set forth on such Schedule, subject only to Permitted Liens.
     6.16 Separate Tax Lots; Assessments. Each Collateral Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Collateral Property. To the best of each Borrower’s knowledge, except for

Permitted Liens, there are no pending or proposed special or other assessments for public improvements or otherwise affecting any Collateral Property, nor are there any contemplated improvements to any Collateral Property that may result in such special or other assessments, except for Permitted Liens.
     6.17 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, and no Borrower has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
     6.18 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
     6.19 Insurance. Borrowers have obtained and have delivered to Administrative Agent certified copies of all insurance policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. To the best of each Borrower’s knowledge, no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any such policy.
     6.20 Use of Property. Each Collateral Property is used exclusively for hotel purposes and other appurtenant and related uses, including but not limited to restaurants and lounges.
     6.21 Certificate of Occupancy; Licenses. All material certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits required for the legal use, occupancy and operation of each Collateral Property by any Borrower as a hotel for its current uses and amenities (collectively, the “Licenses”), have been obtained and are in full force and effect and are not subject to revocation, suspension or forfeiture. Borrowers shall keep and maintain all Licenses necessary for the operation of each Collateral Property as a hotel for its other uses and amenities. The use being made of each Collateral Property is in conformity with the certificate of occupancy issued for such Collateral Property.
     6.22 Flood Zone. Except as disclosed on the Surveys, none of the Improvements on any Collateral Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards and, if so located, the flood insurance required pursuant to Section 9.1(a)(vii) is in full force and effect with respect to each such Collateral Property.
     6.23 Physical Condition. To the extent any Borrower’s noncompliance with this Section 6.23 would reasonably be expected to have a Material Adverse Effect or a Material Property Event, and except as was disclosed in any Environmental Report, Property Condition Report, or Survey, each Collateral Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Collateral Property, whether latent or otherwise, and no Borrower has received notice from any insurance company or bonding company of any defects or inadequacies in any Collateral Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond. Each Collateral Property is free from damage caused by fire or other casualty. All liquid and solid waste disposal, septic and sewer systems located on each Collateral Property are, in all material respects, in a good and safe condition and repair and in compliance with all Legal Requirements.

     6.24 Boundaries. Except as disclosed on the Surveys, other than Permitted Liens, all of the Improvements which were included in determining the Appraised Value as set forth in the Acceptable Appraisal of each Collateral Property lies wholly within the boundaries and building restriction lines of such Collateral Property, and other than Permitted Liens, no improvements on adjoining properties encroach upon such Collateral Property, and other than Permitted Liens, no easements or other encumbrances upon the applicable Collateral Property encroach upon any of the Improvements.
     6.25 Leases. All Leases at the Collateral Properties are listed on Schedule 6.25, and each Operating Lessee is the lessor under each of the Leases set forth on said Schedule 6.25. No Person (other than hotel guests) other than with respect to Permitted Liens has any possessory interest in any Collateral Property or right to occupy the same except under and pursuant to the provisions of the Leases and the Management Agreements. The current Leases are in full force and effect and, there are no defaults by any Borrower or, to the best of each Borrower’s knowledge, any tenant under any Lease, and there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults under any Lease. With respect to the Major Leases, no Rent has been paid more than one (1) month in advance of its due date. There are no offsets or defenses to the payment of any portion of the Rents. All work to be performed by any Borrower under each Lease has been performed as required and has been accepted by the applicable tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by any Borrower to any tenant has already been received by such tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is still in effect. No tenant under any Lease has sublet all or any portion of the premises demised thereby, nor does anyone except such tenant and its employees occupy such leased premises other than with respect to Permitted Liens. No tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of Collateral Property. Except as set forth in the Leases, no tenant under any Lease has any right or option for additional space in any Collateral Property.
     6.26 Survey. To the best of each Borrower’s knowledge, the Survey for each Collateral Property delivered to Administrative Agent in connection with this Agreement does not fail to reflect any material matter affecting such Collateral Property or any Material Title Defect.
     6.27 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Collateral Properties to the respective Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid.
     6.28 Franchise Agreements; Property Improvement Plans.
          (a) The Franchise Agreement, if applicable, for each Collateral Property is in full force and effect, all franchise fees, reservation fees, royalties and other sums due and payable thereunder have been paid in full to date, and neither any Borrower nor, to the best of any Borrower’s knowledge, the respective Franchisor is in default thereunder. No unpaid fees are due and payable under any Franchise Agreement, including without limitation, all franchise fees, reservation fees, and royalties.
          (b) There exists no property improvement plan with respect to any Collateral Property pursuant to which improvements or repairs to such Collateral Property required by the applicable Franchisor remains incomplete or unsatisfied in accordance with such plan or other requirements of such Franchisor.

     6.29 Management Agreements(a) . The Management Agreement for each Collateral Property is in full force and effect and there is no default thereunder by any Borrower or, to any Borrower’s knowledge, the Manager thereunder and, to the best of each Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. No Management Fees under any Management Agreement are accrued and unpaid except as provided or permitted under the express terms of a Management Agreement.
     6.30 Illegal Activity. No portion of any Collateral Property has been or will be purchased by Borrowers with proceeds of any illegal activity and to the best of Borrowers’ knowledge, there are no illegal activities or activities relating to any controlled substances at any Collateral Property.
     6.31 No Change in Facts or Circumstances; Disclosure. All information submitted by Borrowers to Administrative Agent or any Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with this Agreement or in satisfaction of the terms thereof and all statements of fact made by any Borrower in this Agreement or in any other Loan Document, considered in the aggregate, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or would reasonably be expected to cause a have a Material Adverse Effect.
     6.32 Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
     6.33 Principal Place of Business; State of Organization; Tax Identification Number. (a) Each Fee Owner’s principal place of business, state of organization, organizational identification number and tax identification number as of the date hereof is set forth in Schedule 6.33 to this Agreement; (b) Owner’s principal place of business, state of organization, organizational identification number and tax identification number as of the date hereof is set forth in Schedule 6.33 to this Agreement; (c) Operating Lessee’s state of organization, organizational identification number and tax identification number is set forth in Schedule 6.33.
     6.34 Single Purpose Entity. Each Owner and Operating Lessee covenants and agrees that it shall not, and its Organizational Documents provide that it shall not, and that its general partner(s), if such Borrower is a partnership, or its managing member(s), if such Borrower is a limited liability company (in each case, “Principal”) shall not, and each of their organizational documents provide that they shall not:
          (a) with respect to such Borrower, engage in any business or activity other than the acquisition, development, ownership, operation, disposition, leasing, managing and maintenance of its respective Collateral Properties, and entering into the Loan, and activities incidental thereto and with respect to Principal, engage in any business or activity other than the ownership of its interest in such Borrower, and activities incidental thereto;
          (b) with respect to such Borrower, acquire or own any material assets other than (i) (A) in the case of Owner, its respective Collateral Properties and (B) in the case of the Operating Lessee, its interest in the Operating Leases, and (ii) such incidental Personal Property as may be necessary for the operation of its Collateral Property or Collateral Properties, as the case may be and with respect to Principal, acquire or own any material asset other than its interest in such Borrower;
          (c) merge into or consolidate with any Person or, to the fullest extent permitted by law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
          (d) (i) fail to observe its organizational formalities or preserve its existence as an entity duly formed, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its formation, and qualification to do business in the state where its Collateral Property or Collateral Properties are located, if applicable, or (ii) without the prior written consent of the Required Lenders, amend, modify, terminate or fail to comply with the special purpose entity/bankruptcy remoteness provisions of such Borrower’s or Principal’s Organizational Documents;
          (e) other than with respect to any Principal’s interest as general partner of any Borrower, own any Subsidiary or make any Investment in, any Person without the prior written consent of the Required Lenders;
          (f) commingle its assets with the assets of any of its members, general partners, Affiliates, Principals or of any other Person, participate in a cash management system (other than pursuant to a Management Agreement or in accordance with this Agreement) with any other Person or fail to use its own separate stationery, invoices and checks;
          (g) with respect to such Borrower, incur any Indebtedness, other than (i) Permitted Liens, (ii) the Obligations and (iii) trade payables in the ordinary course of its business of owning and operating the Collateral Property or Properties as applicable, provided that such trade debt (A) is not evidenced by a note, (B) is paid within sixty (60) days of the date incurred, (C) does not exceed, in the aggregate among all of the Borrowers, two percent (2%) of the outstanding principal balance of the Loan, and (D) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances and with respect to Principal, incur any debt secured or unsecured, direct or contingent (including guaranteeing any obligations); or (iv) in the case of Operating Lessees and Owners of the Collateral Properties managed by Embassy Manager, the Existing Indebtedness, which Borrowers represent and warrant was repaid on or prior to the date hereof;
          (h) (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of the members, general partners, Principals and Affiliates of a Borrower or of a Principal, as the case may be, the Affiliates of a member, general partner or Principal of such Borrower or of its Principal, as the case may be, and any other Person, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other Person or (iii) include the assets or liabilities of any other Person on its financial statements; except for consolidated financial statements which contain a note indicating that, except to the extent otherwise required in any Principal’s capacity as general partner of any Borrower, such Borrower’s and Principal’s separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;
          (i) to the fullest extent permitted by law, seek the dissolution or winding up in whole, or in part, of such Borrower or of its Principal, as the case may be;
          (j) fail to correct any known misunderstandings regarding the separate identity of any Borrower, or any Principal, as the case may be, or any member, general partner, Principal or Affiliate thereof or any other Person;

          (k) guarantee or, except to the extent otherwise required in any Principal’s capacity as general partner of any Borrower, become obligated for the debts of any other Person or hold itself out to be responsible for the debts of another Person, other than with respect to the Obligations or any guaranty of any Management Agreement, Replacement Management Agreement, Franchise Agreement or Replacement Franchise Agreement;
          (l) make any loans or advances to any third party, including any member, general partner, Principal or Affiliate of Borrowers or of Principal, as the case may be, or any member, general partner, Principal or Affiliate thereof, and, except to the extent otherwise required in any Principal’s capacity as general partner of any Borrower, shall not acquire obligations or securities of any member, general partner, Principal or Affiliate of a Borrower or Principal, as the case may be, or any member, general partner, or Affiliate thereof;
          (m) fail to file its own tax returns or be included on the tax returns of any other Person except as required by applicable Law;
          (n) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an Affiliate of a Borrower or of Principal, as the case may be, and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that such Borrower or its Principal, as the case may be, is responsible for the debts of any third party (including any member, general partner, Principal or Affiliate of a Borrower, or of Principal, as the case may be, or any member, general partner, Principal or Affiliate thereof);
          (o) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
          (p) hold itself out as or be considered as a department or division of (i) any general partner, Principal, member or Affiliate of a Borrower or of Principal, as the case may be, (ii) any Affiliate of a general partner, Principal or member of a Borrower or of Principal, as the case may be, or (iii) any other Person;
          (q) fail to allocate fairly and reasonably any overhead expenses that are shared with a Loan Party, including paying for office space and services performed by any employee of an Affiliate of such Loan Party;
          (r) pledge its assets for the benefit of any other Person other than with respect to the Obligations;
          (s) fail to maintain a sufficient number of employees in light of its contemplated business operations;
          (t) fail to provide in its Organizational Documents that for so long as the Loan is outstanding pursuant to the Notes, this Agreement and the other Loan Documents, it shall not file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any applicable Debtor Relief Law, including, without limitation, filing a voluntary bankruptcy petition on behalf of a Borrower or make an assignment for the benefit of creditors without the affirmative vote of the Independent Director and of all other general partners/managing members/directors;
          (u) fail to hold its assets in its own name;

          (v) if such Borrower or Principal is a corporation, fail to consider the interests of its creditors in connection with all corporate actions to the extent required by applicable Law;
          (w) have any of its obligations guaranteed by an Affiliate, other than with respect to the Obligations hereunder;
          (x) with respect to Principal, or if such Borrower is a single member limited liability company that complies with the requirements of Section 6.34 below, fail at any time to have at least two independent directors/managers (each, an “Independent Director”) that, in each case, will be employees of CT Corporation, Corporation Service Company, National Registered Agents, Inc. or Wilmington Trust Company or another nationally recognized company reasonably approved by Administrative Agent, provided that such provider (i) is not an Affiliate of any Borrower or Principal and (ii) provides professional independent directors and other corporate services in the ordinary course of its business, and which individual is not, and has never been, and will not be while serving as Independent Director: (A) a stockholder, director (other than an Independent Director of the Borrower or an Affiliate of a Borrower that is not in the direct chain of ownership of the Person in which such Independent Director is serving and that is required by a creditor to be a single-purpose, bankruptcy-remote entity), officer, employee, partner (other than a special limited partner or similar capacity), member (other than a Special Member of the Borrower or an Affiliate of a Borrower that is not in the direct chain of ownership of the Person in which such Special Member is serving and that is required by a creditor to be a single-purpose, bankruptcy-remote entity), attorney or counsel of any Borrower or of any Principal or any Affiliate of any of the foregoing; (B) a customer, supplier or other Person who derives its purchases or revenues (other than any fee paid to such director as compensation for such director to serve as an Independent Director) from its activities with such Borrower, Principal or any Affiliate of either of them (a “Business Party”); (C) a Person or other entity Controlling or under common Control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (D) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party;
          (y) the Organizational Documents of each Principal and each Borrower that is a single member limited liability company that complies with the requirements of Section 6.34 below, shall provide that no Independent Director may be replaced or substituted unless the applicable Principal or Borrower gives Administrative Agent not less than two (2) Business Days prior written notice thereof, which notice will identify the proposed replacement Independent Director(s) and shall contain a certificate that such Person(s) comply with the requirements set forth in clause (x) above;
          (z) the Organizational Documents of each Principal and each Borrower that is a single member limited liability company that complies with the requirements of Section 6.34 below, shall provide that:
To the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the [Company], including its respective creditors, in acting or otherwise voting on the matters requiring the vote of the Independent Directors. Except for duties to the [Company] as set forth in the immediately preceding sentence (including duties to the Member and the [Company’s] creditors solely to the extent of their respective economic interests in the [Company], but excluding (i) all other interests of the Member, (ii) the interests of other Affiliates of the [Company], and (iii) the interests of any group of Affiliates of which the [Company] is a party), the Independent Directors shall not have any fiduciary duties to the Member, and Officer or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to the [Company], the Member and Officer or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Director acted in bad faith or engaged in willful misconduct. Notwithstanding anything in the Organizational Documents, for so long as the Loan is outstanding pursuant to the Notes, the Loan Agreement, and the other Loan Documents, (a) in the event of the death, incapacity, resignation, or removal of an Independent Director, the Member shall promptly appoint a replacement Independent Director, and (b) no Independent Director may be removed unless his or her successor has been appointed.
          (aa) with respect to Principal, or if such Borrower is a single member limited liability company that complies with the requirements of Section 6.34 below, permit its board of directors/managers to take any action which, under the terms of any applicable Organizational Documents, requires the unanimous vote of one hundred percent (100%) of the members of the board without the vote of both of the Independent Directors.
In the event such Borrower is a Delaware limited liability company that does not have a managing member which complies with the requirements for a Principal under this Section 6.34, the limited liability company agreement of such Borrower (the “LLC Agreement”) shall provide that (i) the Member shall at all times cause there to be two persons (other than the Member) bound by the Organizational Documents as Special Members and (ii) upon the occurrence of any event that causes the last remaining member of a Borrower (“Member”) to cease to be the member of such Borrower (other than (1) upon continuation of the Company without dissolution, upon an assignment by Member of all of its limited liability company interest in a Borrower and the admission of the transferee in accordance with the LLC Agreement, the persons bound by the Organizational Documents as Special Members shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower, automatically be admitted to such Borrower (“Special Member”) and shall continue such Borrower without dissolution and (ii) Special Member may not resign from such Borrower or transfer its rights as Special Member unless a successor Special Member has been admitted to such Borrower as Special Member by executing a counterpart to the Organizational Documents. The LLC Agreement shall further provide that (v) Special Member shall automatically cease to be a member of such Borrower upon the admission to such Borrower of a substitute Member, (w) Special Member shall be a member of such Borrower that has no interest in the profits, losses and capital of such Borrower and has no right to receive any distributions of such Borrower’s assets, (x) pursuant to Section 18-301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to such Borrower and shall not receive a limited liability company interest in such Borrower, (y) Special Member, in its capacity as Special Member, may not bind such Borrower and (z) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower, including, without limitation, the merger, consolidation or conversion of such Borrower. In order to implement the admission to such Borrower of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Borrower as Special Member, Special Member shall not be a member of such Borrower.
          Upon the occurrence of any event that causes the last remaining Member of the Borrower to cease to be a member of the Borrower or that causes the Member to cease to be a member of such Borrower (other than upon continuation of the Borrower without dissolution upon an assignment by the Member of all of its Membership Interest and the admission of the transferee pursuant to the Organizational Documents), to the fullest extent permitted by law, the personal representative of all Members shall, within ninety (90) days after the occurrence of the event that terminated the continued

membership of such Member in such Borrower, agree in writing (A) to continue such Borrower and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower, effective as of the occurrence of the event that terminated the continued membership of Member of such Borrower in such Borrower. Any action initiated by or brought against Member or any Special Member under any Debtor Relief Laws shall not cause Member or any Special Member to cease to be a member of such Borrower and upon the occurrence of such an event, the business of such Borrower shall continue without dissolution. The LLC Agreement shall provide that each of Member and each Special Member waives any right it might have to agree in writing to dissolve such Borrower upon the occurrence of any action initiated by or brought against Member or any Special Member under any Debtor Relief Laws, or the occurrence of an event that causes Member or any Special Member to cease to be a member of such Borrower.
     6.35 Business Purposes. The Loan is solely for the business purposes of Borrowers, and is not for personal, family, household, or agricultural purposes.
     6.36 Taxes. Each Borrower has timely filed all federal, state, county, municipal, and city income and other Tax Returns required to have been filed by it and has paid, prior to delinquency thereof, all Taxes and related liabilities which are required to have been paid, withheld, deducted or deposited, whether pursuant to such returns, to any assessments received by it, or otherwise. No Borrower knows of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
     6.37 Environmental Representations and Warranties. Each Borrower represents and warrants, except as specifically disclosed in those certain Environmental Reports identified on Schedule 6.37 with respect to each Collateral Property that: (a) there are no Hazardous Materials or underground storage tanks in, on, or under any of the Collateral Properties, except those that are both (i) in compliance with current Environmental Laws and with permits issued pursuant thereto (if such permits are required), and (ii) either (A) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Collateral Property or each tenant’s respective business at such Collateral Property as set forth in their respective Leases, or (B) held by a tenant for sale to the public in its ordinary course of business, (b) there are no past, present or threatened Releases of Hazardous Materials in violation of any Environmental Law and which would require remediation by a Governmental Authority in, on, under or from any of the Collateral Properties; (c) there is no threat of any Release of Hazardous Materials migrating to any of the Collateral Properties; (d) there is no present or, to any Borrower’s knowledge, prior non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any of the Collateral Properties; (e) each Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Materials located or Released in, on, under or from any of the Collateral Properties or relating to any Environmental Liability; and (f) each Borrower has truthfully and fully provided to Administrative Agent, in writing, any and all information relating to environmental conditions in, on, under or from any of the Collateral Properties known to such Borrower or contained in such Borrower’s files and records, including but not limited to any reports relating to Hazardous Materials in, on, under or migrating to or from any of the Collateral Properties and/or to the environmental condition of the Collateral Properties.
     6.38 Ground Lease Representations.
          (a) Each Collateral Property that is subject to a Ground Lease, and, other than with respect to the Sheraton Burlington Parking Lease, the applicable Fee Owner thereof, is set forth on Schedule 6.15, and (i) each Ground Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Ground Lease by any party thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Ground Lease, (iii) all rents, additional rents and other sums due and payable under each Ground Lease have been paid in full, (iv) none of Owner, applicable Fee Owner, or the Ground Lessor under the Sheraton Burlington Parking Lease, has commenced any action or given or received any notice for the purpose of terminating such Ground Lease and (v) the certificate delivered pursuant to Section 5.1(a)(xxi)contains attached thereto true, correct and complete copies of each of the Ground Leases and all modifications or amendments thereto;
          (b) Other than with respect to the Sheraton Burlington Parking Lease, each Mortgage which is secured by Owner’s interest in a Ground Lease is also secured by the related Fee Owner’s interest in the applicable Collateral Property, and the fee interest is subject and subordinate of record to the Lien of the applicable Mortgage, and such Mortgage does not by its terms provide that it will be subordinated to the Lien of any other mortgage or other Lien upon such fee interest, and upon the occurrence of an Event of Default, Administrative Agent has the right to foreclose or otherwise exercise its rights with respect to the Fee Owner’s fee simple interest;
          (c) The Ground Leases or a memorandum thereof have been duly recorded, the Ground Leases permit the interest of the lessee thereunder to be encumbered by the applicable Mortgage. There has not been any change in the terms of the Ground Leases since their recordation. The Ground Leases cannot be cancelled, terminated, surrendered or amended without the prior written consent of Administrative Agent;
          (d) The applicable interests of Owner and the applicable Fee Owners in the Ground Leases are not subject to any Liens (other than Permitted Liens and statutory landlord liens, if applicable) superior to, or of equal priority with, the applicable Mortgage; provided, however, that the Fee Owners, to the extent permitted by Law, each hereby subordinates the Lien of any such statutory landlord lien to the Lien of the applicable Mortgage;
          (e) The applicable Owner’s interest in the Ground Leases (other than with respect to Reciprocal Right of Refusal set forth in Section 7 of the Sheraton Burlington Parking Lease) are assignable upon notice to, but without the consent of, the lessor thereunder and, in the event that it is so assigned, it is further assignable upon notice to, but without the need to obtain the consent of, such lessor;
          (f) The Ground Leases require the lessor thereunder to give notice of any default by the applicable Borrower to Administrative Agent and the Ground Leases further provide that notice of termination given under the Ground Leases are not effective against Administrative Agent or any Lender unless a copy of the notice has been delivered to Administrative Agent or Lenders in the manner described in the applicable Ground Lease;
          (g) Under the terms of the Ground Leases, Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the applicable Borrower under the Ground Leases) to cure any default under the Ground Leases, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Ground Lease;
          (h) Each Ground Lease (other than the Sheraton Burlington Parking Lease) has a term which extends to at least the lesser of (x) fifty (50) years beyond the Maturity Date, and (y) the maximum lease term which would not subject the entering into or modification of such Ground Lease to real property transfer tax (as determined based on the applicable laws of the applicable jurisdiction); provided, however, that the Ground Leases shall in no event have a term which is less than fifteen (15) years beyond the Maturity Date;

          (i) The Ground Leases require the lessor to enter into a new lease on similar terms and conditions upon termination of the applicable Ground Lease for any reason, including rejection of such Ground Lease in a proceeding under any Debtor Relief Law;
          (j) Under the terms of each Ground Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Collateral Properties, with Administrative Agent or a trustee appointed by Administrative Agent having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and
          (k) The Ground Leases do not impose restrictions on subletting.
     6.39 Operating Lease Representations.
          (a) (i) Each Operating Lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under any Operating Lease by any party thereunder, and no event has occurred which but for the passage of time, or notice, or both would constitute a default under such Operating Lease, (iii) except as set forth on Schedule 6.39 hereof, all rents, additional rents and other sums due and payable under each Operating Lease have been paid in full, and (iv) neither the Operating Lessee nor the applicable Lessor under each Operating Lease has commenced any action or given or received any notice for the purpose of terminating such Operating Lease, and (v) the certificate delivered pursuant to Section 5.1(a)(xxi) hereof contains attached thereto true, correct and complete copies of each of the Operating Leases and all modifications or amendments thereto;
          (b) Each Operating Lease which is secured by Operating Lessee’s interest in a Collateral Property is subject and subordinate of record to the applicable Mortgage;
          (c) The Operating Leases cannot be cancelled, terminated, surrendered or amended without the prior written consent of Administrative Agent;
          (d) The interests of the Operating Lessees, the Owners, and the Fee Owners, as the case may be, in the Operating Leases are not subject to any Liens (other than Permitted Liens) superior to, or of equal priority with, the applicable Mortgage;
          (e) The Operating Leases require the lessor thereunder to give notice of any default by the applicable Borrower to Administrative Agent and the Operating Leases further provide that notice of termination given under the Operating Leases are not effective against Administrative Agent or any Lender, unless a copy of the notice has been delivered to Administrative Agent or Lenders in the manner described in the applicable Operating Lease;
          (f) Under the terms of the Operating Leases, Administrative Agent is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the Operating Lessee or any Borrower under the Operating Leases) to cure any default under the Operating Leases, which is curable after the receipt of notice of any default before the lessor thereunder may terminate such Operating Lease;
          (g) Under the terms of each Operating Lease and the applicable Loan Documents, taken together, any Net Proceeds will be applied either to the Restoration of all or part of the Collateral Properties, with Administrative Agent or a trustee appointed by Administrative Agent having the right to hold and disburse such Net Proceeds as the Restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon; and

          (h) The Operating Leases do not impose restrictions on subletting.
          6.40 Deposit Accounts. With respect to the Property Accounts, the Reserve Accounts and the Lockbox Account (collectively, the “Collateral Accounts”):
          (a) This Agreement and the Property Account Agreements create valid and continuing security interests (as defined in the UCC) in the Collateral Accounts, in favor of the Secured Parties, which security interests are prior to all other Liens and are enforceable as such against creditors of and purchasers from Borrowers;
          (b) The Collateral Accounts, each constitute “deposit accounts” within the meaning of the applicable UCC;
          (c) The applicable Borrower(s) own and have good and marketable title to its Collateral Accounts, free and clear of any Lien or claim of any Person (other than Administrative Agent);
          (d) Not later than sixty (60) days after the date hereof, each Borrower will deliver to Administrative Agent fully executed agreements pursuant to which the banks maintaining the Collateral Accounts have agreed to comply with all instructions originated by Administrative Agent directing disposition of the funds in such accounts without further consent by such Borrower;
          (e) Other than the security interest granted to the Secured Parties pursuant to this Agreement and the Property Account Agreements, no Borrower has pledged, assigned, or sold, granted a security interest in, or otherwise conveyed any of the Collateral Accounts;
          (f) The Collateral Accounts are not in the name of any Person other than a Borrower or Administrative Agent; and
          (g) No Borrower has authorized the banks maintaining, the Collateral Accounts to comply with instructions of any Person other than Administrative Agent.
     6.41 Liens. The Collateral Documents provide first priority Liens in the Collateral in favor of the Secured Parties, subject to no other Liens, other than Permitted Liens.
     6.42 Service Contracts. Other than the Leases, no Borrower has entered into any Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property, except (a) those listed on Schedule 6.42, (b) after the Closing Date, those permitted under Section 8.5, and (c) those that are otherwise not material to Borrowers or any Collateral Property.
     6.43 Personal Property Leasing and Financing. No Personal Property used in the ownership or operation of any hotel, is subject to any financing or leasing arrangements, except (a) as disclosed on Schedule 6.43, (b) after the Closing Date, those permitted under Section 8.4, and (c) those that are otherwise not material to Borrowers or any Collateral Property.
     6.44 Reciprocal Easement Agreements.
          (a) No Loan Party is currently in default in any respect (nor has any notice been given or received with respect to an alleged or current default) under any of the terms and conditions of any REA, and each REA remains unmodified and in full force and effect.

          (b) All sums due and owing by any Loan Party to the other parties to each REA (or by the other parties to each REA to any Loan Party) pursuant to the terms of such REA, have been paid, are current, and no lien has attached on any Collateral Property (or threat thereof been made) for failure to pay any of the foregoing, except where such failure could not reasonably be expected to cause a Material Property Event.
     6.45 Collective Bargaining Agreement. No Borrower is a party to (or otherwise subject to the terms of) any collective bargaining agreement.
     6.46 Organizational Chart. Attached hereto as Schedule 6.46 is an organizational chart that accurately reflects the current organizational structure of the Fee Owners, the Borrowers and the Principals.
     6.47 SPE Representations of Recycled Borrowers. Each of the Borrowers that has a fee, leasehold or subleasehold interest in one of the Embassy Properties (each a “Prior Borrower,” and collectively, the “Prior Borrowers”) was subject to certain indebtedness under one of five loans, in an aggregate principal amount of $97,000,000, originally from The Chase Manhattan Bank (collectively, the “Prior Loans”). Each Prior Borrower and its Principal represents and warrants that it has not, and the organizational documents of each Prior Borrower and its Principal have, prior to the date hereof, provided that such Prior Borrower and Principal, at all times since its formation, until the Closing Date, shall not:
          (a) acquire or own any material asset other than (i) its respective Collateral Property, and (ii) such incidental personal property of and for such respective Collateral Property;
          (b) merge into or consolidate with any person or entity or, to the full extent permitted by law, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure;
          (c) (i) fail to observe its organizational formalities or preserve its existence as an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, and qualification to do business in the state where the Prior Borrower’s property is located; or (ii) without the prior written consent of the lenders under the Prior Loans (each, a “Prior Lender”), amend, modify, terminate or fail to comply with the provisions of its certificate of formation or certificate of limited partnership, as the case may be, and the agreements governing the Prior Loans;
          (d) own any subsidiary or make any investment in any person or entity without the consent of the Prior Lender;
          (e) except as described in its organizational documents, commingle its assets with the assets of any other person or entity, participate in a cash management system with any other entity or person or fail to use its own separate stationery, invoices and checks;
          (f) incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the principal balance of the Prior Loan, except for trade payables in the ordinary course of its business of owning its respective Collateral Property (which shall include the Permitted Purchase Money Indebtedness (defined below)), provided that such debt (i) is not evidenced by a note, (ii) is paid within sixty (60) days of the date incurred, (iii) does not exceed in the aggregate four percent (4%) of the outstanding principal balance of the Prior Loan and (iv) is payable to trade creditors and in amounts as are normal and reasonable under the circumstances. The term “Permitted Purchase Money Indebtedness” shall mean purchase money indebtedness and equipment financing incurred in connection with the purchase of telephone equipment, computer equipment, televisions, audiovisual equipment, copiers, motor vehicles and other equipment related thereto (the “Purchase Money Property”), provided (i) the Prior Lender has received prior written notification of the Prior Borrower’s intent to obtain such financing, (ii) said financing (x) is subject to commercially prudent terms and conditions and (y) does not exceed $300,000 in the aggregate at any given time and (iii) the Purchase Money Property is readily replaceable without material interference or interruption to the operation of its respective Collateral Property as a hotel and, if applicable, a restaurant;
          (g) fail to pay its debts and liabilities (including as applicable, shared personnel and overhead expenses) from its assets as the same shall become due;
          (h) (i) fail to maintain its records (including financial statements), books of account and bank accounts separate and apart from those of its affiliates, (ii) permit its assets or liabilities to be listed as assets or liabilities on the financial statement of any other entity or person or (iii) include the assets or liabilities of any other person or entity on its financial statements; provided, however, that the Prior Borrower’s financial position, results of operations and cash flows may be included in the consolidated financial statements of any parent of the Prior Borrower in accordance with GAAP; provided, further, that any such consolidated financial statements contain a note indicating that the Prior Borrower and its affiliates are separate legal entities and maintain records, books of account and bank accounts separate and apart from any other person or entity;
          (i) enter into any contract or agreement with any affiliate of the Prior Borrower, any person guaranteeing payment of the Prior Loan or any portion thereof, or with any affiliate thereof (other than a business management services agreement with an affiliate of the Prior Borrower, provided that (1) such agreement is acceptable to Prior Lender, (2) the other party under such agreement holds itself out as agent of the Prior Borrower and (3) the agreement meets the standards set forth in this subsection following this parenthetical), except upon terms and conditions that are commercially reasonable, intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any affiliate of the Prior Borrower or person guaranteeing payment of the Prior Loan;
          (j) to the full extent permitted by law, seek the dissolution or winding up in whole, or in part, of the Prior Borrower;
          (k) fail to correct any known misunderstanding regarding the separate identity of the Prior Borrower or any affiliate thereof or any other person;
          (l) guarantee or become obligated for the debts of any other entity or person or hold itself out to be responsible for the debts of another entity or person;
          (m) make any loans or advances to any third party, including any affiliate of the Prior Borrower, and acquire obligations or securities of any affiliate of the Prior Borrower;
          (n) fail to file its own tax returns or be included on the tax returns of any other person or entity except as required by applicable law;
          (o) fail either to hold itself out to the public as a legal entity separate and distinct from any other entity or person or to conduct its business solely in its own name or a name franchised or licensed to it by an entity other than an affiliate of the Prior Borrower and not as a division or part of any other entity in order not (i) to mislead others as to the identity with which such other party is transacting business, or (ii) to suggest that the Prior Borrower is responsible for the debts of any third party (including any affiliate of the Prior Borrower);
          (p) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;
          (q) except for sharing any common logo of FelCor Trust, share any common logo with or hold itself out as or be considered as a department or division of (i) any affiliate of the Prior Borrower or (ii) any other person or entity;
          (r) fail to allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate;
          (s) other than the personal property purchased in connection with the Permitted Purchase Money Indebtedness, pledge its assets for the benefit of any other person or entity other than with respect to the Prior Loan;
          (t) fail to maintain a sufficient number of employees in light of its contemplated business operations;
          (u) fail to hold its assets in its own name;
          (v) fail, or in the case of a limited partnership, its general partner fail, at any time to have at least one Independent Director, except in the event of the death, incapacity or resignation of the Independent Director, in which event the member or general partner, as the case may be, of such Prior Borrower shall promptly appoint a replacement Independent Director; provided that any person serving as an Independent Director is not, and has not been for at least five (5) years prior to the date of such appointment or election: (a) a stockholder, director, officer, employee, partner, member, attorney or counsel of the Prior Borrower or any affiliate (other than an independent director, manager or like position with limited powers and rights substantially similar to those possessed by the Independent Director hereunder); (b) a Business Party; (c) a person or other entity controlling or under common control with any such stockholder, partner, member, director, officer, attorney, counsel or Business Party; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, attorney, counsel or Business Party. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise;
          (w) take any action which, under the terms of such Prior Borrower’s, or in the case of a limited partnership, such Prior Borrower’s general partner’s, organizational documents, requires the unanimous vote of one hundred percent (100%) of the members of the board unless at the time of such action there shall be at least one member of the board who is an Independent Director.
          (x) do any of the following without the unanimous approval of 100% of the members of the board (including the Independent Director) of such Prior Borrower or, in the case of a limited partnership, the general partner of such Prior Borrower:
     (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

     (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Prior Borrower or a substantial portion of its properties; or
     (iii) take any action in furtherance of any of the foregoing;
          (y) The organizational documents of each Prior Borrower that is a limited liability company have provided that:
     (i) upon the occurrence of any event that causes the last remaining member of the Prior Borrower to cease to be a member of the Prior Borrower, to the fullest extent permitted by law, the personal representative of such member is authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Prior Borrower, agree in writing (i) to continue the Prior Borrower and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Prior Borrower, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the Prior Borrower in the Prior Borrower; and
     (ii) upon the occurrence of any event that causes the member of such Prior Borrower to cease to be a member of the Prior Borrower (other than upon an assignment by the member of all of its membership interest and the admission of the transferee and continuation of the Prior Borrower without dissolution), the special member of such Prior Borrower, without any action of any Person and simultaneously with the member ceasing to be a member of the Prior Borrower, automatically be admitted to the Prior Borrower as the Special Member and shall continue the Prior Borrower without dissolution. No Special Member may resign from the Prior Borrower or transfer its rights as Special Member unless a successor Special Member has been admitted to the Prior Borrower as Special Member by executing a counterpart to such Prior Borrower’s organizational documents; provided, however, the Special Member shall automatically cease to be a member of the Prior Borrower upon the admission to the Prior Borrower of a substitute member. A Special Member shall be a member of the Prior Borrower that has no interest in the profits, losses and capital of the Prior Borrower and has no right to receive any distributions of the Prior Borrower’s assets. A Special Member shall not be required to make any capital contributions to the Prior Borrower and shall not receive a limited liability company interest in the Prior Borrower. A Special Member, in its capacity as Special Member, may not bind the Prior Borrower. Except as required by any mandatory provision of the Delaware Limited Liability Company Act, each Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Prior Borrower, including, without limitation, the merger, consolidation or conversion of the Prior Borrower.
     6.48 Survival of Representations. Borrowers agree that all of the representations and warranties set forth in this Article VI and elsewhere in this Agreement and in the other Loan Documents (as such representations and warranties are modified by the Schedules and other certificates and instruments delivered to Administrative Agent pursuant to this Agreement) shall survive for so long as any amount remains owing by any Loan Party under this Agreement or any of the other Loan Documents. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by any Loan Party shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by any of Administrative Agent or Lenders or on its behalf.

ARTICLE VII
AFFIRMATIVE COVENANTS
          From the date hereof until payment and performance in full of all Obligations under the Loan Documents or, in respect of a specific Collateral Property, until the earlier release of the Liens of all Mortgages encumbering such Collateral Property in accordance with the terms of this Agreement and the other Loan Documents, Borrowers each covenant as follows:
     7.1 Existence; Compliance with Legal Requirements.
          (a) There shall never be committed by any Borrower or any other Person in occupancy of or involved with the operation or use of the Collateral Properties any act or omission affording the Federal government or any state or local government the right of forfeiture against any Collateral Property or any part thereof or any monies paid in performance of such Borrower’s obligations under any of the Loan Documents. Each Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. To the extent that any Borrower’s noncompliance with this Section 7.1(a) would reasonably be expected to have a Material Adverse Effect: (i) such Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises, and comply, in all material respects, with all Legal Requirements applicable to it and its Collateral Properties; (ii) such Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Collateral Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgages; (iii) such Borrower shall keep the Collateral Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement; and (iv) such Borrower shall operate any Collateral Property that is the subject of any O&M Program in accordance with the terms and provisions thereof in all material respects.
          (b) Borrower shall comply with all Laws affecting the Collateral Properties and all uses thereof, other than noncompliance with which would not reasonably be expected to result in, either individually or in the aggregate, a Material Property Event. Borrowers, at their own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrowers or any Collateral Property or any alleged violation of any Legal Requirement, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any Contractual Obligation to which the applicable Borrowers are subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (iii) no Collateral Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrowers or any Collateral Property; and (vi) Borrowers shall furnish such security as may be required in the proceeding, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or any Collateral Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

     7.2 Taxes and Other Charges. Each Borrower shall duly and timely file all Tax Returns that it is required by to file pursuant to applicable Law, and pay all Taxes and Other Charges imposed upon it or now or hereafter levied or assessed or imposed against the Collateral Properties or any part thereof prior to delinquency thereof. Upon Administrative Agent’s request, each Borrower shall furnish to Administrative Agent receipts, or other evidence for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent. Borrowers shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Collateral Properties, and shall promptly pay for all utility services provided to the Collateral Properties. Borrowers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any Contractual Obligation to which a Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Laws; (iii) no Collateral Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Collateral Properties; and (vi) each Borrower shall furnish such security as may be required in the proceeding to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Administrative Agent may apply such security or part thereof held by Administrative Agent at any time when, in the judgment of Administrative Agent, the validity or applicability of such Taxes or Other Charges are established or any Collateral Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.
     7.3 Litigation. Borrowers shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against any Borrower which might have a Material Adverse Effect.
     7.4 Access to Collateral Properties. Borrowers shall permit agents, representatives and employees of Administrative Agent and Lenders to inspect the Collateral Properties or any part thereof at reasonable hours upon reasonable advance notice and shall cause each Operating Lessee and Manager to permit such access.
     7.5 Notice of Default. Borrowers shall promptly advise Administrative Agent of any material adverse change in any Borrower’s condition, financial or otherwise, or of the occurrence of any Default, Event of Default or Material Property Event of which a Borrower has knowledge.
     7.6 Cooperation in Legal Proceedings. Borrowers shall cooperate fully with Administrative Agent with respect to any proceedings relating to Borrowers, the Collateral Properties or the Loan before any court, board or other Governmental Authority which may in any way adversely affect the rights of Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Administrative Agent on behalf of Lenders, at its election, to participate in any such proceeding.
     7.7 Award and Insurance Benefits. Borrowers shall cooperate with Administrative Agent in obtaining for Lenders the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Collateral Property, and Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrowers of the expense of an Acceptable Appraisal on behalf of Lenders in case of

Casualty or Condemnation affecting any Collateral Property or any part thereof) out of such Award or Insurance Proceeds.
     7.8 Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense:
          (a) furnish to Administrative Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrowers pursuant to the terms of the Loan Documents or reasonably requested by Administrative Agent in connection therewith;
          (b) execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Obligations under the Loan Documents and the Liens in favor of the Secured Parties and priority thereof, as Administrative Agent may reasonably require including, without limitation (i) the authorization of Administrative Agent to execute and/or the execution by Borrowers of UCC financing statements, (ii) the execution and delivery of all such writings necessary to transfer any liquor licenses into the name of Administrative Agent or its designee after the occurrence of any Event of Default to the extent such liquor licenses are transferrable, and (iii) in respect of Collateral consisting of motor vehicles in excess of $50,000.00 in value only, notification by Borrowers of the existence of such vehicles whether or not requested by Administrative Agent and upon the request of Administrative Agent such information relating to and instruments of title relating thereto as may be necessary to perfect Liens; and
          (c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.
     7.9 Mortgage and Intangible Taxes. Borrowers shall pay (to the extent permitted by applicable Law) all state, county and municipal recording, mortgage, intangible, and all other taxes imposed upon the execution and recordation of the Mortgage and/or upon the execution and delivery of Notes.
     7.10 Financial Reporting.
          (a) Borrowers will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent) proper and accurate books, records and accounts reflecting all of the financial affairs of Borrowers and all items of income and expense in connection with the operation on an individual basis of the Collateral Properties. Administrative Agent, at its cost and expense (except as provided in the next sentence) shall have the right from time to time at all times during normal business hours upon reasonable notice to examine such books, records and accounts at the office of Borrowers or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall desire. Upon the occurrence and during the continuance of an Event of Default, Borrowers shall pay any reasonable costs and expenses incurred by Administrative Agent to examine Borrowers’ accounting records with respect to the Collateral Properties, as Administrative Agent shall determine to be necessary or appropriate. All operating and profits and loss statements required pursuant to this Section 7.10 shall be prepared for each Collateral Property and for the Collateral Properties taken as a whole. All other statements required pursuant to this Section 7.10 shall be prepared for each individual Collateral Property, as well as the Collateral Properties taken as a whole.

          (b) Borrowers will furnish to Administrative Agent annually, within ninety (90) days following the end of each Fiscal Year: a complete copy of (i) Borrowers’ annual financial statements certified by a Responsible Officer of Borrowers, both in accordance with GAAP (or such other accounting basis acceptable to Administrative Agent) covering the Collateral Properties for such Fiscal Year and containing statements of profit and loss and a balance sheet, and (ii) an operating statement certified by a Responsible Officer of Borrowers for each Collateral Property and the Collateral Properties taken as a whole which present the operating results of the Collateral Properties in a manner consistent with those operating statements given by Borrowers to Administrative Agent prior to the Closing Date, which operating statement shall be in substantially the form of Exhibit F. Such statements referred to in subsection (ii) above shall set forth the financial condition and the results of operations of the Collateral Properties for such Fiscal Year, and shall include, but not be limited to, amounts representing annual net cash flow, Net Operating Income, EBITDA, Gross Income from Operations and Operating Expenses, and (iii) calculations, set forth in reasonable detail of the Debt Service Coverage Ratio, certified by a Responsible Officer of Borrowers’. Borrowers’ annual financial statements shall be accompanied by (1) a comparison of the income and expenses contained in the prior Fiscal Year’s Approved Annual Budget and the actual income and expenses for the prior Fiscal Year, (2) a certificate executed by a Responsible Officer of Borrowers’, stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrowers and the Collateral Properties being reported upon and has been prepared in accordance with GAAP, (3) an annual occupancy report for such year, including the average daily room rate for such year.
          (c) Borrowers will furnish, or cause to be furnished, to Administrative Agent on or before sixty (60) days after the end of each calendar quarter the following items, accompanied by a certificate of a Responsible Officer of Borrowers, stating that such items are true, correct, accurate, and complete and fairly present the results of the operations of Borrowers and the Collateral Properties: (i) a report of occupancy for the subject quarter including an average daily rate, accompanied by an Officer’s Certificate with respect thereto; (ii) quarterly and year-to-date operating statements (including Capital Expenditures) presented for each Collateral Property and the Collateral Properties taken as a whole in a form consistent with the operating statements delivered by Borrowers to Administrative Agent in connection with Lenders’ underwriting of the Loan which operating statement shall be in substantially the form of Exhibit F) and prepared for such calendar quarter, noting Net Operating Income, EBITDA, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly present the results of operation of the Collateral Properties during such calendar quarter, and containing a comparison of budgeted income and expenses and the actual income and expenses, (iii) a detailed explanation of any variances which are both (I) ten percent (10%) or more and (II) in excess of $50,000 between budgeted and actual amounts for any Collateral Property, all in form satisfactory to Administrative Agent; (iv) calculations, set forth in reasonable detail of the Debt Service Coverage Ratio, certified by a Responsible Officer of Borrowers and (v) a Smith Travel Research STAR Report or similar market benchmarking service for each Collateral Property.
          (d) Each Borrower will furnish, or cause to be furnished, to Administrative Agent on or before thirty (30) days after the end of each calendar month the following items: (i) a report of occupancy for the subject quarter including an average daily rate, accompanied by an Officer’s Certificate with respect thereto; (ii) monthly operating statements (including Capital Expenditures) presented for each Collateral Property and the Collateral Properties taken as a whole in a form consistent with the operating statements delivered by Borrowers to Administrative Agent in connection with the underwriting of the Loan which operating statement shall be in substantially the form of Exhibit F) and prepared for such calendar month, noting Net Operating Income, EBITDA, Gross Income from Operations, and Operating Expenses, and other information necessary and sufficient to fairly present the results of operation of the Collateral Properties during such calendar month. Together with the delivery of the monthly financial reporting required under this clause (d), Borrower shall also furnish, or cause to be furnished, to Administrative Agent (x) a copy of the applicable Manager’s monthly report, in the form annexed hereto as Schedule 7.10(d) and made a part hereof, and (y) a Smith Travel Research STAR Report or similar market benchmarking service for each Collateral Property for the applicable calendar month.
          (e) Borrowers have submitted to Administrative Agent the Annual Budgets for each of the Collateral Properties for 2010, copies of which are attached hereto as Schedule 7.10(e), each of which is hereby approved by the Administrative Agent. Beginning in Fiscal Year 2011, and for each Fiscal Year thereafter, (I) Borrowers shall submit to Administrative Agent a preliminary Annual Budget for each Collateral Property not later than thirty (30) days prior to the commencement of such Fiscal Year, and (II) Borrowers shall submit to Administrative Agent a final proposed Annual Budget for each Collateral Property not later than sixty (60) days after to the commencement of such Fiscal Year. The final budget shall be in form reasonably satisfactory to Administrative Agent, and shall be subject to Administrative Agent’s written approval, which approval shall not be unreasonably withheld or delayed (each such Annual Budget after it has been approved in writing by Administrative Agent shall be hereinafter referred to as an “Approved Annual Budget”). If Administrative Agent objects to the final proposed Annual Budget submitted by Borrowers, Administrative Agent shall advise Borrowers of such objections within fifteen (15) days after receipt respectively thereof (and deliver to Borrowers a reasonably detailed description of such objections), and Borrowers shall promptly revise such Annual Budget and resubmit the same to Administrative Agent. Administrative Agent shall advise Borrowers of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrowers a reasonably detailed description of such objections), and Borrowers shall promptly revise the same in accordance with the process described in this subsection until Administrative Agent approves the Annual Budget. Until such time that Administrative Agent approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, such Approved Annual Budget shall be adjusted to reflect estimated increases in Taxes, Insurance Premiums and utilities expenses and to delete items that were non-recurring costs that were particular to the prior year and any incremental increases required by a Manager under the terms of the applicable Management Agreement. Any such final proposed Annual Budget submitted to Administrative Agent for Administrative Agent’s approval shall be deemed approved if Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such final proposed Annual Budget, as the case may be, and any and all required information and documentation reasonably required by Administrative Agent to reach a decision, provided, such request to Administrative Agent is marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY.” With respect to the Annual Budgets, to the extent that the timing and the procedures relating to the preparation and approval of such Annual Budgets as set forth herein is inconsistent with the timing and the procedures for the preparation and approval of Annual Budgets under the Management Agreements, the timing and procedures set forth in the Management Agreements shall control, provided that the foregoing shall not in any way limit Administrative Agent’s rights to approve such Annual Budgets as set forth above prior to the Borrowers’ agreement on such Annual Budgets with the applicable Manager.
          (f) Borrowers shall, on or before the forty-fifth (45th) day following the last day of each fiscal quarter, provide a certificate from a Responsible Officer of Borrowers, in respect of each Monthly Budgeted Amount in that quarter for each Embassy Property and for category of expenditures for which the Monthly Budgeted Amount has been established of (i) the actual expenditures paid in the immediately preceding fiscal quarter, bills payable and accruals, and (ii) a comparison of whether such actual expenditures, bills payable and necessary estimated accruals were either more of less than the aggregate amount of Monthly Pegged Amount payments disbursed from the Lockbox Account for such fiscal quarter (the amount, if any, by which the amount described in clause (ii) above exceeds the amount described in clause (i) above, the “Quarterly Budgeted Amount Comparison”).
          (g) Upon the request of Administrative Agent, Borrowers shall promptly deliver to Administrative Agent any and all financial or other reports prepared by the Managers or the Franchisors with respect to the Borrowers, the Collateral Properties or the operation and use of the Collateral Properties.
          (h) Any reports, statements or other information required to be delivered under this Agreement shall be delivered (i) on a diskette or via email, (ii) if requested by Administrative Agent and within the capabilities of Borrowers’ data systems without change or modification thereto, in electronic form and prepared using a Microsoft Excel, Microsoft Word for Windows or WordPerfect for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files) and (iii) if requested by Administrative Agent, in paper form.
     7.11 Business and Operations. Each Borrower will continue to engage in the businesses presently conducted by them as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Collateral Properties. Borrowers will remain in good standing under the laws of each jurisdiction to the extent required for the ownership, maintenance, management and operation of the Collateral Properties.
     7.12 Costs of Enforcement. In the event (a) that any Mortgage encumbering any Collateral Property is foreclosed in whole or in part or that any such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to any Mortgage encumbering any Collateral Property in which proceeding Administrative Agent or any Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower, Ground Lessor or any of their constituent Persons or an assignment by any Borrower, Ground Lessor or any of their constituent Persons for the benefit of its creditors, Borrowers, Ground Lessor, their successors or assigns, shall be chargeable with and agree to pay all costs of collection and defense, including attorneys’ fees and costs, incurred by Administrative Agent, any Lender, Borrowers or Ground Lessor in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service, stamp, transfer, recording, excise or use taxes.
     7.13 Estoppel Statements.
          (a) After written request by Administrative Agent, Borrowers shall within ten (10) Business Days furnish Administrative Agent, with a statement, duly acknowledged and certified, setting forth (i) the amount of the original principal amount of the Obligations, (ii) the unpaid principal amount of the Obligations, (iii) the LIBOR Spread or, if applicable, the Prime Rate Spread, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Indebtedness hereunder, and (vi) that the Notes, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification.
          (b) Borrowers shall use commercially reasonable efforts to deliver to Administrative Agent upon request, and not more than three (3) times every twelve (12) months, tenant estoppel certificates from each commercial tenant under a Major Lease in form and substance reasonably satisfactory to Administrative Agent.

          (c) Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, and not more than three (3) times every twelve (12) months, to deliver an estoppel certificate from each Franchisor stating that (i) its Franchise Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither such Franchisor nor the respective Operating Lessee is in default under any of the terms, covenants or provisions of the Franchise Agreement, and such Franchisor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Franchise Agreement, (iii) neither Franchisor nor Operating Lessee has commenced any action or given or received any notice for the purpose of terminating such Franchise Agreement and (iv) all sums due and payable to such Franchisor under its Franchise Agreement have been paid in full.
          (d) Borrowers shall use commercially reasonable efforts, promptly upon request of Administrative Agent, and not more often than three (3) times every twelve (12) months, to deliver an estoppel certificate from each Manager stating that (i) its Management Agreement is in full force and effect and has not been modified, amended or assigned, (ii) neither such Manager nor the respective Operating Lessee is in default under any of the terms, covenants or provisions of the Management Agreement and such Manager knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under such Management Agreement, (iii) neither Manager nor Operating Lessee has commenced any action or given or received any notice for the purpose of terminating such Management Agreement and (iv) all sums due and payable to such Manager under its Management Agreement have been paid in full.
          (e) Borrowers shall, promptly upon request of Administrative Agent, deliver to Administrative Agent an estoppel certificate from Operating Lessee stating that (i) the Operating Lease is in full force and effect and has not been modified, amended or assigned, (ii) Borrowers are not in default under any of the terms, covenants or provisions of any Operating Lease and no Operating Lessee knows of any event which, but for the passage of time or the giving of notice or both, would constitute an event of default under its Operating Lease, (iii) no Borrower has commenced any action or given or received any notice for the purpose of terminating any Operating Lease and (iv) all sums due and payable under any Operating Lease have been paid in full.
          (f) Borrowers shall, promptly upon request of Administrative Agent, deliver to Administrative Agent an estoppel certificate from each Ground Lessor stating that (i) the applicable Ground Lease is in full force and effect and has not been modified, amended or assigned, (ii) neither Ground Lessor nor applicable Borrower is in default under any of the terms, covenants or provisions of the Ground Lease and Ground Lessor knows of no event which, but for the passage of time or the giving of notice or both, would constitute an event of default under the Ground Lease, (iii) neither Ground Lessor nor applicable Borrower has commenced any action or given or received any notice for the purpose of terminating the Ground Lease and (iv) all sums due and payable under the Ground Lease have been paid in full.
     7.14 Use of Proceeds. Borrowers shall use the proceeds of the Loan only to (a) refinance certain existing Indebtedness secured, in part, by the Collateral Properties, (b) make deposits into the Reserve Accounts on the date hereof in the amounts provided herein, (c) purchase the Initial Rate Cap Agreement, and (d) pay certain costs and expenses incurred in connection with the closing of the Loan and approved by Lender.
     7.15 Performance by Borrowers. Each Borrower shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to such Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, such Borrower without the prior written consent of Administrative Agent or Requisite Lenders as required herein or in such Loan Document.
     7.16 Leasing Matters.
          (a) With respect to any Collateral Property, the applicable Operating Lessee may enter into a proposed Lease (including the renewal or extension of an existing Lease (a “Renewal Lease”)) without the prior written consent of Administrative Agent, provided such proposed Lease or Renewal Lease (i) provides for rental rates and terms comparable to existing local market rates and terms (taking into account the type and quality of the tenant) as of the date such Lease is executed by such Borrower (unless, in the case of a Renewal Lease, the rent payable during such renewal, or a formula or other method to compute such rent, is provided for in the original Lease), (ii) is an arms-length transaction with a bona fide, independent third-party tenant, (iii) would not cause a Material Property Event, (iv) is subject and subordinate to the Lien of the related Mortgage and, upon Administrative Agent’s reasonable request, the lessee thereunder agrees to attorn to Administrative Agent and Lenders pursuant to an agreement acceptable to Administrative Agent and (v) is not a Major Lease. All proposed Leases which do not satisfy the requirements set forth in this Section 7.16(a) shall be subject to the prior approval of Administrative Agent, which approval shall not be unreasonably withheld, delayed or conditioned. At Administrative Agent’s request, Borrowers shall promptly deliver to Administrative Agent copies of all Leases which are entered into pursuant to this Subsection together with Borrowers’ certification that they have satisfied all of the conditions of this Section.
          (b) Borrowers (i) shall observe and perform all the obligations imposed upon the lessor under the Major Leases and shall not do or permit to be done anything to impair the value of any of the Major Leases as security for the Obligations; (ii) shall promptly send copies to Administrative Agent of all notices of default or other material matters which Borrowers shall send or receive with respect to the Major Leases; (iii) shall enforce all of the material terms, covenants and conditions contained in the Major Leases upon the part of the tenant thereunder to be observed or performed (except for termination of a Major Lease which shall require Administrative Agent’s prior written approval); (iv) shall not collect any of the Rents more than one (1) month in advance (except Security Deposits shall not be deemed Rents collected in advance); (v) shall not execute any other assignment of the lessor’s interest in any of the Leases or the Rents; and (vi) shall not consent (to the extent that lessor’s consent is required under a Major Lease) to any assignment of or subletting under any Major Leases, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned.
          (c) Borrowers may, without the consent of Administrative Agent, amend, modify or waive the provisions of any Lease or terminate, reduce rents under, accept a surrender of space under, or shorten the term of, any Lease (including any guaranty, letter of credit or other credit support with respect thereto) provided that such Lease is not a Major Lease and that such action (taking into account, in the case of a termination, reduction in rent, surrender of space or shortening of term, the planned alternative use of the affected space) would not cause a Material Property Event, and provided that such Lease, as amended, modified or waived, is otherwise in compliance with the requirements of this Agreement and any Lease subordination agreement binding upon Administrative Agent with respect to such Lease. A termination of a Lease (other than a Major Lease) with a tenant who is in default beyond applicable notice and grace periods shall not be considered an action which constitutes a Material Property Event unless it causes a breach, default or failure of performance under a Management Agreement or Franchise Agreement. Any amendment, modification, waiver, termination, rent reduction, space surrender or term shortening which does not satisfy the requirements set forth in this Subsection shall be subject to the prior written approval of Administrative Agent and its counsel, at Borrowers’ expense. At Administrative Agent’s request, Borrowers shall promptly deliver to Administrative Agent copies of all Leases, amendments, modifications and waivers which are entered into pursuant to this Section 7.16(c) together with each applicable Borrower’s certification that it has satisfied all of the conditions of this Section 7.16(c).
          (d) Notwithstanding anything contained herein to the contrary, with respect to any Collateral Property, no Borrower shall, without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), enter into, materially amend, materially modify, waive any material provisions of, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, or renew or extend upon terms and conditions less favorable to such Borrower, any Major Lease or any instrument guaranteeing or providing credit support for any Major Lease; provided, however, such Borrower shall not be required to obtain Administrative Agent’s written consent to any immaterial, non-economic change or beneficial economic change to a Major Lease (provided that, changes materially altering the square footage leased, the location or use of the premises demised under such Major Lease or extending the term including any renewal option for a period in excess of five (5) years shall, in each case, be considered a material change; and provided, further, that no consent shall be required for an amendment of any Operating Lease to the extent that such amendment could not result in a decrease in the Net Operating Income of the related Collateral Property. For the avoidance of doubt, to the extent that the lessor’s consent is required under the applicable Major Lease, any assignment or sublease of a Major Lease shall require the consent of Administrative Agent.
          (e) To the extent actually received by Administrative Agent, Administrative Agent shall hold any and all monies representing security deposits under the Leases (the “Security Deposits”) received by Administrative Agent, in accordance with the terms of this Agreement and the respective Lease, and shall only release the Security Deposits in order to return a tenant’s Security Deposit to such tenant if such tenant is entitled to the return of the Security Deposit under the terms of the Lease.
          (f) To the extent that Administrative Agent’s consent or approval is required under this Section 7.16, any such proposed modification, change, supplement, alteration, amendment, assignment or sublease of a Lease or Major Lease submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed modification, change, supplement, alteration, amendment, assignment or sublease of a Lease or Major Lease, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision; provided, however, that in no event shall Administrative Agent be deemed to have approved any change (i) having a Material Adverse Effect or a Material Property Event, (ii) contained business terms which are not on then fair market terms, or (iii) with respect to any Ground Lease or any Operating Lease. Upon Borrowers’ request, Administrative Agent shall deliver to Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.16.
     7.17 Management Agreement.
          (a) Each Collateral Property is operated under the terms and conditions of the applicable Management Agreement. In no event shall the Base Management Fees under any Management Agreement exceed two percent (2%) of the gross income derived from the applicable Collateral Property (excluding any Incentive Management Fees which are subordinate to the Loan).

Operating Lessee shall (i) diligently perform and observe all of the terms, covenants and conditions of the Management Agreements on the part of Operating Lessee to be performed and observed to the end that all things shall be done which are necessary to keep unimpaired the rights of Operating Lessee under the Management Agreements and (ii) promptly notify Administrative Agent of the giving of any notice by any Manager to Operating Lessee of any default by Operating Lessee in the performance or observance of any of the terms, covenants or conditions of any Management Agreement on the part of Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice. Operating Lessee shall not surrender any Management Agreement, consent to the assignment by any Manager of its interest under a Management Agreement, or terminate or cancel any Management Agreement, or modify, change, supplement, alter or amend any Management Agreement, in any material respect, either orally or in writing without Administrative Agent’s prior written consent, and following a Securitization, without Rating Agency Confirmation. Borrowers hereby assign to Administrative Agent for benefit of the Secured Parties as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrowers to surrender any Management Agreement, or to terminate, cancel, modify, change, supplement, alter or amend such Management Agreements, in any material respect, and any such surrender of such Management Agreements, or termination, cancellation, modification, change, supplement, alteration or amendment of any Management Agreement in any material respect, without the prior consent of Administrative Agent, and following a Securitization, without Rating Agency Confirmation, shall be void and of no force and effect. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.17. Borrowers shall not enter into any Replacement Management Agreement without Administrative Agent’s prior written consent; provided, however, with respect to any expiring or replacement Management Agreement, Borrowers shall notify Administrative Agent but shall not be required to obtain Administrative Agent’s consent (or Rating Agency Confirmation) if the Management Agreement in effect on the date hereof is extended on the same or more favorable terms to Operating Lessee as prior to the expiration thereof; provided, further, that in such event the applicable Borrowers will be required to deliver an extension of the conditional assignment of management agreement obtained by Administrative Agent on the date hereof in connection with the original Management Agreement. Any such proposed modification, change, supplement, alteration or amendment of the Management Agreement submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY,” and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed modification, change, supplement, alteration or amendment of the Management Agreement, and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision; provided, however, that in no event shall Administrative Agent be deemed to have approved (1) a surrender, termination or cancellation of the Management Agreement, (2) any modification, change, supplement, alteration or amendment of the Management Agreement that affects any of the material business terms of the Management Agreement, (3) any change under the Management Agreement that could result in a Material Property Event, or (4) any Replacement Management Agreement. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.17. For avoidance of doubt, Administrative Agent hereby approves modifications to the Management Agreements affecting the Embassy Properties, to the extent (A) such modifications are required solely to implement the agreed-upon terms set forth in that certain Master Agreement for Extension of Management Agreements dated January 1, 2009, by and between FelCor TRS Holdings, for itself and its subsidiaries listed on Exhibit “A” attached thereto, Embassy Suites Management, Doubletree Management and Hilton Management, and (B) such modifications do not contain any other substantive terms. In addition, Borrowers have advised Administrative Agent that Borrowers have entered into discussions with Sheraton Vermont Corporation relating to (1) the potential acquisition by DJONT Operations, L.L.C. of one hundred percent (100%) of the Class B Preferred Member interest in the Sheraton Burlington Operating Lessee, and (2) the modification of the manager incentive compensation provisions contained in the Sheraton Burlington Management Agreement to conform them to make them consistent in format with the incentive compensation provisions set forth in the other Sheraton Management Agreements and to provide, in effect, that the Manager thereunder shall be paid incentive compensation in an amount equal to the amount that would have been distributable to Sheraton Vermont Corporation on account of the Class B Preferred Member interest in the Sheraton Burlington Operating Lessee. Administrative Agent agrees that Administrative Agent will not unreasonably withhold Administrative Agent’s consent to such restructuring of the ownership of the Sheraton Burlington Operating Lessee and the modification to the incentive compensation provisions as aforesaid, provided that such modification agreements do not contain any other substantive terms; and, provided, further, that (i) Sheraton Burlington Operating Lessee shall executed a joinder agreement and agree to become jointly and severally liable with the other Borrowers for the repayment of the Obligations, and (ii) the Borrowers execute and deliver any other modification documents reasonably required by Administrative Agent in connection with such restructuring.
          (b) If any Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Management Agreement on the part of Operating Lessee to be performed or observed, after expiration of any applicable notice and cure periods provided in such Management Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing such Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of such Management Agreement on the part of Operating Lessee to be performed or observed to be promptly performed or observed on behalf of Operating Lessee to the end that the rights of Operating Lessee in, to and under such Management Agreement shall be kept unimpaired and free from default in all material respects. Administrative Agent and any Person designated by Administrative Agent by written notice to Borrowers shall have, and are hereby granted, the right to enter upon the applicable Collateral Property at any time and from time to time for the purpose of taking any such action. If any Manager shall deliver to Administrative Agent a copy of any notice of default under the Management Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon. No Operating Lessee shall, and shall not permit any Manager to, sub-contract all or any material portion of its management responsibilities under any Management Agreement to a third-party without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, delayed or conditioned. Operating Lessees shall request of Managers and deliver to Administrative Agent upon receipt such certificates of estoppel with respect to compliance by Operating Lessee with the terms of its respective Management Agreement as may be reasonably requested by Administrative Agent. Operating Lessees shall exercise each individual option, if any, to extend or renew the term of its respective Management Agreements to the extent required to continue it in full force and effect until after the Maturity Date, and each Operating Lessee hereby authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph (i) shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, (ii) shall be deemed to constitute a portion of the Obligations, (iii) shall be secured by the lien of the Mortgages and the other Loan Documents and (iv) shall be immediately due and payable upon demand by Administrative Agent therefor.

          (c) Without limitation of the foregoing, the applicable Borrower shall, upon request of Administrative Agent and in accordance with the provisions of the applicable Assignment of Management Agreement, terminate any Management Agreement and replace the Manager thereunder, without penalty or fee payable by Borrowers or Administrative Agent, if at any time during the Loan: (i) such Manager shall become insolvent or a debtor in bankruptcy or insolvency proceeding or (ii) there exists an event of default by such Manager under the applicable Management Agreement which continues beyond any applicable cure period, except that the requirements of this Section 7.17(c)(ii) shall not apply if each and all of the following conditions shall be satisfied (1) the applicable Borrower shall be diligently prosecuting the resolution of such default in a commercially reasonable manner, (2) Administrative Agent shall receive copies of all notices and correspondence sent and/or received by the applicable Borrower with respect to such default, (3) no Event of Default exists and is continuing and (4) no Material Adverse Effect or Material Property Event shall have occurred.
     7.18 Environmental Covenants.
          (a) Borrowers covenant and agree that so long as the Loan is outstanding (i) all uses and operations on or of the Collateral Properties, whether by a Borrower or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (ii) there shall be no Releases of Hazardous Materials in, on, under or from any of the Collateral Properties; (iii) there shall be no Hazardous Materials stored or located in, on, or under any of the Collateral Properties, except those that are both (A) in compliance with all Environmental Laws and with permits issued pursuant thereto, if and to the extent required, and (B) (1) in amounts not in excess of that necessary to operate, clean, repair and maintain the applicable Collateral Property as a hotel or (2) fully disclosed to and approved by Administrative Agent in writing; (iv) Borrowers shall keep the Collateral Properties free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Borrowers or any other Person (the “Environmental Liens”); (v) Borrowers shall, at their sole cost and expense, fully and expeditiously cooperate in all activities pursuant to paragraph (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews; (vi) Borrowers shall, at their sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with any of the Collateral Properties, pursuant to any reasonable written request of Administrative Agent, upon Administrative Agent’s reasonable belief that a Collateral Property is not in full compliance with all Environmental Laws or has been the subject of any Release of Hazardous Materials, and deliver to Administrative Agent full and complete copies of the reports and other results thereof, and Administrative Agent and other Indemnitee shall be entitled to rely on such reports and other results thereof; (vii) Borrowers shall, at their sole cost and expense (A) promptly and reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Collateral Property in strict compliance with all requirements of Environmental Law; and (B) comply with any Environmental Law, in either case whether or not requested to do so by Administrative Agent; (viii) Borrowers shall not allow any tenant or other user of any of the Collateral Properties to violate any Environmental Law; and (ix) Borrowers shall immediately notify Administrative Agent in writing after any Borrower has become aware of (A) any presence or Release or threatened Releases of Hazardous Materials in, on, under, from or migrating towards any of the Collateral Properties; (B) any non-compliance with any Environmental Laws related in any way to any of the Collateral Properties; (C) any actual or potential Environmental Lien; (D) any required or proposed remediation of environmental conditions relating to any of the Collateral Properties; and (E) any written or oral notice or other communication of which a Borrower becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials in connection with the Collateral Properties.
          (b) Administrative Agent and any other Person designated by Administrative Agent by written notice to Borrowers, including but not limited to any representative of a Governmental

Authority, and any environmental consultant, and any receiver appointed by any court of competent jurisdiction, shall have the right, but not the obligation, to enter upon any Collateral Property at all reasonable times to assess any and all aspects of the environmental condition of any Collateral Property and its use. If any Event of Default shall have occurred or if Administrative Agent shall reasonably believe that any Hazardous Materials are located on the Collateral Property in violation of the terms and conditions of this Agreement or that any Release of any Hazardous Material has occurred to, from or onto any Collateral Property, then Administrative Agent and any other Person designated by Administrative Agent shall have the right, at the cost and expense of Borrowers, payable by Borrowers on demand from Administrative Agent, to conduct an environmental assessment or audit (the scope of which shall be determined in Administrative Agent’s sole and absolute discretion) of the Collateral Property, including, without limitation, the taking of samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Borrowers shall cooperate with and provide access to Administrative Agent and any such Person or entity designated by Administrative Agent by written notice to Borrowers.
     7.19 Alterations. Other than the purchase, replacement and/or installation of FF&E or Capital Expenditures contemplated by the most recent Approved Annual Budget, Borrowers shall obtain Administrative Agent’s prior written consent to (i) any structural alteration or (ii) with respect to each Collateral Property, any other alteration to any Improvements thereon which is estimated to cost in excess of four percent (4%) of the value of the applicable Collateral Property, which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to alterations that could have a Material Adverse Effect or could cause a Material Property Event. To the extent that Administrative Agent’s consent or approval is required under this Section 7.19, any such proposed alterations to any Improvements submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY”; and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with a reasonably detailed description of such proposed alteration and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision; provided, however, that in no event shall Administrative Agent be deemed to have approved alterations that (i) are structural in nature, (ii) will cost in excess of five percent (5%) of the value of the applicable Collateral Property, or (iii) could cause a Material Adverse Effect or could cause a Material Property Event. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.19.
     7.20 Franchise Agreement.
        (a) Each Collateral Property shall be operated under the terms and conditions of the applicable Franchise Agreement. Borrowers shall (i) pay all sums required to be paid by any Operating Lessee under each Franchise Agreement, (ii) diligently perform, observe and enforce all of the terms, covenants and conditions of each Franchise Agreement on the part of such Operating Lessee to be performed, observed and enforced to the end that all things shall be done which are necessary to keep unimpaired the rights of any Borrower and/or Operating Lessee under any Franchise Agreement, (iii) promptly notify Administrative Agent of the giving of any notice to any Operating Lessee of any default by such Operating Lessee in the performance or observance of any of the terms, covenants or conditions of any Franchise Agreement on the part of such Operating Lessee to be performed and observed and deliver to Administrative Agent a true copy of each such notice, and (iv) promptly deliver to

Administrative Agent a copy of each financial statement, business plan, capital expenditure plan, notice, report and estimate received by it under any Franchise Agreement. Borrowers shall not, without the prior consent of Administrative Agent, surrender any Franchise Agreement or terminate or cancel any Franchise Agreement or modify, change, supplement, alter or amend any Franchise Agreement, in any material respect, either orally or in writing, and Borrowers hereby assign to Administrative Agent as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of this Agreement, all the rights, privileges and prerogatives of Borrowers and Operating Lessees to surrender any Franchise Agreement or to terminate, cancel, modify, change, supplement, alter or amend any Franchise Agreement in any material respect, and any such surrender of any Franchise Agreement or termination, cancellation, modification, change, supplement, alteration or amendment of any Franchise Agreement in any material respect without the prior consent of Administrative Agent shall be void and of no force and effect.
        (b) If any Operating Lessee shall default in the performance or observance of any material term, covenant or condition of any Franchise Agreement on the part of such Operating Lessee to be performed or observed after expiration of any applicable notice and cure periods provided in the Franchise Agreement, then, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing a Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all the terms, covenants and conditions of any Franchise Agreement on the part of the respective Operating Lessee to be performed or observed to be promptly performed or observed on behalf of such Operating Lessee, to the end that the rights of such Operating Lessee in, to and under such Franchise Agreement shall be kept unimpaired and free from default in all material respects. Administrative Agent and any Person designated by Administrative Agent by written notice to Borrowers shall have, and are hereby granted, the right to enter upon the Collateral Properties at any time and from time to time for the purpose of taking any such action. If any Franchisor shall deliver to Administrative Agent a copy of any notice of default under any Franchise Agreement, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent in good faith, in reliance thereon. Borrowers shall, from time to time, use their best efforts to obtain from each Franchisor such certificates of estoppel with respect to compliance by each Operating Lessee with the terms of its Franchise Agreement as may be requested by Administrative Agent. Each Operating Lessee shall exercise each individual option, if any, to extend or renew the term of its respective Franchise Agreement to the extent required to continue it in full force and effect until after the Maturity Date, and each Operating Lessee hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to exercise any such option in the name of and upon behalf of such Operating Lessee, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Any sums expended by Administrative Agent pursuant to this paragraph shall bear interest at the Default Rate from the date such cost is incurred to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Obligations, shall be secured by the lien of the Mortgages and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.
        (c) Borrower shall not enter into any Replacement Franchise Agreement without Administrative Agent’s prior written consent; provided, however, that with respect to any expiring or replacement Franchise Agreement, Borrowers shall notify Administrative Agent, but shall not be required to obtain Administrative Agent’s consent if the Franchise Agreement in effect on the date hereof is extended (to result in a remaining term of such Franchise Agreement from the date of the delivery of such extension agreement equal to the terms then generally granted by the applicable Franchisor in the then prevailing market, but in no event shorter than seven (7) years) on the same or more favorable terms to the applicable Operating Lessee as prior to the expiration thereof, provided further that if such Franchise Agreement is modified, extended, supplemented or replaced a franchisor estoppel and recognition or other “comfort letter” shall be provided as described in clause (b) of the definition of “Replacement Franchise Agreement.” To the extent that Administrative Agent’s consent or approval is required under this Section 7.20, any such proposed modification, change, supplement, alteration or amendment of the Franchise Agreement submitted to Administrative Agent for approval shall be deemed approved if (i) Borrowers deliver to Administrative Agent a written request for such approval marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIFTEEN (15) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the request must be marked “PRIORITY;” and (ii) Administrative Agent shall have failed to notify Borrowers of its approval or disapproval within such fifteen (15) Business Days following Administrative Agent’s receipt of Borrowers’ written request together with such proposed modification, change, supplement, alteration or amendment of the Franchise Agreement and any and all other information and documentation relating thereto reasonably required by Administrative Agent to reach a decision; provided, however, that in no event shall Administrative Agent be deemed to have approved (1) a surrender, termination or cancellation of the Franchise Agreement, (2) any modification, change, supplement, alteration or amendment of the Franchise Agreement that affects any of the material business terms of the Franchise Agreement, (3) any change under the Franchise Agreement that could result in a Material Property Event, or (4) a Replacement Franchise Agreement. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.20.
     7.21 Operating Leases. Each Operating Lessee shall:
        (a) promptly perform and/or observe all of the covenants and agreements required to be performed and observed by it under the Operating Lease to which it is a party and do all things necessary to preserve and to keep unimpaired its rights thereunder;
        (b) promptly notify Administrative Agent of any event of default under any Operating Lease;
        (c) promptly enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by any Operating Lessee under any Operating Lease; and
        (d) maintain each Operating Lease in full force and effect during the term of the Loan.
     7.22 OFAC. At all times throughout the term of the Loan, each Loan Party shall be in compliance in all material respects with all applicable orders, rules, regulations and recommendations of The Office of Foreign Assets Control of the U.S. Department of the Treasury.
     7.23 The Ground Leases.
        (a) With respect to each Ground Lease, Borrowers shall (i) pay all rents, additional rents and other sums required to be paid by any Owner, as tenant under and pursuant to the provisions of a Ground Lease, (ii) diligently perform and observe all of the terms, covenants and conditions of each Ground Lease on the part of such Owner, as tenant thereunder, (iii) promptly notify Administrative Agent of the giving of any notice by the landlord under the applicable Ground Lease to any Borrower of any default by such Owner, as tenant thereunder, and deliver to Administrative Agent a true copy of each such notice within two (2) days after such Borrower’s receipt thereof and (iv) promptly notify Administrative Agent of any bankruptcy, reorganization or insolvency of the landlord under the applicable Ground Lease or of any notice thereof, and deliver to Administrative Agent a true copy of such notice within five (5) days of such Borrower’s receipt. No Owner nor any Fee Owner shall, without the prior consent of Administrative Agent, surrender the leasehold estate created by the applicable Ground Lease or terminate or cancel any Ground Lease or modify, change, supplement, alter, amend or waive any material term of any Ground Lease, either orally or in writing, and if any Owner shall default in the performance or observance of any term, covenant or condition of any Ground Lease on the part of such Owner, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of such Ground Lease on the part of such Owner or Fee Owner to be performed or observed on behalf of such Owner or Fee Owner, as applicable, to the end that the rights of such Owner in, to and under such Ground Lease shall be kept unimpaired and free from default. If the landlord under the applicable Ground Lease shall deliver to Administrative Agent a copy of any notice of default under such Ground Lease, such notice shall constitute full protection to Administrative Agent for any action taken or omitted to be taken by Administrative Agent, in good faith, in reliance thereon. Owner and Fee Owners shall exercise each individual option, if any, to extend or renew the term of each Ground Lease upon demand by Administrative Agent made at any time within one (1) year prior to the last day upon which any such option may be exercised, and each Owner and Fee Owner hereby expressly authorizes and appoints Administrative Agent its attorney-in-fact to exercise any such option in the name of and upon behalf of such Owner, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest.
        (b) Notwithstanding anything contained in any Ground Lease to the contrary and except for Operating Leases, no Owner shall further sublet any portion of the related Collateral Property (other than as permitted pursuant to Section 7.16) without prior written consent of Administrative Agent. Each sublease hereafter made shall provide that, (a) in the event of the termination of the related Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (b) in the event of any action for the foreclosure of the Mortgage with respect to the related Collateral Property, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease, unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (c) in the event that such Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under such Ground Lease or to the purchaser at the sale of the related Collateral Property on such foreclosure, as the case may be. If any portion of such Collateral Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Collateral Property. Upon a Borrower’s request, Administrative Agent shall deliver to such Borrower a reasonably detailed description of the reasons for any disapprovals under this Section 7.23.
        (c) Notwithstanding anything to the contrary contained herein with respect to any Ground Lease:
     (i) The Lien of the Mortgages attach to each Owner’s rights and remedies at any time arising under or pursuant to subsection 365(h) of the Bankruptcy Code, including, without limitation, all of each Owner’s rights, as debtor, to remain in possession of the related Collateral Property which is subject to a Ground Lease;
     (ii) No Owner shall, without Administrative Agent’s prior written consent, elect to treat a Ground Lease as terminated under subsection 365(h)(1) of the Bankruptcy Code. Any such election made without Administrative Agent’s prior written consent shall be void;

     (iii) As security for the Obligations, each Owner unconditionally assigns, transfers and sets over to Administrative Agent all of such Owner’s claims and rights to the payment of damages arising from any rejection by any Fee Owner or Ground Lessor under the Bankruptcy Code. Administrative Agent and the applicable Owner shall proceed jointly or in the name of such Owner in respect of any claim, suit, action or proceeding relating to the rejection of a Ground Lease, including, without limitation, the right to file and prosecute any proofs of claim, complaints, motions, applications, notices and other documents in any case in respect of a Fee Owner or Ground Lessor under the Bankruptcy Code. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the Obligations shall have been satisfied and discharged in full. Any amounts received by Administrative Agent or any Owner as damages arising out of the rejection of a Ground Lease as aforesaid shall be applied to all costs and expenses of Administrative Agent (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection with the exercise of any of its rights or remedies in accordance with the applicable provisions hereof;
     (iv) If pursuant to subsection 365(h) of the Bankruptcy Code, any Fee Owner or Ground Lessor seeks to offset, against the rent reserved in a Ground Lease, the amount of any damages caused by the nonperformance by the applicable Fee Owner or Ground Lessor of any of its obligations thereunder after the rejection by such Fee Owner or Ground Lessor under the Bankruptcy Code, then the applicable Owner shall not effect any offset of the amounts so objected to by Administrative Agent. If Administrative Agent has failed to object as aforesaid within ten (10) days after notice from such Owner in accordance with the first sentence of this subsection, such Owner may proceed to offset the amounts set forth in such Owner’s notice to Administrative Agent;
     (v) If any action, proceeding, motion or notice shall be commenced or filed in respect of any Fee Owner or Ground Lessor of all or any part any Collateral Property subject to a Ground Lease in connection with any case under the Bankruptcy Code, Administrative Agent and the applicable Owner shall cooperatively conduct and control any such litigation with counsel agreed upon between such Owner and Administrative Agent in connection with such litigation. Borrowers shall, upon demand, pay to Administrative Agent all costs and expenses (including reasonable attorneys’ fees and costs) actually paid or actually incurred by Administrative Agent or any Lender in connection with the cooperative prosecution or conduct of any such proceedings. All such costs and expenses shall be secured by the Lien of the applicable Mortgage; and
     (vi) Each Owner shall promptly, after obtaining knowledge of such filing, notify Administrative Agent orally of any filing by or against a Fee Owner or Ground Lessor of a petition under the Bankruptcy Code. The applicable Owner shall thereafter promptly give written notice of such filing to Administrative Agent, setting forth any information available to such Owner as to the date of such filing, the court in which such petition was filed, and the relief sought in such filing. Such Owner shall promptly deliver to Administrative Agent any and all notices, summons, pleadings, applications and other documents received by Administrative Agent in connection with any such petition and any proceedings relating to such petition.

        (d) Fee Owner and Owner acknowledge and confirm that, with respect to each Ground Lease (other than the Sheraton Burlington Parking Lease):
     (i) the Mortgage encumbering such Ground Lease Property is and shall be deemed to be a “Leasehold Mortgage” as set forth in each Ground Lease for all purposes thereunder;
     (ii) Administrative Agent, as mortgagee, grantee or beneficiary, as applicable, thereunder, together with its successors and assigns in such capacity, shall constitute a “Leasehold Mortgagee” thereunder;
     (iii) the Mortgages encumbering the Ground Leased Properties shall be entitled to all the rights, benefits and privileges of a “Leasehold Mortgage” under the Ground Leases;
     (iv) Administrative Agent shall be entitled to all the rights, benefit and privileges of a “Leasehold Mortgagee” under the Ground Lease;
     (v) the notice for address for the “Leasehold Mortgagee” under the Ground Leases shall be the address of Administrative Agent as set forth in this Agreement; and
     (vi) all references to “Chase” in the Ground Leases relating the Embassy Properties shall henceforth refer to “Fortress Credit Corp. in its capacity as administrative agent under that certain Credit Agreement, dated as of May 3, 2010, together with its successors and assigns as the Administrative Agent thereunder.”
     7.24 Asbestos Operations and Maintenance (“O&M”) Program.
        (a) With respect to the Sheraton Burlington Property, the applicable Borrower shall enter into a contract with a licensed industrial hygienist to develop a fully documented O&M Program which the applicable Borrower shall submit within thirty (30) days of the date hereof to Administrative Agent. Borrower shall address any reasonable objections the Administrative Agent makes to the O&M Program. Borrowers further covenant and agree to implement and follow the terms and conditions of such O&M Program during the term of the Loan, including any extension or renewal thereof. With respect to all Collateral Properties other than the Sheraton Burlington Property, the applicable Borrowers shall draft and implement one fully documented O&M Program covering all such properties (“Multi-Site O&M Program”) which each applicable Borrower shall submit within thirty (30) days of the date hereof to Administrative Agent. Borrower shall address any reasonable objections the Administrative Agent makes to the Multi-Site O&M Program. Borrowers further covenant and agree to implement and follow the terms and conditions of the Multi-Site O&M Program during the term of the Loan, including any extension or renewal thereof. The requirement that a Borrower develops and complies with an O&M Program shall not be deemed to constitute a waiver or modification of any of Borrowers’ covenants and agreements with respect to Hazardous Materials or Environmental Laws.
        (b) Borrowers shall, not later than sixty (60) days after the date hereof, conduct engage an environmental engineer to conduct radon testing at the Embassy Suites Marlborough Property and deliver the results of such testing to Administrative Agent.
     7.25 Sheraton Burlington Parking Lease. Borrowers agree to use all commercially reasonable efforts to cause the Lessor under the Sheraton Burlington Parking Lease to enter into a modification and amendment to the Sheraton Burlington Parking Lease which provides to Administrative Agent (and any other holder of the Loan or any interest therein) and to any future leasehold mortgagee with respect to the Sheraton Burlington Parking Lease customary leasehold mortgagee protection provisions, including without limitation, notice and cure rights in connection with defaults occurring under the Sheraton Burlington Parking Lease, the right to foreclosure the lien of the leasehold mortgage and to succeed to the rights of the tenant under the Burlington Parking Lease, attornment rights, leasehold mortgagee’s right to enter into a replacement lease (on identical terms as those set forth in the Sheraton Burlington Parking Lease) upon any termination of the Sheraton Burlington Parking Lease, including in connection with a rejection of the Sheraton Burlington Parking Lease in any Insolvency Proceeding, and mortgagee’s right to exercise on behalf of the tenant under the Sheraton Burlington Parking Lease any renewal options and purchase rights contained therein, and such other leasehold mortgagee protection rights as are consistent with customary and prudent lender practices. Borrowers shall obtain Administrative Agent’s prior written consent before entering into any modification of the Sheraton Burlington Parking Lease, which consent shall not be unreasonably withheld, conditioned or delayed with respect to the matters set forth above in this Section 7.25.
     7.26 Sheraton Society Hill Letter Agreement. Sheraton Society Hill Operating Lessee and the Sheraton Manager under the Sheraton Society Hill Management Agreement are parties to that certain Letter Agreement, dated December 21, 2005 (the “Sheraton Society Hill Letter Agreement”), pursuant to which Sheraton Society Hill Operating Lessee is entitled to receive a portion of the licensing fees payable to such Sheraton Manager (or its Affiliates) on account of the Franklin Plaza Hotel (as defined therein). Borrowers hereby covenant and agree to deposit, or to cause Sheraton Manager to deposit, all funds payable to Sheraton Society Hill Operating Lessee on account of the Sheraton Society Hill Letter Agreement directly into the Sheraton Society Hill Property Account.
     7.27 Sheraton Atlanta Galleria Property Fire Code Violations. Borrowers shall deliver evidence to Administrative Agent that Borrowers have remedied all outstanding code violations at the Sheraton Atlanta Galleria Property set forth in that certain Fire Marshal’s Office Field Inspection Report (Occupancy ID 01817) dated January 6, 2010, by no later than October 1, 2010.
7.28 Sheraton Atlanta Galleria Incentive Fee Tie-In. The Sheraton Atlanta Galleria Management Agreement, as in effect on the Closing Date, provides that the related Incentive Management Fee is calculated based on the aggregate financial performance of the Sheraton Atlanta Galleria Property and certain other hotels more particularly described therein (such other hotels, the “Tie-In Hotels”). If during any Lockbox Period any Incentive Management Fee is paid to the Sheraton Manager from the revenue collected at the Sheraton Atlanta Galleria Property, and if the amount of any such Incentive Management Fee exceeds the amount of the Incentive Management Fee that would have been payable if the Incentive Management Fee had been calculated solely based upon the performance of the Sheraton Atlanta Galleria Property without regard to any of the Tie-In Hotels (the amount of any such excess payment to Sheraton Manager, the “Incentive Management Fee Tie-In Amount”), then on or before the fifth (5th) Business Day following the date upon which Borrowers receive the Sheraton Manager operating statement for the applicable Accounting Period (as defined in the Sheraton Management Agreement), Borrowers shall pay to Administrative Agent an amount equal to the Incentive Fee Tie-In Amount, to be applied by Administrative Agent in accordance with the order of priority established in the then applicable waterfall provision in this Section 3.6.
     7.29 Compliance with Brand Standards Letter Agreement. Pursuant to the Brand Standards Letter Agreement, if (i) Embassy Corpus Christi Owner has not sold the Embassy Corpus Christi Property by June 30, 2013, and (ii) the Embassy Corpus Christi Franchisor requires the Embassy Corpus Christi Property to be renovated to comply with the Embassy Corpus Christi Franchisor’s brand standards (the “Brand Standards Renovation”), then Borrowers shall diligently pursue and negotiate a work plan acceptable to the Embassy Corpus Christi Franchisor which sets forth the scope of the Brand Standards

Renovation related work and the timeline for the completion of such work (the “Brand Standards Renovation Work Plan”). Borrowers shall complete the Brand Standards Renovation in accordance with the Brand Standards Renovation Work Plan. If Borrowers fail to complete the Brand Standards Renovation as and when set forth in the Brand Standards Work Plan, Borrowers shall immediately pay to Administrative Agent an amount necessary to complete the Brand Standards Renovation (as determined by Administrative Agent in its reasonable discretion based upon the matters and the timetable set forth in the Brand Standards Renovation Work Plan) (such amount, the “Brand Standards Renovation Payment Amount”). Notwithstanding the foregoing, if, following the occurrence and continuance of an Event of Default and Administrative Agent’s exercise of Administrative Agent’s rights and remedies in connection therewith (or Administrative Agent’s (or its nominee’s) acceptance of a deed-in-lieu thereof), Administrative Agent, Administrative Agent’s successor or assign, or a third-party purchaser at foreclosure (or a third-party purchaser from Administrative Agent (or Administrative Agent’s nominee that was the purchaser at foreclosure)) is required by Embassy Corpus Christi Franchisor to effect a change in ownership product improvement plan (“PIP”), Borrowers shall immediately pay to Administrative Agent, in lieu of any Brand Standards Renovation Payment Amount, the amount necessary to complete such PIP (as determined by Administrative Agent in its reasonable discretion); provided, however, that Administrative Agent agrees that Borrowers’ obligation to pay the cost to complete a PIP shall be capped at $2,000,000 (the amount required to be paid by Borrowers in connection with any PIP, the “PIP Payment Amount”).
ARTICLE VIII
NEGATIVE COVENANTS
        From the date hereof until payment and performance in full of all Obligations under the Loan Documents or, in respect of a specific Collateral Property, until the earlier release of the Liens of all Mortgages encumbering such Collateral Property in accordance with the terms of this Agreement and the other Loan Documents, each Borrower covenants and agrees that it will not do, directly or indirectly, any of the following:
     8.1 Indebtedness. No Borrower shall create, incur, assume or suffer to exist any Indebtedness other than the Obligations, except for Indebtedness of the type described pursuant to Section 6.34(g) or permitted by Section 8.4.
     8.2 Investments. No Borrower shall make any Investments except:
        (a) Investments in the form of Permitted Investments; and
        (b) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss.
     8.3 Liens. No Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist any Lien upon any Collateral Property or any Equity Interest in any Restricted Party other than any of the following (each a “Permitted Lien”):
        (a) Liens pursuant to any Loan Document;

        (b) Liens existing on the date hereof and listed on Schedule 8.3;4
        (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
        (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, or other like Liens arising in the ordinary course of business which are discharged of record (by payment, bonding or otherwise) within sixty (60) days, provided that such Liens are being contested in good faith by appropriate proceedings diligently conducted;
        (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
        (f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds, performance bonds, and other obligations of a like nature incurred in the ordinary course of business;
        (g) Liens set forth in the Title Policies issued with respect to the Mortgages;
        (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds related to such judgments;
        (i) with respect to Personal Property constituting a part of the Collateral Property, a Permitted Personal Property Lien;
        (j) with respect to an Equity Interest in any Restricted Party, a Permitted Equity Transfer; and
        (k) Liens related to financing or leasing arrangements permitted by permitted by Section 8.4.
     8.4 Personal Property Leasing and Financing. Without the prior consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion, no Borrower shall, nor shall any Borrower permit any other Person to, create, incur, assume, or suffer to exist in connection with the ownership or operation of any hotel, any Personal Property subject to any financing or any leasing arrangements, except (each a “Permitted Personal Property Lien”):
        (a) those disclosed on Schedule 6.43;
        (b) extensions, renewals, replacements and refinancings of any such financing or leasing arrangement referred to in (a) that are on an arm’s-length basis and that do not materially increase the outstanding principal amount thereof, except for amounts attributable to (i) fees and expenses for extensions and renewals and (ii) market increases for refinancings and replacements; or
        (c) any other equipment or personal property financing or leasing arrangements for equipment or personal property used at the Collateral Properties in the ordinary course of business; provided, however, that the aggregate amount of debt service or lease payments in respect of all financing

[4]	Sidley received a little while ago. We are reviewing this now.

and leasing arrangements shall be less than $50,000 in the aggregate per annum for any individual Collateral Property.
     8.5 Operation and Service Agreements. No Borrower has entered into any material Contractual Obligation with respect to property or services to be provided by third parties with respect to any Collateral Property other than:
        (a) those listed on Schedule 6.42;
        (b) any renewal, replacement or extension of the foregoing on substantially similar financial terms or reasonable increases thereof made on an arm’s-length basis; or
        (c) any other material Contractual Obligation entered into in the ordinary course of business consistent with past practices.
     8.6 Restricted Payments. No Borrower shall declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
        (a) each Borrower may make Restricted Payments so long as there is no Default or Event of Default has occurred and is continuing or would result therefrom;
        (b) each Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
        (c) each Loan Party may purchase, redeem, or otherwise acquire shares of its common stock or other common Equity Interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.
provided, however, that notwithstanding the foregoing Borrowers may declare and make any Restricted Payments that are necessary for FelCor Trust to maintain its status as a REIT, but then only in the minimum amount necessary to maintain such status as a REIT.
     8.7 [Intentionally Omitted].
     8.8 Dispositions. No Borrower shall make any Disposition or enter into any agreement to make any Disposition except:
        (a) Dispositions of Personal Property, whether now owned or hereafter acquired, in the ordinary course of business for fair consideration and on an arm’s-length basis, provided that if such property was required under any Loan Document to be subject to a first priority Lien in favor of Administrative Agent, such property shall be replaced by an item of equal or greater value which is subject to a first-priority Lien in favor of Administrative Agent;
        (b) Dispositions permitted by Section 8.9;
        (c) Dispositions of Collateral Properties (including any leasehold interest (or subleasehold interest, as the case may be, created under any Ground Lease or Operating Lease)), so long as such Collateral Properties (or leasehold or subleasehold interests) are released pursuant to Section 2.10 prior to or contemporaneously with such Disposition; and

        (d) The Disposition in lieu of condemnation by the Owner of the Sheraton Burlington Property, in favor of the City of South Burlington, of that certain strip of land which is between eleven (11) and sixteen (16) feet in width running along Williston Road (the “Sheraton Burlington Condemnation Parcel”); provided, however, that
     (i) Borrowers deliver to Administrative Agent evidence that would be reasonably acceptable to a prudent lender that the release of the Burlington Condemnation Parcel will not adversely affect (other than to a de minimis extent) the economic value of, or the revenue produced by the Sheraton Burlington Property;
     (ii) As of date of the release, no Event of Default has occurred which is continuing and no Event of Default would result from the proposed release;
     (iii) Borrowers deliver to Administrative Agent evidence which would be satisfactory to a prudent lender that (A) the Sheraton Burlington Condemnation Parcel has been or concurrently with the release will be legally subdivided from the remainder of the Sheraton Burlington Property (to the extent required by applicable Law), and (B) the Sheraton Burlington Condemnation Parcel (together with any appurtenant easements or other rights with respect to adjacent property) is not necessary for the related Sheraton Burlington Property to comply with any zoning, building, land use or parking or other similar Legal Requirements with respect to the related Sheraton Burlington Property or for the then current use of the Sheraton Burlington Condemnation Property, including without limitation for access, driveways, parking, utilities or drainage or, to the extent that the Sheraton Burlington Condemnation Parcel is necessary for any such purpose, a reciprocal easement agreement or other agreement has been executed and recorded that would allow the owner of the Sheraton Burlington Property to continue to use the Sheraton Burlington Condemnation Parcel to the extent necessary for such purpose, which reciprocal easement agreement shall be superior to the related Security Instrument;
     (iv) If requested by Administrative Agent, Borrowers shall deliver to Administrative Agent an endorsement to the applicable Title Insurance Policy insuring the applicable Mortgage, which endorsement (i) extends the effective date of such Title Insurance Policy to the effective date of the release, (ii) confirms no change in the priority of the Mortgage on the balance of the Sheraton Burlington Property (exclusive of the Sheraton Burlington Condemnation Parcel); and (iii) insures the rights and benefits under any new or amended reciprocal easement agreement or such other agreement required pursuant to subclause (iii) above that has been executed and recorded, if any;
     (v) Administrative Agent receives evidence in the form of a certificate executed by a Responsible Officer of the Owner of the Sheraton Burlington Property that the Owner of the Sheraton Burlington Property has complied with any requirements applicable to the reciprocal easement agreements, Operating Lease, parking agreements or other similar agreements affecting the related Sheraton Burlington Property and that the release does not violate any of the provisions of such documents in any respect and that any such release of the Sheraton Burlington Condemnation Parcel shall not result in any right in favor of a third party of offset, abatement or reduction of rent payable to any Borrower or any right in favor of a third party of termination, cancellation or surrender under any Leases, reciprocal easement agreements or other material agreement by which any Borrower or the Sheraton Burlington Property is bound or encumbered;

     (vi) Borrowers pay all of Administrative Agent’s reasonable out-of-pocket expenses relating to the release of the Sheraton Burlington Condemnation Parcel; and
     (vii) Borrower shall simultaneously with the release of Sheraton Burlington Condemnation Parcel transfer title to the Sheraton Burlington Condemnation Parcel to the City of South Burlington;
provided, further, that any Disposition pursuant to clauses (a), (b), and (c) shall be for fair market value.
     8.9 Dissolution. No Borrowers shall (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of such Borrower except to the extent expressly permitted by the Loan Documents, (c) except as expressly permitted under the Loan Documents, modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (d) cause any Principal to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which Principal would be dissolved, wound up or liquidated in whole or in part, or (ii) except as expressly permitted under the Loan Documents, amend, modify, waive or terminate the certificate of incorporation, bylaws or similar organizational documents of any Principal, in each case, without obtaining the prior written consent of Administrative Agent, which consent (with respect to (d)(ii) only) shall not be unreasonably withheld, delayed or conditioned.
     8.10 No Subsidiaries. Except as may be previously approved by Administrative Agent in writing, no Borrower shall create or suffer to exist any Subsidiary.
     8.11 Burdensome Agreements. No Borrower shall enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Guarantor to Guarantee the Indebtedness of Borrowers under the Guaranty or (ii) of any Borrower to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
     8.12 Change In Business. Borrowers shall not enter into any line of business other than the ownership, acquisition, development, operation, leasing and management of the Collateral Properties (including providing services in connection therewith), or make any material change in the scope or nature of their respective business objectives, purposes or operations or undertake or participate in activities other than the continuance of its present business.
     8.13 Debt Cancellation. Borrowers shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrowers by any Person, except for adequate consideration and in the ordinary course of Borrowers’ business.
     8.14 Zoning. Without the prior written consent of Administrative Agent, Borrowers shall not (a) initiate or consent to any zoning reclassification of any portion of any Collateral Property, (b) seek any variance under any existing zoning ordinance or (c) use or permit the use of any portion of any Collateral Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable Law.
     8.15 No Joint Assessment. Borrowers shall not suffer, permit or initiate the joint assessment of any Collateral Property with (a) any other real property constituting a tax lot separate from such Collateral Property, or (b) any portion of such Collateral Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Collateral Property.
     8.16 Name, Identity, Structure, or Principal Place of Business.
        (a) No Borrower shall change its name, identity (including its trade name or names), or principal place of business as set forth in Schedule 6.33, without, in each case, first giving Administrative Agent thirty (30) days prior written notice. Borrowers shall not change its corporate, partnership or other structure, or the place of its organization as set forth in Schedule 6.33, without, in each case, the consent of Administrative Agent. Upon Administrative Agent’s request, such Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect the Secured Parties’ security interest in the Collateral as a result of such change of principal place of business or place of organization.
     8.17 ERISA.
        (a) During the term of the Loan or while any Obligations are outstanding, no Borrower or any Fee Owner shall be a Plan and none of the assets of any Borrower or any Fee Owner shall constitute Plan Assets.
        (b) Borrowers further covenant and agree to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Administrative Agent in its sole discretion, and represent and covenant that (A) each Borrower and each Fee Owner is not and each Borrower and each Fee Owner and any ERISA Affiliate do not maintain or otherwise have any liability (contingent or otherwise) with respect to an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Section 412 of the Code or Title I or Title IV of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (B) no Borrower or any Fee Owner is subject to state or local statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one or more of the following circumstances is true:
     (i) Equity interests in such Borrower or such Fee Owner are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);
     (ii) Less than twenty-five percent (25%) of each outstanding class of Equity Interests in such Borrower or such Fee Owner are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or
     (iii) Such Borrower or such Fee Owner qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).
     8.18 Affiliate Transactions. Except for the Ground Leases and the Operating Leases, Borrowers shall not enter into, or be a party to, any transaction with an Affiliate of Borrowers or any Principal or any of the partners of Borrowers or any Principal except in the ordinary course of business and are no less favorable to Borrowers or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party.
     8.19 Transfers.
        (a) Except for (i) Permitted Liens, (ii) Permitted Equity Transfers, (iii) Permitted Personal Property Liens, (iv) sales or dispositions of Personal Property in accordance with the provisions of Section 8.8, (v) in connection with a release of any Collateral Property in accordance with the provisions of Section 2.10, (vi) Condemnation of Collateral Property, and (vii) Permitted Changes of Control, no Borrower shall, nor shall any Borrower permit, any Transfer of any Collateral Property or any Equity Interest in any Restricted Party or any part thereof or any legal or beneficial interest therein without the prior written consent of the Required Lenders, which may be withheld in their sole discretion. Administrative Agent and Lenders shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Transfer in violation of this Section 8.19. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Administrative Agent or Required Lenders have consented to any previous Transfer. Notwithstanding anything to the contrary contained in this Section 8.19, no transfer (whether or not such transfer shall constitute a Transfer) shall be made to any Person which is not permitted pursuant to applicable Law.
        (b) Borrowers shall have the right to request that Administrative Agent consent to (i) a transfer of all of the Collateral Properties to another Person (the “Transferee Borrower”) and the assumption by the Transferee Borrower of all of Borrowers’ obligations under the Loan Documents, and (ii) the replacement of Guarantor with new guarantors and indemnitors who shall assume all of the obligations of the Guarantors arising from and after such date and release of Borrowers and Guarantor from obligations arising from and after such date (collectively, an “Assumption”), subject to the conditions set forth in subsections (c) and (d) of this Section 8.19. Together with such written application, Borrowers shall pay to Administrative Agent a review fee of $25,000. Borrowers shall also pay on demand all of the out-of-pocket costs and expenses incurred by Administrative Agent, including attorneys’ fees and expenses, and the fees and expenses of the Rating Agencies, if any, and other outside entities, in connection with considering any proposed Assumption, whether or not the same is permitted or occurs.
        (c) Administrative Agent shall not withhold its consent to an Assumption (any such Assumption consented to by Administrative Agent, a “Permitted Assumption”) provided, and upon the condition, that:
     (i) No Event of Default shall have occurred and be continuing at the time of such Assumption;
     (ii) Borrowers shall have submitted to Administrative Agent true, correct and complete copies of any and all information and documents reasonably requested by Administrative Agent concerning the Transferee Borrower, replacement guarantors and indemnitors and all of such information and documents shall be reasonably acceptable to Administrative Agent;
     (iii) Evidence reasonably satisfactory to Administrative Agent shall have been provided showing that the Transferee Borrower and such of its Affiliates as shall reasonably be designated by Administrative Agent comply and will comply with Section 6.34, as those provisions may be modified by Administrative Agent taking into account the ownership structure of Transferee Borrower and its Affiliates;
     (iv) If required by Administrative Agent, Borrowers shall have obtained, and delivered to Administrative Agent, Rating Agency Confirmation with respect to the Assumption, the Transferee Borrower, the new guarantors and indemnitors and all related transactions;

     (v) Borrowers shall have paid all of Administrative Agent’s out-of-pocket costs and expenses in connection with considering the Assumption, and shall have paid the amount reasonably requested by Administrative Agent as a deposit against Administrative Agent’s costs and expenses in connection with effecting the Assumption;
     (vi) Borrowers, the Transferee Borrower, and the replacement guarantors and indemnitors shall have indicated in writing in form and substance reasonably satisfactory to Administrative Agent their readiness and ability to satisfy the conditions set forth in subsection (d) below;
     (vii) The identity, experience and financial condition of the Transferee Borrower shall otherwise be satisfactory to Administrative Agent in its sole and absolute discretion;
     (viii) The identity and financial condition of the replacement guarantors and indemnitors shall be satisfactory to Administrative Agent in its sole and absolute discretion;;
     (ix) Borrower shall have delivered to Administrative Agent an assumption fee equal to one percent (1.00%) of the Outstanding Amount as of the date of Transfer and Assumption (the “Assumption Fee”); and
     (x) The Loan shall not have previously been the subject of an Assumption.
        (d) If Administrative Agent consents to the proposed Assumption, the Transferee Borrower and/or Borrowers, as the case may be, shall promptly and as a condition to the Assumption deliver the following to Administrative Agent:
     (i) Borrowers, the Transferee Borrower, the original and replacement guarantors and indemnitors shall execute and deliver any and all documents reasonably required by Administrative Agent to evidence the Transfer and Assumption of the Loan, in form and substance reasonably required by Administrative Agent and similar to those received by Administrative Agent in connection with the origination of the Loan;
     (ii) Counsel to the Transferee Borrower and replacement guarantors and indemnitors shall deliver to Administrative Agent opinions in form and substance reasonably satisfactory to Administrative Agent as to such matters as Administrative Agent shall reasonably require in connection with such Assumption, which may include opinions as to substantially the same matters as were required in connection with the origination of the Loan including, without limitation, a bankruptcy non-consolidation opinion;
     (iii) Borrowers shall cause to be delivered to Administrative Agent, an endorsement (relating to the change in the identity of Borrowers and execution and delivery of the Assumption documents) to Administrative Agent’s policy of title insurance in form and substance acceptable to Administrative Agent, in Administrative Agent’s reasonable discretion; and
     (iv) Borrowers shall deliver to Administrative Agent a payment in the amount of the Assumption Fee and all remaining unpaid reasonable costs incurred by Administrative Agent in connection with the Transfer and Assumption, including but not limited to Administrative Agent’s attorneys’ fees and expenses, all recording fees, and all fees payable to the title company in connection with the Transfer and Assumption.
        (e) Transfers of Equity Interests (or otherwise) in FelCor Op or FelCor Trust that result in a Change in Control are prohibited without the consent of Administrative Agent (which consent may be granted or withheld in Administrative Agent’s sole and absolute discretion), unless they constitute Permitted Changes of Control. If FelCor Trust or FelCor Op is the subject of any Change in Control that is not a Permitted Change in Control, the Maturity Date shall automatically be accelerated and the Obligations shall be immediately due and payable and Administrative Agent shall be entitled to exercise its rights and remedies hereunder if such amount is not paid on or before the date such Change in Control takes effect; provided, however, that, notwithstanding anything contained in Section 2.6(c) to the contrary, there shall be no Make Whole Amount due in connection with such prepayment. Contemporaneously with the consummation of any Permitted Change in Control, Borrower shall pay to Administrative Agent a fee equal to one percent (1%) of the then outstanding principal balance of the Loan.
     8.20 REA. No Borrower shall:
        (a) enter into, terminate, or modify any REA in any material respect without Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or
        (b) fail to enforce, comply with, or cause each of the parties to the REA to comply with all of the material economic terms and conditions contained in any REA.
     8.21 No Other Liens. Other than Permitted Liens, no Borrower shall, without the prior written consent of Administrative Agent, create, place, or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any deed of trust, mortgage, voluntary or involuntary lien, whether statutory, constitutional, or contractual, security interest, encumbrance, or charge, or conditional sale or other title retention document, against or covering any Collateral Property, or any part thereof and should any of the foregoing become attached hereafter in any manner to any part of the Collateral Property without the prior written consent of Administrative Agent, each Borrower will cause the same to be promptly discharged and released. Except as provided in Section 8.4, each Borrower will own all parts of the Collateral Properties and will not acquire any fixtures, equipment, or other property (including software embedded therein) forming a part of any Collateral Property pursuant to a Lease, license, security agreement, or similar agreement, whereby any party has or may obtain the right to repossess or remove same, without the prior written consent of Administrative Agent.
     8.22 Operation of Hotels. Except in connection with a Casualty, Condemnation or to the extent necessary in connection with an alteration permitted pursuant to the Section 7.19, Borrowers agree to operate each of the Collateral Properties as hotels (and, in the case of Collateral Properties with conference centers, as hotels and conference centers), and no Borrower shall cause or allow a Material Hotel Shutdown without the prior written consent of Administrative Agent which shall not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, unless and until Borrowers shall have received written notice from Administrative Agent to the contrary, Borrowers may shutdown the “Champlain Wing” of the Sheraton Burlington Property for so long as Borrowers’, in the exercise of Borrowers’ commercially reasonable judgment, deem necessary or prudent.

ARTICLE IX
INSURANCE; CASUALTY; CONDEMNATION; REQUIRED REPAIRS
     9.1 Insurance.
        (a) Borrowers shall obtain and maintain, or cause to be maintained, Policies for each Borrower and the Collateral Properties providing at least the following coverages:
     (i) so called “All Risk” or “Special Form” insurance on the Improvements and the Personal Property, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement or its equivalent with respect to the Improvements, business income, rent loss and Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $100,000, other than deductibles for named windstorm and California earthquake coverage, which shall with respect to each Collateral Property, be no more than five percent (5%) of the insurable value of each Collateral Property; and (D) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with customary “Ordinance or Law Coverage” if any of the Improvements or the use of each Collateral Property shall constitute legal non-conforming structures or uses in an amount acceptable to Administrative Agent;
     (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Collateral Property, including “Dram Shop” or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Collateral Property such insurance (A) to be on the so-called “occurrence” form with a combined single limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all written and oral contracts; and (5) contractual liability covering the indemnities contained in Article X of the Mortgages to the extent the same is available;
     (iii) business interruption/loss of rents insurance (A) with loss payable to Administrative Agent on behalf of Lenders; (B) covering all risks required to be covered by the insurance provided for in Section 9.1(a)(i); (C) in an amount equal to one hundred percent (100%) of the projected gross income from each Collateral Property (on an actual loss sustained basis) for a period continuing until the Restoration of the Collateral Property is completed; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrowers’ reasonable estimate of the gross income from each Collateral Property and (y) the highest gross income received during the term of the Notes for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18) month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Collateral Property is repaired and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; All insurance proceeds payable to Administrative Agent pursuant to this Section 9.1(a)(iii) shall be held by Administrative Agent and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Notes and this Agreement; provided, however, that nothing herein contained shall be deemed to relieve any Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Notes and this Agreement except to the extent such amounts are actually paid out of the proceeds of such business interruption/loss of rents insurance.
     (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements if not covered under Section 9.1(a) (i) or (ii) above, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the insurance provided for in Section 9.1(c)(ii); and (B) the insurance provided for in Section 9.1(a)(i) shall be written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 9.1(a)(i), (3) shall include permission to occupy each Collateral Property, and (4) shall contain an agreed amount endorsement waiving co-insurance provisions; provided, however, the insurance required pursuant to this Section 9.1(a)(iv) may be obtained by a Manager for the benefit of the applicable Borrower and the applicable Collateral Property.
     (v) workers’ compensation, subject to the statutory limits of the state in which each Collateral Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease aggregate in respect of any work or operations on or about each Collateral Property, or in connection with such Collateral Property or its operation (if applicable);
     (vi) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment and boilers and pressure valves, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under Section 9.1(a)(i);
     (vii) if any portion of the Improvements is at any time located in an area identified by the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance of the following types and in the following amounts (A) coverage under Policies issued pursuant to the Flood Insurance Acts (the “Flood Insurance Policies”) in an amount equal to the maximum limit of coverage available for the applicable Collateral Property under the Flood Insurance Acts, subject only to customary deductibles under such Policies and (B) coverage under supplemental private Policies in an amount, which when added to the coverage provided under the Flood Act Policies with respect to an Collateral Property, is not less than the Appraised Value for such Collateral Property;
     (viii) if required by Administrative Agent, earthquake, sinkhole and mine subsidence insurance in amounts as determined by Administrative Agent in its sole discretion and in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Section 9.1(a)(vii) shall be on terms consistent with the all risk insurance policy required under Section 9.1(a)(i);
     (ix) umbrella liability insurance in an amount not less than ($150,000,000) per occurrence on terms consistent with the commercial general liability insurance policy required under Section 9.1(a)(ii);
     (x) insurance against certified and non-certified terrorism, terrorist acts or similar acts of sabotage (“Terrorism Insurance”) pursuant to a (A) blanket insurance policy with aggregate limits of not less than $50,000,000 or (B) a stand-alone insurance policy covering only the Collateral Properties with coverage of not less than $50,000,000, and, in either case with a deductible of not more than $100,000 (the “Terrorism Insurance Required Amount”). Notwithstanding the foregoing sentence, in the event a Borrower has obtained a stand-alone insurance policy pursuant to subsection (B) above, such Borrower shall not be obligated to expend more than $400,000 in any Fiscal Year on Insurance Premiums for Terrorism Insurance (the “Terrorism Insurance Cap”) on the properties which are collateral for this agreement and if the cost of the Terrorism Insurance Required Amount exceeds the Terrorism Insurance Cap, such Borrower shall purchase the maximum amount of Terrorism Insurance available with funds equal to the Terrorism Insurance Cap; provided, however, in the event it is customary among owners of Class A hotel properties in the United States to have “All Risk” coverage without any exclusion (a “Terrorism Exclusion”) from coverage under such Policy for loss or damage incurred as a result of an act of terrorism, terrorist acts or similar acts of sabotage, such Borrower shall (provided the same does not add any material cost to such Borrower’s Insurance Premiums) obtain a Policy without any such Terrorism Exclusion. After the occurrence of any event which reduces the amount of insurance available under the Terrorism Insurance required hereunder (whether due to a claim or otherwise), such Borrower shall be obligated to immediately increase the coverage of such Terrorism Insurance so that at least $50,000,000 of coverage is available thereunder at all times;
     (xi) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by in an amount of $1,000,000 (A) a Borrower’s personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for a Borrower or (C) temporary contract employees or student interns; provided, however, the insurance required pursuant to this Section 9.1(a)(xi) may be obtained by a Manager for the benefit of the applicable Borrowers and the applicable Collateral Property;
     (xii) such other insurance and in such amounts as are required pursuant to the Franchise Agreement or as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to each Collateral Property located in or around the region in which the each Collateral Property is located; and
        (b) All insurance provided for in Section 9.1(a) shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized to do business in the state in which the property is located, and approved by Administrative Agent. The primary $15,000,000 in coverage shall be provided by carriers having a claims paying ability rating of A- or better by at least two approved

Rating Agencies. The excess layers up to $50,000,000 in coverage shall be provided by carriers having a claims paying ability rating of A- or better by S&P, or such other Rating Agency approved by Administrative Agent. At least seventy-five percent (75%) of the remaining coverage shall be provided by carriers having a claims paying ability rating of A- or better by S&P, or such other Rating Agency approved by Administrative Agent. All insurance companies providing (i) property or liability insurance in the primary $50 Million property or liability layer shall have a general policy rating of A-XI or better by A.M. Best Company Inc., any other insurance companies shall have a general policy rating of A-VIII or better by A.M. Best Company Inc. (each such insurer shall be referred to as a “Qualified Insurer”). Not less than thirty (30) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent pursuant to Section 9.1(a), Borrowers shall deliver, electronically or by hard copy, certified copies of insurance certificates marked “premium paid” or accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder or first loss reserves required under any insurance programs in which Borrowers participate to be held by FelCor Trust (the “Insurance Premiums”). In the event any Borrower desires to obtain the insurance required hereunder from an insurer not meeting the requirements of this Section 9.1(b), such Borrower may request, in writing, Administrative Agent’s approval of such insurer, which approval may not be unreasonably withheld.
        (c) Borrowers shall not obtain (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is at least equal in scope of coverage as if a “stand-alone” Policy meeting all of the requirement noted above is provided as such Policy is approved in advance in writing by Administrative Agent and Administrative Agent’s interest is included therein as provided in this Agreement and such Policy is issued by a Qualified Insurer, or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Section 9.1(a) to be furnished by, or which may be reasonably required to be furnished by, a Borrower. In the event any Borrower obtains separate insurance or an umbrella or a blanket policy, such Borrower shall notify Administrative Agent of the same and shall cause certified copies of each Policy to be delivered as required in Section 9.1(a). Any blanket insurance Policy shall specifically allocate to the Collateral Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Collateral Property in compliance with the provisions of Section 9.1(a). Notwithstanding Administrative Agent’s approval of any umbrella or blanket liability or casualty Policy hereunder, Administrative Agent reserves the right, in its sole discretion, to require any Borrower to obtain a separate Policy in compliance with this Section 9.1.
        (d) All Policies provided for or contemplated by Section 9.1(a), except for the Policy referenced in Section 9.1(a)(v), shall name Administrative Agent on behalf of Lenders and Borrowers as the insured or additional insured, as their respective interests may appear, and in the case of property damage, boiler and machinery, and flood insurance, shall contain a so-called New York standard non-contributing mortgagee clause or equivalent in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.
        (e) All Policies provided for in Section 9.1(a) shall contain clauses or endorsements to the effect that:
     (i) no act or negligence of Borrowers, or anyone acting for Borrowers, or failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned;
     (ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or cancelled without at least thirty (30) days’ written notice to Administrative Agent and any other party named therein as an insured;

     (iii) each Policy shall provide that the issuers thereof shall give written notice to Administrative Agent if the Policy has not been renewed thirty (30) days prior to its expiration; and
     (iv) Administrative Agent and Lenders shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
        (f) Borrowers shall furnish to Administrative Agent, on or before thirty (30) days after the close of Borrowers’ Fiscal Year, a statement certified by Borrowers or a duly authorized officer of Borrowers of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance and, if requested by Administrative Agent, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to Administrative Agent.
        (g) If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, with prior notice to Borrowers, to take such action as Administrative Agent deems necessary to protect its interest in the Collateral Properties, including, without limitation, the obtaining of such insurance coverage as Administrative Agent in its sole discretion deems appropriate, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrowers to Administrative Agent upon demand and until paid shall be secured by the Mortgages and shall bear interest at the Default Rate.
        (h) In the event of a foreclosure of any of the Mortgages, or other transfer of title to any Collateral Property in extinguishment in whole or in part of the Obligations all right, title and interest of Borrowers in and to the Policies then in force and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.
     9.2 Casualty. If a Collateral Property shall be damaged or destroyed, in whole or in part, by fire or other casualty resulting in an amount greater than $100,000 to repair (a “Casualty”), Borrowers shall give prompt notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the completion of the Restoration of the Collateral Property as nearly as possible to the condition the Collateral Property was in immediately prior to such Casualty in accordance with Section 9.4. Borrowers shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrowers.
     9.3 Condemnation. Borrowers shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of all or any part of any Collateral Property and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrowers shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Each Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrowers shall continue to pay the Obligations at the time and in the manner provided for its payment in the Notes and in this Agreement and the Obligations shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Obligations.

Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Notes. If any Collateral Property or any portion thereof is taken by a condemning authority, Borrowers shall, promptly commence and diligently prosecute the Restoration of the applicable Collateral Property and otherwise comply with the provisions of Section 9.4. If any Collateral Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Notes shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Obligations.
     9.4 Restoration. The following provisions shall apply in connection with the Restoration of any Collateral Property:
        (a) If the Net Proceeds shall be less than $1,500,000 and the costs of completing the Restoration shall be less than $1,500,000, the Net Proceeds will be disbursed by Administrative Agent to a Borrower upon receipt, provided that all of the conditions set forth in Section 9.4(c)(i) and (iii) are met, and Borrowers deliver to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
        (b) If the Net Proceeds are equal to or greater than $1,500,000 or the costs of completing the Restoration is equal to or greater than $1,500,000, Administrative Agent shall make the Net Proceeds available for the Restoration, subject to the provisions of this Section 9.4. Notwithstanding the immediately preceding sentence, a portion of the Net Proceeds not to exceed $1,500,000 shall be made available to Borrowers after receipt thereof by Administrative Agent to pay or reimburse a Borrower for any immediate and necessary repair or work required (i) to prevent further damage to the Collateral Property, (ii) to protect life or to provide safety or (iii) to restore hotel operations at the Collateral Property (collectively, the “Emergency Repairs”), provided all the conditions set forth in clauses (i) and (iii) of Section 9.4(c) are met and Borrowers deliver to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Emergency Repairs in accordance with the terms of this Agreement. The term “Net Proceeds” means: (A) the net amount of all insurance proceeds received by Administrative Agent pursuant to Section 9.4(a), (iv), (vii) and (viii) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (B) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.
        (c) The Net Proceeds shall be made available to a Borrower for Restoration provided that each of the following conditions are met:
     (i) no Default or Event of Default (unless caused solely by the Condemnation or Casualty) shall have occurred and be continuing;
     (ii) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Collateral Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Collateral Property is taken, and such land is located along the perimeter or periphery of the Collateral Property, and no portion of the Improvements is located on such land;

     (iii) The respective Ground Lease (if applicable) and Operating Lease shall remain in full force and effect during and after the completion of the Restoration;
     (iv) Such Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than thirty (30) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion in compliance with all applicable Laws, including, without limitation, all applicable Environmental Laws and in accordance with the terms and conditions of the applicable Franchise Agreement;
     (v) Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Notes, which will be incurred with respect to the Collateral Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (A) the Net Proceeds, (B) the insurance coverage referred to in Section 9.1(a)(iii) if applicable, or (C) by other funds of Borrowers;
     (vi) Administrative Agent shall be satisfied that the Restoration will be completed (with reasonable allowance for time to make such repairs) on or before the earliest to occur of (A) twelve (12) months after the occurrence of such Casualty or Condemnation, (B) the date that is twelve (12) months prior to the Maturity Date, or (C) the earliest date required for such completion under the terms of any Leases which are required in accordance with the provisions of this Section 9.4 to remain in effect subsequent to the occurrence of such Casualty or Condemnation and the completion of the Restoration, or (D) the date required for such completion pursuant to the applicable Franchise Agreement, or (E) such time as may be required under applicable Law, in order to repair and restore the applicable Collateral Property to the condition it was in immediately prior to such Casualty or Condemnation or (F) the expiration of the insurance coverage referred to in Section 9.1(a)(ii);
     (vii) the Collateral Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Laws;
     (viii) Lender shall be satisfied that the Debt Service Coverage Ratio for the four (4) fiscal quarters immediately succeeding the completion of the Restoration shall be equal to or greater than 1.10 to 1.00 (calculated by Administrative Agent in good faith (which shall be deemed conclusive for all purposes of this clause (viii));
     (ix) Such Casualty or Condemnation, as applicable, does not result in the loss of access in any material respect to the Collateral Property or the related Improvements;
     (x) Borrowers shall deliver, or cause to be delivered, to Administrative Agent a signed detailed scope of damages and repairs, including cost estimates for each repair item, approved in writing by Borrowers’ architect, engineer or project manager stating the entire cost of completing the Restoration, which scope shall be acceptable to Administrative Agent;
     (xi) the Net Proceeds together with any cash or Permitted Investments deposited by Borrowers with Administrative Agent are sufficient in Administrative Agent’s discretion to cover the cost of the Restoration;

     (xii) any applicable Management Agreement in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall (A) remain in full force and effect during the Restoration and shall not otherwise terminate as a result of the Casualty or Condemnation or the Restoration or (B) if terminated, shall have been replaced with a Replacement Management Agreement with a Qualified Manager, prior to the opening or reopening of the applicable Collateral Property or any portion thereof for business with the public; and
     (xiii) any applicable Franchise Agreement is not terminated as a result of such Casualty or Condemnation.
        (d) The Net Proceeds shall be held by Administrative Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 9.4, shall constitute additional security for the Obligations and other obligations under the Loan Documents. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, such Borrower from time to time during the course of the Restoration, subject to the terms and provisions set forth in this Section 9.4, upon disbursement procedures acceptable to Administrative Agent (in Administrative Agent’s reasonable discretion), including Administrative Agent’s receipt of evidence satisfactory to Administrative Agent that (i) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (ii) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other Liens or encumbrances of any nature whatsoever on the Collateral Property which have not either been fully bonded to the satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Policy.
        (e) All plans and specifications required in connection with the Restoration, the cost of which is greater than $1,500,000, shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”), which acceptance shall not be unreasonably withheld, conditioned or delayed. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration the cost of which is greater than $1,500,000, as well as the contracts under which they have been engaged, shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant, which acceptance shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Administrative Agent’s prior review and acceptance of plans and specifications, identity of contractors and contracts shall not be required in connection with Restoration which shall be required on an emergency basis (i) to prevent further damage to the Collateral Property, (ii) to protect life or to provide safety or (iii) to restore hotel operations at the Collateral Property; provided that in such cases, such plans, specifications, identity of contractors and contracts shall be made available to Administrative Agent and the Casualty Consultant as soon as practicable. All costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrowers.
        (f) In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%), of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 9.4(f), be less than the amount actually held back by Borrowers from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 9.4 and that all approvals necessary for the re-occupancy and use of the Collateral Property have been obtained from all appropriate Governmental Authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the Title Policy for the related Collateral Property, and Administrative Agent receives an endorsement to such Title Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
        (g) Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
        (h) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Administrative Agent in consultation with the Casualty Consultant, if any, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrowers shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Administrative Agent shall be held by Administrative Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 9.4(b) shall constitute additional security for the Obligations and other obligations under the Loan Documents.
        (i) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 9.4(b), and the receipt by Administrative Agent of evidence satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be promptly remitted by Administrative Agent to Borrowers, provided no Default or Event of Default shall have occurred and shall be continuing under the Notes, this Agreement or any of the other Loan Documents.
        (j) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrowers as excess Net Proceeds pursuant to Section 9.4(h) may be retained and applied by Administrative Agent toward the payment of the Obligations whether or not then due and payable in such order, priority and proportions as Administrative Agent in its sole discretion shall deem proper, or, at the discretion of Administrative Agent, the same may be paid, either in whole or in part, to Borrowers for such purposes as Administrative Agent shall approve, in its discretion. If Administrative Agent shall receive and retain Net Proceeds, the Lien of the Mortgages shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Obligations.
     9.5 Required Repairs. Borrowers shall perform the repairs at the Collateral Properties, as more particularly set forth on Schedule 9.5 (such repairs hereinafter referred to as “Required Repairs”). Borrowers shall complete the Required Repairs on or before the date set forth on Schedule 9.5 with respect to the applicable repair; provided that such date may be extended upon request by Borrowers subject to Administrative Agent’s approval in its sole discretion. It shall be an Event of Default under this Agreement if Borrowers do not complete the Required Repairs at each Collateral Property within the time period set forth on Schedule 9.5 with respect to the applicable repair, as such date may be extended as aforesaid. Borrowers shall provide Administrative Agent evidence of completion reasonably satisfactory to Administrative Agent of Required Repairs in accordance with the terms hereof.
     9.6 Required Environmental Remediation. Within sixty (60) days after the Closing Date, Borrowers shall submit to Administrative Agent documentation for Administrative Agent’s Consultant, in its sole and absolute discretion, to determine whether or not further action is needed with regard to underground storage tanks not currently in use on the Sheraton Burlington Property (“Sheraton Burlington Tanks”).
ARTICLE X
EVENTS OF DEFAULT AND REMEDIES
10.1	Events of Default. Any of the following shall constitute an Event of Default (“Event of Default”):
          (a) if any portion of the Obligations are not paid on or before the date the same is due and payable, provided, however, with respect to any failure by Borrowers to pay when due any regularly scheduled installment of principal and interest hereunder (other than the payment due on the Maturity Date), not more than two (2) times during any twelve (12) month period and in no event more than five (5) times in the aggregate during the term of the Loan, Borrowers shall have two (2) Business Days in which to cure such Event of Default (which cure shall include payment of the late payment charge, if applicable);
          (b) if any of the Taxes or Other Charges are not paid prior to delinquency;
          (c) if (i) the Policies are not kept in full force and effect or if (ii) certified copies of the Policies are not delivered to Administrative Agent promptly on request;
          (d) if any representation or warranty made by any Borrower, any other Loan Party or any Principal herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Administrative Agent or Lenders shall have been false or misleading in any material respect as of the date the representation or warranty was made;
          (e) if a Transfer occurs in violation of the provisions of Section 8.19 of this Agreement or Article VII of the Mortgages;
          (f) if a receiver, liquidator or trustee shall be appointed for any Borrower, any other Loan Party, or any Principal, or any other guarantor under any guarantee issued in connection with the Loan or if any Borrower, any other Loan Party, any Principal or such other guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code, or any similar federal or State law, shall be filed by or against, consented to, or acquiesced in by, any Borrower, any other Loan Party, any Principal or such other guarantor, or if any proceeding for the dissolution or liquidation of any Borrower, any other Loan Party, any Principal or such other guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower, any other Loan Party, any Principal or such other guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;
          (g) if any Borrower or other Loan Party attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
          (h) other than with respect to a default which is expressly contemplated by another subsection of this Section 10.1, if any Borrower breaches any of its respective negative covenants contained in Sections 8.1-8.9, 8.15-8.17 and 8.19.
          (i) if any Borrower violates or does not comply in any material respect with any of the provisions of Section 7.16, that results in a Material Adverse Effect or a Material Property Event;
          (j) if a (i) default has occurred and continues beyond any applicable cure period under any Management Agreement (or any Replacement Management Agreement) if such default permits the Manager thereunder to terminate or cancel such Management Agreement (or any Replacement Management Agreement) or (ii) any Management Agreement (or Replacement Management Agreement) expires or otherwise terminates and is not replaced with a Replacement Management Agreement or (iii) if any Collateral Property operates for any time without the Management Agreement or a Replacement Management Agreement;
          (k) if any Borrower or Principal violates or does not comply in all material respects with the provisions of Section 6.34 or Section 6.47; provided, however, that such violation or failure to comply shall not constitute an Event of Default if (i) such violation or failure to comply was inadvertent, immaterial and non-recurring, (ii) such violation or failure to comply is curable and Borrowers shall promptly cure such violation or failure to comply within fifteen (15) calendar days of notice from Administrative Agent and (iii) within fifteen (15) Business Days after the request by Administrative Agent, if Borrowers have previously delivered to Lender an Insolvency Opinion in accordance with Section 14.1.1, then Borrowers shall cause their legal counsel to deliver a revised or updated Insolvency Opinion to the effect that such violation or failure to comply shall not impair, negate or amend the opinions rendered in the Insolvency Opinion delivered in connection with the Loan, which opinion shall be acceptable to Administrative Agent in its reasonable discretion;
          (l) if any federal tax Lien or state or local income tax Lien in excess of $2,000,000 is filed against any Borrower, any Principal or any Guarantor and same is not discharged of record within thirty (30) days after same is filed;
          (m) There is entered against any Borrower, Fee Owner or Guarantor (i) a final judgment or order for the payment of money in an aggregate amount exceeding, in the case of any Borrower or any Fee Owner (other than Guarantor), $500,000, and in the case of Guarantor, $20,000,000 (which is not covered by insurance or unless being appealed and such Loan Party has posted a bond or cash collateral); provided, however, it shall not be an Event of Default if a final judgment or order for the payment of money in an aggregate amount exceeding $20,000,000 is entered against Guarantor, unless the maturity date of FelCor Trust’s outstanding senior notes (or any replacement notes or financing) shall be accelerated, or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;
          (n) (i) any Borrower or any Fee Owner is a Plan or its assets constitute Plan Assets; or (ii) any Borrower or any Fee Owner consummates a transaction which would cause the Mortgages or Administrative Agent or any Lender’s exercise of its rights under the Mortgages, the Notes, this Agreement or the other Loan Documents to constitute a nonexempt prohibited transaction under ERISA or Section 4975 of the Code or result in a violation of a state or local statute regulating governmental plans, subjecting Lenders to liability for a violation of ERISA, the Code, a state or local statute or other similar law;
          (o) if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Guaranty and the Environmental Indemnity) and such default continues after the expiration of applicable grace periods, if any;
          (p) if any Borrower or any Fee Owner shall be in default in any material respect beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement permitted hereunder and covering any part of any Collateral Property whether it be superior or junior in lien to the related Mortgage;
          (q) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if any Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;
          (r) if any of the assumptions contained in the Insolvency Opinion, or in any other “non-consolidation” opinion delivered to Administrative Agent in connection with the Loan, or in any other “non-consolidation” opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect; provided, however, that any such assumption becoming untrue shall not constitute an Event of Default if (i) the event(s) underlying any assumption becoming untrue (the “Event”) was inadvertent, immaterial and non-recurring, (ii) such Event is curable and the applicable Borrower shall promptly cure such Event within fifteen (15) calendar days of notice from Administrative Agent and (iii) within fifteen (15) Business Days of the request by Administrative Agent, such Borrower causes its legal counsel to deliver a revised or updated Insolvency Opinion to the effect that such Event shall not impair, negate or amend the opinions rendered in the Insolvency Opinion delivered in connection with the closing of the Loan or subsequent to the closing, which opinion shall be acceptable to Administrative Agent in its reasonable discretion;
          (s) if (i) a material default has occurred and continues beyond any applicable cure period under any Franchise Agreement, and such default permits a party to terminate or cancel the Franchise Agreement or (ii) any Franchise Agreement expires or otherwise terminates without Administrative Agent’s prior written consent and is not replaced with a Replacement Franchise Agreement;
          (t) if any Borrower ceases to operate a hotel on any Collateral Property or terminates such business for any reason whatsoever (other than temporary cessation in connection with any renovations to an Collateral Property or restoration of the Collateral Property after Casualty or Condemnation);
          (u) if there shall occur any default by any Owner, as tenant under any Ground Lease, in the observance or performance of any material term, covenant or condition of the Ground Lease on the part of any Owner to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Ground Lease shall be surrendered, or if the Ground Lease shall cease to be in full force and effect or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent;
          (v) if there shall occur any default by any Operating Lessee, as tenant under any Operating Lease, in the observance or performance of any material term, covenant or condition of any Operating Lease on the part of any Operating Lessee to be observed or performed and said default is not cured following the expiration of any applicable grace and notice periods therein provided, or if the leasehold estate created by the Operating Lease shall be surrendered, or if the Operating Lease shall cease to be in full force and effect or the Operating Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or if any of the material terms, covenants or conditions of the Operating Lease shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Administrative Agent;
          (w) if any Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in (a) — (v) above, for ten (10) Business Days after written notice to Borrowers from Administrative Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Administrative Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period and provided further that Borrowers shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrowers in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days; or
          (x) if there shall occur any default by any Borrower or any other Loan Party, or any default in respect of any Collateral Property, under the Mortgages or any of the other Loan Documents beyond any applicable notice and cure periods as contained in such documents.
     10.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
          (a) declare the unpaid principal amount of all the Loan, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are hereby expressly waived by Borrowers; and
          (b) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under any Debtor Relief Laws, the unpaid principal amount of the Loan and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.

     10.3 Application of Funds. After the exercise of remedies provided for in Section 10.2 (or after the Loan has automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
     (i) First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article IV) payable to Administrative Agent in its capacity as such;
     (ii) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article IV, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     (iii) Third, to payment of that portion of the Obligations constituting accrued and unpaid and interest on the Loan and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     (iv) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loan;
     (v) Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrowers or as otherwise required by Law.
ARTICLE XI
ADMINISTRATIVE AGENT
     11.1 Appointment and Authority. (a) Each Lender hereby irrevocably appoints Fortress Credit Corp. to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Fortress Credit Corp. has advised the Lenders that Fortress Credit Corp. intends to assign its interest in the Loan and to resign as the Administrative Agent shortly after the origination of the Loan. Fortress Credit Corp. has selected Fortress Credit Opportunities I LP, a Delaware limited partnership, to serve as the successor Administrative Agent after Fortress Credit Corp. resigns, and each of the Lenders hereby approves Fortress Credit Opportunities I LP, a Delaware limited partnership, to serve as Administrative Agent and consents to such substitution and replacement. The provisions of this Article are solely for the benefit of Administrative Agent and Lenders and no Borrower shall have rights as a third party beneficiary of any of such provisions.
          (b) Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by Administrative Agent pursuant to Section 11.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of Administrative Agent, shall be entitled to the benefits of all provisions of this Article XI and

Article XII (including Section 12.4(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     11.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     11.3 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
          Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 and 10.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrowers or a Lender.
          Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

     11.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     11.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     11.6 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be (a) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, (b) a Qualified Institutional Lender, (c) a Qualified Trustee, (d) a Qualified Servicer or (e) a CDO Asset Manager; provided, however, that, the foregoing notwithstanding, Fortress Credit Corp. hereby acknowledges and agrees that Fortress Credit Corp. shall not appoint LNR Property Corporation as its successor Administrative Agent, or sell the servicing rights for the Loan to LNR Property Corporation. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify Borrowers and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article XI and Section 12.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     11.8 [Intentionally Omitted]
     11.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Section 12.4) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, if Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 12.4.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
     11.10 Collateral and Guaranty Matters. Lenders irrevocably authorize Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by Administrative Agent under any Loan Document and any Borrowers from any obligations under the Loan Documents (a) upon payment in full of all Obligations (other than contingent indemnification obligations), (b) in connection with any sale of one (1) or more of the Collateral Properties permitted hereunder or under any other Loan Document, or (c) if approved, authorized or ratified in writing in accordance with Section 12.1.
          Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.10. In each case as specified in this Section 11.10, Administrative Agent will, at Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 11.10.
     11.11 Indemnity by Lenders. To the extent determined by the Administrative Agent, in its sole discretion, to be required by any applicable law, the Administrative Agent may withhold from any interest, fees or other payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. The obligations of the Lenders under this Section 11.11 shall survive the payment in full of the Loan and the termination of this Agreement.
ARTICLE XII
MISCELLANEOUS
     12.1 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and Borrowers or the applicable Loan Party, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) waive any condition set forth in Section 5.1, without the written consent of each Lender;
          (b) [Intentionally Omitted];
          (c) postpone any date fixed by this Agreement or any other Loan Document for (i) any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment or (ii) any scheduled reduction of the Loan hereunder or under any other Loan Document without the written consent of each Lender;
          (d) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required

Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of Borrowers to pay interest at the Default Rate;
          (e) change (i) Section 10.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of the Loan from the application thereof set forth in the applicable provisions of Section 2.3, in any manner that materially and adversely affects the Lenders without the written consent of the Required Lenders;
          (f) change (i) any provision of this Section 12.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
          (g) release all or substantially all of the Collateral or any of the Borrowers in any transaction or series of related transactions, without the written consent of each Lender except in connection with the repayment in full of the Obligations or a Collateral Property Release in accordance with Section 2.10;
          (h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender; or
          (i) impose any greater restriction on the ability of any Lender to assign any of its rights or obligations hereunder without the written consent of the Required Lenders;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to such Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.
     12.2 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except for (i) notices and other communications expressly permitted to be given by telephone hereunder and under each of the other Loan Documents, (ii) any notice given in accordance with the requirements of any applicable statute (including, without limitation, statutes governing foreclosure or notice of foreclosure) which shall be effective when given in accordance with statutory requirements, notwithstanding anything to the contrary contained herein or in any other Loan Document, and as (iii) as provided in subsection (b) below, all notices and other communications provided for herein and in each of the other Loan Documents shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to any Borrower or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 12.2; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or refused; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of Borrowers and Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder and under the other Loan Documents by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to Borrowers and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that

Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
          (e) Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of any Borrower or any other party under the other Loan Documents even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrowers shall indemnify Administrative Agent, each Lender and Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower or such other Party, including by such party’s own negligence. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
     12.3 No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, including in each case, the right of Lender to bring any action or exercise any right, remedy, power or privilege in respect of the enforcement of any Loan Document or in respect of Collateral in any State without waiving its rights, remedies, powers or privileges as to any enforcement of any Loan Document or in respect of any Collateral in any other State. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     12.4 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loan made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loan.
          (b) Indemnification by Borrowers. Each Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) arising out of or relating to any Collateral Property, and any actual or alleged presence or release of Hazardous Materials on or from any Collateral Property or any other property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, (iv) enforcing any obligations of or collecting any payments due from any Loan Party under this Agreement, the other Loan Documents or with respect to the Collateral Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of Debtor Relief Laws; (v) losses incurred in correcting any non-exempt prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA, the Code, any state or local statute or other similar law that may be necessary in Administrative Agent’s sole discretion to correct such prohibited transaction or loan sale and any losses that Administrative Agent or any Lender may incur, directly or indirectly, as a result of a default under Sections 6.8 or 8.17; or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if any Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent in connection with such capacity). The obligations of Lenders under this subsection (c) are subject to the provisions of Section 2.09(c).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof, including due to such Indemnitee’s own negligence. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.
     12.5 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     12.6 Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.6(b), (ii) by way of participation in accordance with the provisions of Section 12.6(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.6(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and in and to such Lender’s Applicable Percentage of the Loan; provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s interest in the Loan at the time owing to it hereunder or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)	in any case not described in Section 12.6(b)(i)(A), the aggregate amount of the outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to such Lender’s Applicable Percentage of the Loan assigned;
     (iii) Required Consents. No Borrower nor any other Loan Party shall have any right whatsoever to consent to or approve any assignment by any Lender to any Person of the Loan, any portion of the Loan or any interest in the Loan. No other consent shall be required from any other Person in connection with any assignment, except for the consent required under subsection (b)(i)(B) of this Section and, in addition the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $2,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any of Borrowers’ Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.
Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.1, 4.4, 4.5 and 12.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.6(d).
          (c) Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural Person or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 12.6 that affects such Participant. Subject to subsection (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.1, 4.4 and 4.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.6(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. If any Lender sells participations, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Loan (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by Borrowers and the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.1 or 4.4, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.1 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 4.1(e) as though it were a Lender.
          (f) Pledges to the Federal Reserve Board. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Other Pledges. Notwithstanding any other provision hereof, any Lender may pledge (a “Pledge”) its Note and its interest hereunder and in and to the other Loan Documents to any entity (other than a Borrower or a Principal or an Affiliate of a Borrower or a Principal) that has extended credit (including by means of a repurchase arrangement) to such Lender and that is either a Qualified Institutional Lender or a financial institution whose long-term unsecured debt is rated “A” (or the equivalent) or better by each Rating Agency (a “Loan Pledgee”), on terms and conditions set forth in this Section 12.6(g), it being further agreed that a financing that is secured by such Lender’s Note and such Lender’s interest in the Loan and is structured as a repurchase (or similar) arrangement shall qualify as a “Pledge” hereunder; provided that a Loan Pledgee that is not a Qualified Institutional Lender may not take title to the pledged Note without a Administrative Agent’s prior written consent. The Lenders hereby agree that effective upon receipt of written notice from the pledging Lender to the Administrative Agent that a Pledge has been effected (including the name and address of the applicable Loan Pledgee): (i) no amendment, modification, waiver or termination of this Agreement shall be effective against such Loan Pledgee without the written consent of such Loan Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) Administrative Agent shall give to such Loan Pledgee copies of any notice of default under this Agreement simultaneously with the giving thereof to the pledging Lender and for a period of ten (10) days after the giving of such notice shall accept any cure thereof by such Loan Pledgee that such pledging Lender has the right to effect hereunder, as if such cure were made by such pledging Lender; and (iii) Administrative Agent shall deliver to Loan Pledgee such estoppel certificate(s) as Loan Pledgee shall reasonably request, provided that any such certificate(s) shall be in a form reasonably satisfactory to Administrative Agent; and (iv) upon written notice (a “Redirection Notice”) to Administrative Agent by such Loan the other Participant Pledgee that the pledging Lender is in default, beyond any applicable cure periods, under the credit or other agreements relating to such Pledge (which notice need not be joined in or confirmed by the pledging Lender), the Loan Pledgee shall be entitled to receive any payments that the pledging Lender would otherwise be obligated to receive from time to time pursuant to this Agreement. Any pledging Lender unconditionally and absolutely releases Administrative Agent and each other Lender from any liability to the pledging Lender on account of Administrative Agent’s or another Lender’s Participant’s compliance with any Redirection Notice that it believes to have been delivered by a Loan Pledgee. A Loan Pledgee shall be permitted to exercise fully its rights and remedies against the pledging Lender (and accept an assignment in lieu of foreclosure as to the pledged Note), in accordance with applicable law and this Agreement. In such event, Administrative Agent and the other Lenders shall recognize such Loan Pledgee (and any future transferee (other the Borrowers, the Principals or any Affiliate of any of the Borrowers or any of the Principals) that is also a Qualified Institutional Lender) as the successor to the pledging Lender’s rights, including at a foreclosure sale, remedies and obligations under this Agreement. The rights of any Loan Pledgee shall remain in effect unless and until such Loan Pledgee shall have notified the Administrative Agent and the other Lenders Participants in writing that such Loan Pledgee’s interest in the Pledged Note has terminated.

          (h) Pledges to Commercial Paper Conduits. Notwithstanding any provisions herein to the contrary, each Lender shall have the right to grant a security interest in its Note and its interest hereunder to a commercial paper conduit (a “Conduit”), notwithstanding that such Conduit is not a Qualified Institutional Lender, if the following conditions are satisfied:
     (i) The loan (the “Conduit Inventory Loan”) made by the Conduit to such Lender will require a third party (the “Conduit Credit Enhancer”) to provide credit enhancement to securities issued by the Conduit;
     (ii) The Conduit Credit Enhancer will be a Qualified Institutional Lender;
     (iii) The Conduit Credit Enhancer and the Conduit agree in writing that, if such Lender defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by such Lender, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit; and
     (iv) Unless the Conduit is then a Qualified Institutional Lender, the Conduit acknowledges in writing that it will not, without the written consent of Administrative Agent (or, following the Securitization Date, without obtaining a Rating Agency Confirmation), have any greater right to acquire the interest in the pledged Note, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Institutional Lender at a foreclosure sale conducted by a Loan Pledgee.
          (i) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     12.7 Treatment of Certain Information; Confidentiality. Subject to Administrative Agent’s rights and the Lenders’ rights under Article XIV, each of Administrative Agent and Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrowers and their obligations, (g) with the consent of Borrowers, (h) in connection with any Secondary Market Transaction contemplated under Article XIV, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or

(ii) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Borrowers.
          For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          Each of Administrative Agent and Lenders acknowledge that (a) the Information may include material non-public information concerning Borrowers or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
     12.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrowers or any of them may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify Borrowers and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     12.9 Exculpation. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no present or future Constituent Member (as hereinafter defined) in any Borrower or Fee Owner, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in any Borrower or any Fee Owner or of or in any Person that is or becomes a Constituent Member in any Borrower or any Fee Owner, shall have any personal or other liability, directly or indirectly, under or in connection with the Loan Documents, except as may occur by virtue of such Person becoming a successor to any Borrower or any Fee Owner pursuant to, in respect of the Borrower, Section 12.6(a) or in respect of any Fee Owner, as a result of any merger, consolidation or sale permitted under the Loan Documents. Administrative Agent and each Lender each, on behalf of itself and its respective successors and assigns, hereby waives any and all such personal or other liability. The term “Constituent Member,” as used herein, shall mean any direct partner or member in any Borrower or any Fee Owner and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities, is a partner or member in any Borrower or any Fee Owner Notwithstanding anything to the contrary contained in the Loan Documents, neither the negative capital account of any Constituent Member in any Borrower or any Fee Owner nor any obligation of any Constituent Member in any Borrower or any Fee Owner to restore a negative capital account or to contribute or loan capital to any Borrower or Fee Owner or to any other Constituent Member in any Borrower or any Fee Owner shall at any time be deemed to be the property or an asset of Borrower or Fee Owner (or any such other Constituent Member) and neither any Borrower, any Fee Owner nor any of their respective successors or assigns shall have any right to collect, enforce or proceed against any Constituent Member with respect to any such negative capital account or obligation to restore, contribute or loan. Nothing contained in this Section 12.9 shall apply to, or be deemed to be a release or exculpation from liability of, (a) any general partner of any Borrower or any Fee Owner, and (b) any Guarantor or any other Person who executes, or is required by any Loan Document to execute, a Guaranty or the Environmental Indemnity.
          (a) Except as otherwise provided in this Section 12.9 and comparable provisions in the Security Instruments or in the other Loan Documents, Lender shall not enforce the liability and obligation of any Borrower or Affiliates of any Borrower to perform and observe the obligations contained in this Agreement, the Note or the Security Instruments by any action or proceeding wherein a money judgment shall be sought against such Borrower or any of such Borrower’s Affiliates, except that Lender may bring a foreclosure action, action for specific performance or other appropriate action or proceeding to enable Lender to enforce and realize upon this Agreement, the Note, the Security Instruments, the other Loan Documents, and the interest in the Properties, the Rents and any other Collateral created by this Agreement, the Note, the Security Instruments and the other Loan Documents; provided, however, that any judgment in any such action or proceeding shall be enforceable against Borrowers only to the extent of Borrowers’ interests in the Properties, in the Rents and in any other Collateral. Lender, by accepting this Agreement, the Note and the Security Instruments, agrees that it shall not, except as otherwise provided in this Section 12.9 and comparable provisions in the Security Instruments, sue for, seek or demand any deficiency judgment against Borrowers or any Affiliates of any of the Borrowers in any such action or proceeding, under or by reason of or under or in connection with this Agreement, the Note, the Security Instruments or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by this Agreement, the Note, the Security Instruments or the other Loan Documents; (ii) impair the right of Lender to name one or more of the Borrowers as a party defendant in any action or suit for judicial foreclosure and sale under the Security Instruments; (iii) except as set forth in this Section 12.9, affect the validity or enforceability of any indemnity (including, without limitation, the Environmental Indemnity), guaranty (including, without limitation, the Guaranty), master lease or similar instrument made in connection with this Agreement, the Note, the Security Instruments, or the other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) except as set forth in this Section 12.9, impair the enforcement of the Assignment of Leases; (vi) impair the right of Lender to enforce the provisions of Section 10.2 of the Security Instruments or Sections 6.8, 6.27, 7.9 and 8.17 hereof; or (vii) impair the right of Lender to obtain a deficiency judgment or other judgment on the Note against one or more of the Borrowers to the extent necessary to (A) preserve or enforce its rights and remedies against any Collateral Property, or (B) obtain any Insurance Proceeds or Awards to which Lender would otherwise be entitled under the terms of this Agreement or the Security Instruments; provided, however, Lender shall only enforce such judgment to the extent of the Insurance Proceeds and/or Awards.
          (b) Notwithstanding the provisions of this Section 12.9 to the contrary, Borrowers shall be personally liable to Lender for Losses Lender incurs to the extent due to:
     (i) fraud or material misrepresentation in connection with the execution and the delivery of this Agreement, the Note, the Security Instrument, or the other Loan Documents;

     (ii) any Borrower’s misapplication or misappropriation of Rents received by any Owner or any Operating Lessee after the occurrence of an Event of Default;
     (iii) any Borrower’s misapplication or misappropriation of Security Deposits or Rents collected more than thirty (30) days in advance;
     (iv) any Borrower’s misapplication or the misappropriation of Insurance Proceeds or Awards;
     (v) any Borrower’s failure to pay Taxes, Other Charges, charges for labor or materials or other Taxes or charges imposed upon any Borrower, any Guarantor or any Affiliate (including FelCor Trust) that can create Liens on the Collateral;
     (vi) any Borrower’s failure to return or to reimburse Lender for all Personal Property taken from any Properties by or on behalf of such Borrower and not replaced with Personal Property of comparable utility and value;
     (vii) any act of intentional waste or arson to the Collateral by any Borrower, Principal or any Affiliate or thereof or by any Guarantor;
     (viii) any fees or commissions paid by any Borrower to any Principal or any Affiliate of any Borrower, any Principal or any Guarantor in violation of the terms of this Agreement, the Note, the Security Instruments or the other Loan Documents;
     (ix) any Borrower’s failure to comply with the provisions of Sections 6.37 and 7.18 of this Agreement;
     (x) any Loss resulting from a Casualty due to one or more Borrower’s failure to obtain the insurance required pursuant to Section 9.1;
     (xi) Borrowers’ default under Section 7.10 hereof (after ten (10) Business Days prior written notice to Borrowers);
     (xii) Borrowers’ failure to make any FF&E True-Up Payment as when due in accordance with Section 13.2;
     (xiii) Borrowers’ failure to pay or to cause the applicable Embassy Manager(s) to pay to Administrative Agent the Quarterly Budgeted Amount Adjustment, or Borrowers’ failure to pay any Lockbox Leakage, in each case, in accordance with Section 3.6(c); provided, however, that Administrative Agent agrees that Borrowers shall not be liable under this clause (xiii) for the failure of a Manager to remit to the Lockbox Account the Quarterly Budgeted Amount Adjustment, so long as Borrowers have directed such Manager in writing to pay such sums to the Lockbox Account and Borrowers are using commercially reasonable efforts to cause such Manager to remit such sums;
     (xiv) Borrowers’ failure to deposit, or to cause the applicable Manager to deposit, any all amounts received on account of the Sheraton Society Hill Letter Agreement into the applicable Property Account; provided, however, that Administrative Agent agrees that Borrowers shall not be liable under this clause (xiv) for the failure of a Manager to remit such sums to the applicable Property Account, so long as Borrowers have directed such Manager in writing to pay such sums to the applicable Property Account and Borrowers are using commercially reasonable efforts to cause such Manager to remit such sums;
     (xv) the failure of the lessor under the Sheraton Burlington Parking Lease to recognize Sheraton Owner SPE as the lessee thereunder as a result of one (1) of more prior lessee’s failure to comply with the Reciprocal Right of Refusal provisions set forth in Section 7 of the Sheraton Burlington Parking Lease; and
     (xvi) Borrowers’ failure to obtain (in accordance with Section 7.25) a modification of the Sheraton Burlington Parking Lease providing to Administrative Agent (and any other holder of the Loan or any interest therein) and to any future leasehold mortgagee with respect to the Sheraton Burlington Parking Lease customary leasehold mortgagee protection provisions, including without limitation, notice and cure rights in connection with defaults occurring under the Sheraton Burlington Parking Lease, the right to foreclose the lien of the leasehold mortgage and to succeed to the rights of the tenant under the Burlington Parking Lease, attornment rights, leasehold mortgagee’s right to enter into a replacement lease (on identical terms as those set forth in the Sheraton Burlington Parking Lease) upon any termination of the Sheraton Burlington Parking Lease, including in connection with a rejection of the Sheraton Burlington Parking Lease in any Insolvency Proceeding, and mortgagee’s right to exercise on behalf of the tenant under the Sheraton Burlington Parking Lease any renewal options and purchase rights contained therein, and such other leasehold mortgagee protection rights as are consistent with customary and prudent lender practices.
          (c) Notwithstanding the foregoing, the agreement of Lender not to pursue recourse liability as set forth in subsection (a) above SHALL BECOME NULL AND VOID and shall be of no further force and effect and the obligation to repay the Obligations shall become a personal recourse obligation of Borrowers in the event that one or more of the following occurs (each, a “Full Recourse Event”): (i) if any Borrower’s or any Principal’s default under Section 6.34 or Section 6.47 hereof (such that such failure was considered by a court as a factor in the court’s finding for a consolidation of the assets of one ore more of the Borrowers or one or more of the Principals with the assets of another Person) or any Transfer in violation of the provisions of Section 8.19 hereof or Article 7 of the Security Instruments, or (ii) if any Collateral Property or any part thereof shall become an asset, or if any Borrower, any Principal or any Ground Lessor shall be a debtor, in (A) a voluntary bankruptcy or insolvency proceeding or (B) an involuntary bankruptcy or insolvency proceeding commenced by any Person (other than Lender) and, with respect to such involuntary proceeding, one or more of the Borrowers or the Principals consents or fails to object to such proceedings), or if one or more of the Borrowers, Principals or Ground Lessors, has acted in concert with, colluded or conspired with the party to cause the filing of such involuntary proceeding.
          (d) Nothing herein shall be deemed to be a waiver of any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provision of the Bankruptcy Code to file a claim against one or more of the Borrowers or one or more of the Principals for the full amount of the indebtedness secured by the Security Instruments or to require that all Collateral shall continue to secure all of the indebtedness owing to Lender in accordance with this Agreement, the Note, the Security Instruments and the other Loan Documents.
     12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If

Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loan or, if it exceeds such unpaid principal, refunded to Borrowers. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     12.11 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     12.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
     12.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     12.14 [Intentionally Omitted.
     12.15 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT AND (EXCEPT AS MAY BE OTHERWISE PROVIDED THEREIN) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH

OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. EACH BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     12.16 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     12.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrowers and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower or any of their respective Affiliates, or any other Person and (B) Administrative Agent does not have any obligation to Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrowers and their respective Affiliates, and Administrative Agent does not have any obligation to disclose any of such interests to Borrowers or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
     12.18 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.
     12.19 Time of the Essence. Time is of the essence of the Loan Documents.
     12.20 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     12.21 Sheraton Burlington Operating Lessee. Notwithstanding anything contained herein to the contrary, Administrative Agent and Lenders hereby acknowledge and agree that Sheraton Burlington Operating Lessee is joining in this Agreement solely for the purposes of making the representations and covenants set forth herein, and that Sheraton Burlington Operating Lessee shall in no event be liable to the Lenders for the repayment of the Loan.
     12.22 Contribution.
          (a) To the extent that a payment is made on the Obligations by a Borrower pursuant to a Co-Borrower Obligation (a “Co-Borrower Payment”), which, taking into account all other Co-Borrower Payments then previously or concurrently made by or attributable to any other Borrower, exceeds the amount of the Co-Borrower Payment which otherwise would have been made by or attributable to such Borrower if each such Borrower had paid the aggregate Obligations satisfied by such Co-Borrower Payments in the same proportion as such Borrower’s Allocable Amount in effect immediately prior to such Co-Borrower Payment bore to the aggregate Allocable Amounts of all such Borrower in effect immediately prior to such Co-Borrower Payment, then such Borrower shall be entitled to contribution and indemnification from, and to be reimbursed by, the other Borrower for the amount of such excess, pro rata based upon its respective Allocable Amounts in effect immediately prior to such Co-Borrower Payment (and such obligations of one Borrower to another are herein referred to as the “Contribution Obligations”).
          (b) This provisions of this Section 12.22 are intended only to define the relative rights of Borrowers, and nothing set forth in this Section 12.22 are intended to or shall impair the obligations of any Borrower to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement. Borrowers acknowledge that the rights of contribution and indemnification hereunder shall constitute assets in favor of Borrower to which such contribution and indemnification is owing. Each Borrower hereby postpones and subordinates payment of all the Contribution Obligations, and makes all the Contribution Obligations subject in right of satisfaction, payment and performance, to the full and absolute payment of the Loan and any other Obligations.
          (c) Until the date that is one (1) year and one (1) day after the date that all of the Obligations have been paid and satisfied in full none of the Borrowers shall (a) assert, collect, sue upon, or enforce all or any part of the Contribution Obligations; (b) commence or join with any other creditors of any Borrower in commencing any bankruptcy, reorganization, receivership or insolvency proceeding against any other Borrower; (c) take, accept, ask for, sue for, receive, set off or demand any payments upon the Contribution Obligations; or (d) take, accept, ask for, sue for, receive, demand or allow to be created liens, security interests, mortgages, or pledges of or with respect to any of the assets of a Borrower in favor of or for the benefit of the any other Borrower.
          (d) Each Borrower agrees that in the event of any bankruptcy, insolvency, arrangement, reorganization or receivership proceeding relating to any other Borrower, the following shall apply:
     (i) In any such proceeding Administrative Agent may, and is hereby irrevocably authorized and empowered (in its own name or in the name of the said Borrower) but shall have no obligation to: demand, sue for, collect and receive every payment or distribution in respect of the Contribution Obligations and give acquittance therefor; and file claims and proofs of claims and take such other action (including, without limitation, voting the Contribution Obligations and approving or objecting to a plan of reorganization) as Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of Administrative Agent under this Agreement.
     (ii) In any such proceeding, each Borrower will duly and promptly take such action as Administrative Agent may request to (i) collect for the account of Administrative Agent the Contribution Obligations and to file appropriate claims or proofs of claim with respect thereto; and (ii) execute and deliver to Administrative Agent such powers of attorney, assignments or other instruments as Administrative Agent may request in order to enable it to enforce any and all claims with respect to the Contribution Obligations.
ARTICLE XIII
RESERVE FUNDS
     13.1 Tax Escrow Fund. On the Closing Date, and on each Payment Date thereafter, Borrowers shall pay to Administrative Agent a sum equal to one-twelfth (1/12) of the Real Estate Taxes budgeted in the Approved Annual Budget in order to accumulate with Administrative Agent sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates (said amount, the “Tax Escrow Fund,” and the account in which the Tax Escrow Fund is held shall hereinafter be referred to as the “Tax Reserve Account.”). Administrative Agent will apply the Tax Escrow Fund to payments of Taxes required to be made by Borrowers pursuant to Section 9.1 hereof. In making any payment relating to the Tax Escrow Fund, Administrative Agent may do so according to any actual bill or statement procured from the appropriate public office (with respect to Real Estate Taxes), without inquiry into the accuracy of such bill or statement or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Borrowers agree to notify Administrative Agent promptly of any changes, to any Borrowers’ knowledge, to the amounts, schedules and instructions for payment of any Real Estate Taxes and authorizes Administrative Agent or its agent to obtain the bills for Real Estate Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Escrow Fund and no Event of Default exists, Administrative Agent shall pay the Real Estate Taxes as they become due on their respective due dates on behalf of Borrowers by applying the Tax Escrow Funds to the payment of such Real Estate Taxes (taking into account any lawful extensions of the time to pay the same obtained by Borrowers and of which Borrowers have provided Administrative Agent with reasonable advance notice together with evidence reasonably satisfactory to Administrative Agent thereof). If the amount of the Tax Escrow Fund shall exceed the amounts due for Real Estate Taxes, Administrative Agent shall credit such excess against future payments to be made to the Tax Escrow Fund. Any amount remaining in the Tax Escrow Fund (including interest earned) after the Obligations have been paid in full shall be immediately returned to Borrowers. If at any time Administrative Agent reasonably determines that the Tax Escrow Fund is not or will not be sufficient to pay Real Estate Taxes by the dates set forth above in this Section 13.1, Administrative Agent shall notify Borrowers of such determination and Borrowers shall increase the monthly payments to Administrative Agent by the amount that Administrative Agent reasonably estimates is sufficient to make up the deficiency at least ten (10) Business Days prior to the due date of the Real Estate Taxes.
     13.2 FF&E Reserve Fund.
          (a) Deposits to FF&E Reserve Fund. During each calendar year, each Borrower shall spend not less than three percent (3%) of the Gross Receipts from Operations from its respective Collateral Property on FF&E Expenditures for such Collateral Property. Additionally, Borrowers agree that, during each calendar year, Borrower shall spend, in the aggregate (inclusive of the FF&E Expenditures spending requirement set forth in the immediately preceding sentence), not less than four percent (4%) of the aggregate Gross Receipts from Operations from all of the Collateral Properties received during such calendar year on FF&E Expenditures for such Collateral Properties. If, with respect to any calendar year, any Borrower shall have spent less than three percent (3%) of the Gross Receipts from Operations from its respective Collateral Property on FF&E Expenditures for such Collateral Property, or if Borrowers shall have in the aggregate spent less than four percent (4%) of the Gross Receipts from Operations from the Collateral Properties on FF&E Expenditures for the Collateral Properties, Borrowers shall, within forty-five (45) days following the end of such calendar year, deposit with Administrative Agent an amount equal to the FF&E True-Up Amount (such deposit, an “FF&E True-Up Payment”). Administrative Agent shall separately account for the aggregate amount of FF&E True-Up Payments made by particular Borrowers, and Administrative Agent shall track withdrawals made by each of the Borrowers from the FF&E Reserve Fund and shall keep a record of the current balances, if any, of each Borrower in the FF&E Reserve Fund. Additionally, during any Lockbox Period, Borrowers shall deposit (or if there are sufficient funds on deposit in the Lockbox Account, Administrative Agent shall, in accordance with Section 3.6(b), remit from the Lockbox Account) on each Payment Date the sum equal to four percent (4%) of the Gross Receipts from Operations from all of the Collateral Properties received during the month prior to the calendar month immediately preceding such Payment Date. Funds received by Administrative Agent pursuant to this Section 13.2 shall be held by Administrative Agent for costs and expenses of Borrowers related to FF&E Expenditures subsequent to the date of deposit. All such amounts so deposited shall hereinafter be referred to as the “FF&E Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “FF&E Reserve Account.”
          (b) Withdrawal of FF&E Reserve Funds. Provided no Event of Default shall have occurred that remains uncured, Administrative Agent shall make disbursements from the FF&E Reserve Fund for costs and expenses of Borrowers related to FF&E obligations incurred by Borrowers. As a condition for a Borrower to request a disbursement of funds from the FF&E Reserve Fund to pay for

FF&E Expenditures, such Borrower must provide evidence reasonably acceptable to Administrative Agent that during the calendar year in question such Borrower has theretofore incurred and paid in full for FF&E Expenditures in an aggregate amount equal to or greater than four percent (4%) of the Gross Receipts from Operations from such Borrower’s respective Collateral Property received during such calendar year. Withdrawals from the FF&E Reserve Funds shall be available for FF&E Expenditures in addition to the initial expenditures in the amount of four (4%) of Gross Receipts from Operations. Each request for a withdrawal from the FF&E Reserve Fund shall certify the FF&E Expenditures for which such request is being made. If the items are set forth in the Approved Annual Budget, then provided that no Event of Default exists, Administrative Agent shall disburse the requested funds to the applicable Borrower up to the amount of such Borrower’s then current balance in the FF&E Reserve Fund. Proposed FF&E Expenditures for items and not set forth in the Approved Annual Budget shall be subject to Administrative Agent’s approval in Administrative Agent’s reasonable discretion. Provided no Event of Default shall have occurred that remains uncured, Administrative Agent shall make disbursements as requested by Borrowers on a monthly basis upon delivery by Borrowers of a payment detail in the form attached as Exhibit G, and, if required by Administrative Agent for requests in excess of $100,000 for a single item, and, if available, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Administrative Agent may require an inspection of the applicable Collateral Properties at Administrative Agent’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000 for any single item for which reimbursement is sought.
     13.3 Required Repair Reserve.
          (a) Deposits to the Required Repair Reserve. On the Closing Date, Borrowers shall deposit with Administrative Agent the sum of $332,411, which is an amount equal to the estimated costs of performing the Required Repairs (as set forth in Schedule 9.5). Amounts so deposited shall hereinafter be referred to as the “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Required Repair Account.”
          (b) Release of Required Repair Funds. Provided no Event of Default shall have occurred that remains uncured, Administrative Agent shall make disbursements from the Required Repair Fund for costs and expenses of Borrowers to reimburse Borrowers for the cost incurred in performing the Required Repairs. Each request for a withdrawal from the Required Repair Fund shall certify the particular item(s) from Schedule 9.5 to which such draw request relates. Provided that no Event of Default exists, Administrative Agent shall disburse the requested funds to the applicable Borrower in accordance with the terms of this clause (b) up to the amount of such Borrower’s then current balance in the Required Repair Fund. Provided no Event of Default shall have occurred that remains uncured, Administrative Agent shall make disbursements as requested by Borrowers on a monthly basis upon delivery by Borrowers of a payment detail in the form attached as Exhibit G, and, if required by Administrative Agent for requests in excess of $100,000 for a single item, and, if available, lien waivers and releases from all parties furnishing materials and/or services in connection with the requested payment. Administrative Agent may require an inspection of the applicable Collateral Properties at Administrative Agent’s expense prior to making a monthly disbursement in order to verify completion of improvements in excess of $25,000 for any single item for which reimbursement is sought. Administrative Agent shall not be required to make more than one disbursement from the Required Repair Fund during each calendar month. As a condition to disbursing any funds from the Required Repair Fund, Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that the Required Repairs at such Collateral Property to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers. Administrative Agent shall not be required to make disbursements from the Required Repair Account with respect to any Collateral Property unless such requested disbursement is in an amount greater than

$10,000 (or a lesser amount if the total amount in the Required Repair Account is less than $10,000, in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 13.3(b).
     13.4 [Intentionally Omitted].
     13.5 Environmental Remediation Reserve.
          (a) Deposit. On the Closing Date, Borrowers shall deposit with Administrative Agent the sum of $180,000, which is an amount equal to the estimated costs of performing certain environmental remediation, which funds shall be held as additional collateral for the Loan and shall be disbursed to Borrowers as in accordance with Section 13.5(b). Amounts so deposited shall hereinafter be referred to as the “Environmental Remediation Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as the “Environmental Remediation Reserve Account.”
          (b) Release of Environmental Remediation Reserve Funds. Administrative Agent shall disburse to Borrowers the Environmental Remediation Reserve Funds from the Environmental Remediation Reserve Account from time to time, but not more frequently than once in any thirty (30) day period, as follows:
     (i) Administrative Agent shall disburse to Borrowers $100,000 of the Environmental Remediation Reserve Funds upon Administrative Agent’s receipt of written confirmation from Administrative Agent’s Consultant that Administrative Agent’s Consultant, in its sole and absolute discretion: (a) is satisfied with the results of reviewing documents about an underground storage tank that is the basis for the Embassy Cypress Creek Property being on the database of Florida leaking petroleum storage tanks (“Sheraton Cypress Creek Tank”), and (b) determines that no further action, other than monitoring groundwater, is necessary in connection with the Sheraton Cypress Creek Tank.
     (ii) Administrative Agent shall disburse to Borrowers $50,000 of the Environmental Remediation Reserve Funds upon Administrative Agent’s receipt of written confirmation from Administrative Agent’s Consultant stating that Administrative Agent’s Consultant: (a) in its sole and absolute discretion, is satisfied that monitoring wells on the Sheraton Cypress Creek Property have been properly closed, or (b) has received and reviewed a letter issued by a government environmental agency in the State of Florida stating that no further action is needed with regard to the Sheraton Cypress Creek Tank.
     (iii) Administrative Agent shall disburse to Borrowers $15,000 of the Environmental Remediation Reserve Funds upon Administrative Agent’s receipt of written confirmation from Administrative Agent’s Consultant stating that Administrative Agent’s Consultant, in its sole and absolute discretion, has determined that no further action is needed with regard to the Sheraton Burlington Tanks.
     (iv) Administrative Agent shall disburse to Borrowers $15,000 of the Environmental Remediation Reserve Funds upon Administrative Agent’s receipt of written confirmation from Administrative Agent’s Consultant stating that Lender’s Consultant has received and verified a letter from an environmental agency in the State of Vermont stating that no further action is needed with regard to Sheraton Burlington Tanks.

     13.6 Reserve Funds, Generally.
          (a) Borrowers grant to the Secured Parties a first priority perfected security interest in each of the Reserve Funds and in each of the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Obligations. Until expended or applied in accordance herewith, the Reserve Funds and the Reserve Accounts shall constitute additional security for the Obligations. Upon the occurrence and during the existence of an Event of Default, Administrative Agent may, in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in any or all of the Reserve Accounts to the payment of the Obligations in any order in its sole discretion. The Reserve Funds may not be commingled with other monies held by Administrative Agent; provided, however, that from and after any Securitization the Reserve Funds may be maintained by the servicer under such Securitization and such funds may be commingled with other funds held by such servicer.
          (b) Borrowers shall not, without obtaining the prior consent of Administrative Agent, further pledge, assign or grant any security interest in any Reserve Account, Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming the Secured Parties as the secured party, to be filed with respect thereto.
          (c) The Reserve Funds shall each be held in an Eligible Account. Borrowers shall be entitled to the earnings or interest on the Reserve Funds. The Reserve Funds shall bear interest at the thirty (30) day money market rate offered by the bank used by Administrative Agent for escrow deposits, and shall be held and released by Administrative Agent, and used by Borrowers, in accordance with the terms and conditions of this Agreement. All interest or other earnings on any of the Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in such Reserve Funds. All interest or other income in connection with the deposit or placement of such funds, less the servicing fee, shall be reported under Borrower’s tax identification number, and shall only be disbursed as set forth in this Agreement. Administrative Agent shall instruct its servicer to provide to Borrowers monthly account statements on each Reserve Fund sharing such earned interest or income.
          (d) Borrowers shall indemnify Administrative Agent and hold Administrative Agent harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Administrative Agent, servicer, their respective agents or employees. Borrowers shall collaterally assign to Administrative Agent all rights and claims Borrowers may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
ARTICLE XIV
SPECIAL PROVISIONS
     14.1 Sale of Notes and Secondary Market Transaction ; Syndication.
          14.1.1 Cooperation. (a) Borrowers shall, at the request of Administrative Agent, in connection with one or more sales or assignments of one or more of the Notes or participations therein (including, without limitation, any Syndication) or securitizations of rated single or multi-class securities

(the “Securities”) secured by or evidencing ownership interests in the Notes and the Mortgage (each such sale, assignment, Syndication, participation and/or securitization, a “Secondary Market Transaction”): (a) (i) provide such financial and other information with respect to the Collateral Properties, Borrowers and its Affiliates, Manager and any tenants of the Collateral Properties, (ii) provide business plans and budgets relating to the Collateral Properties and (iii) perform or permit or cause to be performed or permitted such site inspection, appraisals, surveys, market studies, environmental reviews and reports, engineering reports and other due diligence investigations of the Collateral Properties, as may be reasonably requested from time to time by Administrative Agent or as may be necessary or appropriate in connection with a Secondary Market Transaction or Exchange Act requirements (the items provided to Administrative Agent pursuant to this paragraph (a) being called the “Provided Information”), together, if customary, with appropriate verification of and/or consents to the Provided Information through reliance letters of auditors or accountants, acceptable to Administrative Agent; (b) at Borrower’s expense, cause counsel to deliver for each Borrower subject to the SPE Requirements set forth in Section 6.34, (i) a bankruptcy non-consolidation opinion letter (the “Insolvency Opinion”) addressed to Administrative Agent and each Lender and in form and substance and issued by Akin Gump Strauss Hauer & Feld LLP, or another law firm satisfactory to Administrative Agent, and (ii) an opinion of counsel from Richards Layton & Finger, PA (“RLF”), or another Delaware counsel acceptable to Administrative Agent, opining as to the enforceability under federal bankruptcy laws of the provisions of the organizational documents of the Persons subject to the SPE Requirements relating to the mechanics of voluntary bankruptcy filings, (c) at Administrative Agent’s expense, (i) updates of the opinions dated as of the date hereof issued by RLF, or another Delaware counsel acceptable to Administrative Agent, opining as to the enforceability of the organizational documents of the single-member entities subject to the SPE Requirements, and (ii) any other opinions previously delivered to Administrative Agent in connection with the closing of the Loan with respect to the Collateral Properties, Borrowers and its Affiliates, which counsel and opinions shall be reasonably satisfactory to Administrative Agent; and (d) execute such amendments to the Loan Documents and Borrowers’ organizational documents, as may be requested by Administrative Agent or the Rating Agencies or otherwise to effect a Secondary Market Transaction, provided that nothing contained in this subsection (d) shall have an effect on the Maturity Date or the Applicable Interest Rate or cause the modification of any other terms and conditions of the Loan in a manner which would materially and adversely affect Borrowers. Other than those expenses set forth in this Section 14.1, any Secondary Market Transaction shall be at no cost whatsoever to Borrowers.
          (b) Borrowers acknowledge that Administrative Agent may syndicate a portion of the Loan to one or more lenders (the “Syndication”) and in connection therewith, Borrowers will take all reasonable actions as Administrative Agent may reasonably request to assist Administrative Agent in its Syndication effort. Without limiting the generality of the foregoing and of Section 14.1.1(a), Borrowers shall, at the request of Administrative Agent (i) facilitate the review of the Loan and the Collateral Properties by any prospective lender; (ii) deliver updated information on Borrowers and the Collateral Properties; (iii) make representatives of Borrowers available at reasonable times and upon reasonable notice to meet with prospective lenders at tours of the Collateral Properties and bank meetings; (iv) facilitate direct contact between the senior management and advisors of Borrowers and any prospective lender; and (v) provide Administrative Agent with all information reasonably deemed necessary by it to complete the Syndication successfully. Borrowers agree to take such further action, in connection with documents and amendments to the Loan Documents, as may reasonably be required to effect such Syndication.
          14.1.2 Use of Information. Borrowers understand that all or any portion of the Provided Information and the Required Records may be included in disclosure documents in connection with a Secondary Market Transaction, including a prospectus or private placement memorandum (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers or other parties relating to the Secondary Market Transaction. If the Disclosure Document is required to be revised, Borrowers shall cooperate with Administrative Agent in updating the Provided Information or Required Records for inclusion or summary in the Disclosure Document or for other use reasonably required in connection with a Secondary Market Transaction by providing all current information pertaining to Borrowers, Manager and the Collateral Properties necessary to keep the Disclosure Document accurate and complete in all material respects with respect to such matters.
          14.1.3 Borrowers Obligations Regarding Disclosure Documents. In connection with a Disclosure Document, Borrowers shall: (a) if requested by Administrative Agent, certify in writing that Borrowers have carefully examined those portions of such Disclosure Document, pertaining to Borrowers, the Collateral Properties and the Loan (the “Relevant Portions”), and that, as of the date of such certificate, such portions do not to Borrowers’ actual knowledge contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (except to the extent specified by Borrowers if Borrowers do not agree with the statements therein); and (b) indemnify (in a separate instrument of indemnity, if so requested by Administrative Agent) (i) any underwriter, syndicate member or placement agent (collectively, the “Underwriters”) retained by Administrative Agent or its issuing company affiliate (the “Issuer”) in connection with a Secondary Market Transaction, (ii) Administrative Agent and (iii) the Issuer that is named in the Disclosure Document or registration statement relating to a Secondary Market Transaction (the “Registration Statement”), and each of the Issuer’s directors, each of its officers who have signed the Registration Statement and each person or entity who controls the Issuer or the Administrative Agent within the meaning of Section 15 of the Securities Act or Section 30 of the Exchange Act (collectively within (iii), the “Fortress Group”), and each of its directors and each person who controls each of the Underwriters, within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities arising out of third party claims (the “Liabilities”) to which Administrative Agent, the Fortress Group or the Underwriter Group may become subject (including reimbursing all of them for any actual out-of-pocket legal or other expenses actually incurred in connection with investigating or defending the Liabilities) insofar as the Liabilities arise out of or are based upon any untrue statement of any material fact contained in any of the Relevant Portions and in the Provided Information or in any of the applicable portions of such sections of the Disclosure Document that were reviewed and certified by Borrowers in accordance with this Section 14.1.3 applicable to Borrowers, the Collateral Properties or the Loan, or arise out of or are based upon the omission or alleged omission by Borrowers to state therein a material fact required to be stated in the applicable portions of such sections or necessary in order to make the statements in the applicable portions of such sections in light of the circumstances under which they were made, not misleading, provided, however, that Borrowers shall not be required to indemnify Administrative Agent for any Liabilities relating to untrue statements or omissions which Borrowers identified to Administrative Agent in writing at the time of Borrowers’ examination of such Disclosure Document. For purposes of Section 14.1, Borrowers shall be deemed to have certified as accurate any Relevant Portions or Provided Information that Administrative Agent provided to Borrowers and requested that Borrowers review to the extent Borrowers do not respond to such request within ten (10) Business Days of receipt of such Relevant Portions or Provided Information. Borrowers’ obligation to indemnify in respect of any information contained in a preliminary or final registration statement, private placement memorandum or preliminary or final prospectus that is derived in part from information provided by Borrowers and in part from information provided by others unrelated to or not employed by Borrowers shall be limited to any untrue statement or omission of material fact therein that results directly from an error or omission in any information provided by Borrowers or actually known by Borrowers to be incorrect or omitted but in all events only to the extent Borrowers have been given an opportunity to review and comment on all such materials and neither Borrowers nor Guarantor shall have any liability hereunder if Borrowers or Guarantor has commented on said materials in a timely manner and such comments were not incorporated into the applicable materials. Borrowers shall have no responsibility for the failure of any member of the Underwriter Group or any other Person to accurately transcribe written information supplied by Borrowers or to include any portions of the Provided Information.
          14.1.4 Borrowers Indemnity Regarding Filings. In connection with filings under the Exchange Act, Borrowers shall (i) indemnify Administrative Agent, the Fortress Group and the Underwriter Group for any Liabilities to which Administrative Agent, the Fortress Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the omission by Borrowers to state in the Provided Information a material fact required to be stated in the Provided Information in order to make the statements in the Provided Information, in light of the circumstances under which they were made not misleading and (ii) reimburse Administrative Agent, the Fortress Group or the Underwriter Group for any reasonable and actual out-of-pocket legal or other expenses actually incurred by Administrative Agent, the Fortress Group or the Underwriter Group in connection with defending or investigating the Liabilities.
          14.1.5 Indemnification Procedure. Promptly after receipt by an indemnified party under Section 14.1.3 or 14.1.4 of notice of the commencement of any action for which a claim for indemnification is to be made against Borrowers, such indemnified party shall notify Borrowers in writing of such commencement, but the omission to so notify Borrowers will not relieve Borrowers from any liability that it may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to Borrowers. If any action is brought against any indemnified party, and it notifies Borrowers of the commencement thereof, Borrowers will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice of commencement, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party in its discretion. After notice from Borrowers to such indemnified party under this Section 14.1.5, Borrowers shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof, provided, however, if the defendants in any such action include both Borrowers and an indemnified party, and any indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to Borrowers, then the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Borrowers shall not be liable for the expenses of separate counsel unless there are legal defenses available to it that are different from or additional to those available to another indemnified party.
          14.1.6 Contribution. In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 14.1.3 or 14.1.4 is for any reason held to be unenforceable by an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 14.1.3 or 14.1.4, Borrowers shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Fortress Group’s and Borrowers’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances.

          14.1.7 Rating Surveillance Administrative Agent will retain the Rating Agencies to provide rating surveillance services on Securities at no cost to Borrowers.
          14.1.8 Restructuring of Loan. Administrative Agent, without in any way limiting Administrative Agent’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time (and any number of times during the term of the Loan) to require Borrowers to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, and which restructuring may include reallocation of principal amounts of the Loan (including, by way of example, the increase or decrease in the principal amount of the senior note and mortgage securing same, and the corresponding decrease or increase in the principal amounts of the junior note(s) and the security instrument securing same), reallocating the sizing and interest rates of one or more Notes previously issued, or the restructuring of a portion of the Loan into a mezzanine loan (the “New Mezzanine Loan”) to the owners of the direct equity interests in Borrowers, secured by a pledge of such direct equity interests, the establishment of different interest rates and debt service payments for the Loan and the New Mezzanine Loan and the payment of the Loan and the New Mezzanine Loan in such order of priority as may be designated by Administrative Agent; provided, that (a) (i) the total amounts of the Loan and the New Mezzanine Loan shall equal the amount of the Loan immediately prior to the restructuring, (ii) except in the case of an Event of Default under the Loan and/or the New Mezzanine Loan, the weighted average interest rate of the Loan and the New Mezzanine Loan, if any, shall, in the aggregate, equal the interest rate which was applicable to the Loan immediately prior to the restructuring and (iii) except in the case of an Event of Default under the Loan and/or the New Mezzanine Loan, the debt service payments on the Loan and the New Mezzanine Loan shall equal the debt service payment which was due under the Loan immediately prior to the restructuring; provided that any such restructuring carried out after the closing of the Loan shall be at no cost to Borrowers. In addition, in the case of senior and junior notes, except in the case of an Event of Default under the Loan, the weighted average interest rate of the senior and junior notes shall in the aggregate, equal the interest rate which was applicable to the Loan immediately prior the restructuring. Borrowers shall cooperate with all reasonable requests of Administrative Agent in order to restructure the Loan and create the New Mezzanine Loan and shall (A) execute and deliver such documents including, without limitation in the case of the New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine deposit account agreement, (B) cause Borrowers’ counsel to deliver such legal opinions and (C) create such bankruptcy remote borrower under the New Mezzanine Loan as, in the case of each of (A), (B) and (C) above, shall be reasonably required by Administrative Agent and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Administrative Agent and satisfactory to any such Rating Agency, including, without limitation, the severance of this Agreement, the Mortgage and other Loan Documents if requested. In the event Borrowers fails to execute and deliver such documents to Administrative Agent within ten (10) Business Days following such request by Administrative Agent, Borrowers hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrowers ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default if Borrowers fails to comply with any of the terms, covenants or conditions of this Section 14.1.8 after the expiration of fifteen (15) Business Days after notice thereof. Any restructuring or modification of the Loan pursuant to this Section 14.1.8 shall be at Administrative Agent’s sole cost and expense.
          14.1.9 Secondary Market Transaction Financials.
          (a) Borrowers covenant and agree that if, at the time one or more Disclosure Documents are being prepared in connection with a Secondary Market Transaction, Administrative Agent expects that Borrowers alone or Borrowers and one or more of its Affiliates collectively, or the Collateral Properties alone or the Collateral Properties and any other parcel(s) of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Collateral Properties (a “Related Property”) collectively, will be a Significant Obligor, Borrowers shall promptly furnish to Administrative Agent, at Borrower’s sole cost and expense, upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB and meeting the requirements thereof, if the applicable Administrative Agent expects that the principal amount of the Loan, together with any loans made to an Affiliate of Borrowers or secured by a Related Property that is included in a Secondary Market Transaction with the Loan (a “Related Loan”), as of the cut-off date for such Secondary Market Transaction may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Secondary Market Transaction and at any time during which the Loan and any Related Loans are included in a Secondary Market Transaction does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Secondary Market Transaction or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB and meeting the requirements thereof, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Secondary Market Transaction may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Secondary Market Transaction and at any time during which the Loan and any Related Loans are included in a Secondary Market Transaction does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Secondary Market Transaction. Such financial data or financial statements shall be furnished to the applicable Administrative Agent within fifteen (15) Business Days after notice from Administrative Agent in connection with the preparation of Disclosure Documents for the Secondary Market Transaction and (A) not later than thirty (30) days after the end of each fiscal quarter of Borrowers and (B) not later than seventy-five (75) days after the end of each Fiscal Year; provided, however, that Borrowers shall not be obligated to furnish financial data or financial statements pursuant to clauses (A) or (B) of this sentence with respect to any period for which a filing pursuant to the Securities Exchange Act of 1934 in connection with or relating to the Secondary Market Transaction is not required.
          (b) If requested by Administrative Agent, Borrowers shall furnish, or shall cause the applicable lessee to furnish, to Administrative Agent financial data and/or financial statements in accordance with Regulation AB for any lessee of the Collateral Properties if, in connection with a Secondary Market Transaction, Administrative Agent expects there to be, with respect to such lessee or any group of affiliated lessees, a concentration within all of the mortgage loans included or expected to be included, as applicable, in such Secondary Market Transaction such that such lessee or group of affiliated lessees would constitute a Significant Obligor; provided, however, that in the event the related Lease does not require the related lessee to provide the foregoing information, Borrowers shall use commercially reasonable efforts (which shall not include commencing a lawsuit against the related lessee, terminating the related Lease or claiming a default under the related Lease) to cause the applicable lessee to furnish such information.
ARTICLE XV
FUTURE SUBORDINATE FINANCING
     15.1 Permitted Mezzanine Indebtedness. Notwithstanding anything the contrary contained in this Agreement, a “Permitted Equity Transfer” shall also include Transfers in the nature of a pledge by a Mezzanine Borrower (as defined below) of its direct and/or indirect equity interest in any Owner or Fee Owner (but not of any direct interest in any Borrowers or any Collateral Property) to a Permitted Mezzanine Lender as security for a loan to such Mezzanine Borrower (a “Permitted Future Mezzanine Loan”) provided that the following terms and conditions are satisfied:
          (a) no Default or Event of Default shall then exist;

          (b) Administrative Agent shall have received at least forty-five (45) days’ prior written notice of the proposed Permitted Future Mezzanine Loan;
          (c) Administrative Agent shall have approved the Permitted Mezzanine Lender, which consent shall not be unreasonably withheld;
          (d) the aggregate amounts of the Obligations and the Permitted Future Mezzanine Loan (as of the effective date of the Permitted Future Mezzanine Loan) shall not exceed seventy-five percent (75%) of the fair market value of the Collateral Property as determined by an Acceptable Appraisal;
          (e) the Aggregate Debt Service Coverage Ratio is at least 1.20 to 1;
          (f) Borrowers shall not be obligated to repay the Permitted Future Mezzanine Loan nor incur any obligation or liability to the Permitted Mezzanine Lender or any other Person with respect to the Permitted Future Mezzanine Loan, and the terms and conditions of the Permitted Future Mezzanine Loan, the collateral pledged as security therefor, and the documents evidencing the Permitted Future Mezzanine Loan (the “Permitted Future Mezzanine Loan Documents”), shall be reasonably satisfactory to Administrative Agent;
          (g) a new single purpose entity (in compliance with Section 6.34 hereof) shall have been formed (which shall be a “Permitted Equity Transfer”) that will directly or indirectly own 100% of the equity interests in one or more of the Owners or Fee Owners (the “Mezzanine Borrower”), the organizational documents of the applicable Owners or Fee Owners, such Mezzanine Borrower, and their respective constituent owners shall be reasonably satisfactory to Administrative Agent, and Fee Owners and such Mezzanine Borrower shall otherwise satisfy all applicable Rating Agency criteria for single-purpose entities, bankruptcy remoteness, and mezzanine borrowers applicable to the Permitted Future Mezzanine Loan so as not to cause a downgrade of the then current ratings of the Securities or any class thereof;
          (h) the Permitted Future Mezzanine Loan Documents shall provide that (i) Mezzanine Borrower shall not be permitted to prepay or repay all or any portion of the Permitted Mezzanine Loan, unless Borrowers shall simultaneously prepay or repay any equivalent proportion of the Loan, and (ii) Mezzanine Borrower shall not be permitted to prepay or repay all or any portion of the Permitted Mezzanine Loan at any time that an Event of Default exists (under the Loan), unless in connection therewith Borrowers repay the Loan in its entirety, and that if Mezzanine Borrower prepays or repays any portion of a Permitted Mezzanine Loan in violation of the foregoing prohibition any funds received by the Permitted Mezzanine Lender shall be deemed to be held in trust by the Permitted Mezzanine Lender for the benefit of Administrative Agent, and Permitted Mezzanine Lender shall immediately pay any such funds over to Administrative Agent to be applied as a prepayment of the Loan;
          (i) if required by Administrative Agent, Borrowers shall have obtained prior written confirmation from the applicable Rating Agencies that the Permitted Future Mezzanine Loan will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof;
          (j) the Permitted Mezzanine Lender shall have executed and delivered to Administrative Agent an intercreditor agreement acceptable to Administrative Agent in its reasonable discretion, which intercreditor agreement shall incorporate the covenants set forth in clause (h) above in this Section 15.1;

          (k) Borrowers and Guarantor shall have executed such additional Loan Documents and such amendments to and reaffirmations of the existing Loan Documents as Administrative Agent may reasonably require but not to increase the liability or obligations of Borrowers or Guarantor or change the Applicable Interest Rate, debt service due hereunder or the Maturity Date;
          (l) the Permitted Mezzanine Loan shall not be in contravention of the organizational documents of FelCor Trust or FelCor Op, or any agreement or indenture to which FelCor Trust and/or FelCor is a party;
          (m) Administrative Agent shall have received such opinions of counsel to Borrowers as Administrative Agent may reasonably require, in form and content reasonably acceptable to Administrative Agent (including a new non-consolidation opinion);
          (n) Borrowers shall have paid or reimbursed Administrative Agent for all of its costs and expenses (including attorneys’ fees and disbursements, servicer fees and fees and costs of the applicable Rating Agencies) incurred in connection with the foregoing; and
          (o) Notwithstanding anything herein to the contrary, none of Administrative Agent or its respective Affiliates shall have any obligation to provide a Permitted Future Mezzanine Loan or any other financing.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS: FELCOR/CMB BUCKHEAD HOTEL, L.L.C.,
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

FELCOR/CMB MARLBOROUGH HOTEL, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

FELCOR/CMB CORPUS HOLDINGS, L.P.
By:	FelCor/CMB Corpus Hotel, L.L.C.,
its general partner

	By:	/s/ Jeffrey D. Symes
Name: Jeffrey D. Symes
Title: Vice President

FELCOR/CMB ORSOUTH HOLDINGS, L.P.
By:	FelCor/CMB Orsouth Hotel, L.L.C.,
its general partner

	By:	/s/ Jeffrey D. Symes
Name: Jeffrey D. Symes
Title: Vice President

FELCOR/CMB SSF HOLDINGS, L.P.
By:	FelCor/CMB SSF Hotel, L.L.C.,
its general partner

	By:	/s/ Jeffrey D. Symes
Name: Jeffrey D. Symes
Title: Vice President

Signature Page to the Credit Agreement

FELCOR S-4 HOTELS (SPE), L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

DJONT/CMB BUCKHEAD LEASING, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

DJONT/CMB FCOAM, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

DJONT/CMB CORPUS LEASING, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

DJONT/CMB ORSOUTH LEASING, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

DJONT/CMB SSF LEASING, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

FELCOR S-4 LEASING (SPE), L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

Signature Page to the Credit Agreement

FCH/SH LEASING II, L.L.C.
By:	/s/ Jeffrey D. Symes
	Name:	Jeffrey D. Symes
	Title:	Vice President

Signature Page to the Credit Agreement

ADMINISTRATIVE AGENT: FORTRESS CREDIT CORP., a Delaware corporation
By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

INITIAL LENDER: FORTRESS CREDIT CORP., a Delaware corporation
By:	/s/ Constantine M. Dakolias
	Name:	Constantine M. Dakolias
	Title:	President

Signature Page to the Credit Agreement

ACKNOWLEDGED
AND AGREED TO BY:

FEE OWNERS:

FELCOR LODGING LIMITED PARTNERSHIP

By:	FelCor Lodging Trust Incorporated,
its general partner

	By:	/s/ Jeffrey D. Symes

Name: Jeffrey D. Symes
Title: Vice President

FELCOR/CSS HOLDINGS, L.P.

By:	FelCor/CSS Hotels, L.L.C.,
its general partner

	By:	/s/ Jeffrey D. Symes

Name: Jeffrey D. Symes
Title: Vice President

FELCOR/MM S-7 HOLDINGS, L.P.

By:	FelCor/MM S-7 Hotels, L.L.C.,
its general partner

	By:	/s/ Jeffrey D. Symes

Name: Jeffrey D. Symes
Title: Vice President

FCH/PSH, L.P.

By:	FelCor/CSS Hotels, L.L.C.,
its general partner

	By:	/s/ Jeffrey D. Symes

Name: Jeffrey D. Symes
Title: Vice President
Signature Page to the Credit Agreement